      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1996


                                                       REGISTRATION NO. 333-2722
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         ELECTRONIC HAIR STYLING, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                          2844                  68-0301547
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                    ONE LOVELL AVENUE, MILL VALLEY, CA 94941
                                 (415) 380-8200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  DON G. HOFF
                         ELECTRONIC HAIR STYLING, INC.
                               ONE LOVELL AVENUE
                             MILL VALLEY, CA 94941
                                 (415) 380-8200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        GERALD A. EPPNER, ESQ.                    JOEL I. PAPERNIK, ESQ.
          BATTLE FOWLER LLP                        SQUADRON, ELLENOFF,
          Park Avenue Tower                      PLESENT & SHEINFELD, LLP
         75 East 55th Street                         551 Fifth Avenue
       New York, New York 10022                  New York, New York 10176
            (212) 856-7000                            (212) 661-6500

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED MAY 20, 1996

                                2,600,000 SHARES

                                     [LOGO]

                         ELECTRONIC HAIR STYLING, INC.

                                  COMMON STOCK

    All of the 2,600,000 shares of Common Stock offered hereby are being offered by Electronic Hair Styling, Inc. (the "Company").

    Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial offering price will be between $8.00 and $10.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial offering price. After the Offering, the Company's current directors, executive officers and principal stockholders will own approximately 55.3% of the outstanding shares of voting stock of, and will continue to control, the Company. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "EHST."

    FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 6 AND "DILUTION" COMMENCING ON PAGE 14.
                             ---------------------

THESE SECURITIES HAVE NOT  BEEN APPROVED OR DISAPPROVED  BY THE SECURITIES  AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS. ANY   REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                      UNDERWRITING
                                       PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                        PUBLIC       COMMISSIONS (1)    COMPANY (2)
Per Share.........................         $                $                $
Total (3).........................         $                $                $

(1) Excludes five-year warrants to purchase a number of shares of Common Stock equal to 7% of the number of shares of Common Stock purchased and sold by the Underwriters (including over-allotments, if any), at an exercise price equal to 120% of the initial public offering price. The Company has also agreed to indemnify the Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting" for a description of the foregoing and certain other arrangements between the Company and the Underwriters.

(2) Before  deducting offering expenses estimated to be approximately $        ,
    payable by the Company.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 390,000 additional shares of Common Stock solely to cover over-allotments, if any, on the same terms and conditions as the shares offered hereby. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will
    be $        , $        and $        , respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made at the offices of Rodman & Renshaw, Inc., New York, New
York, on or about            , 1996.
                            ------------------------

RODMAN & RENSHAW, INC.                                SANDS BROTHERS & CO., LTD.

               The date of this Prospectus is            , 1996.

        [OUTSIDE RIGHT SIDE OF GATEFOLD WITH FIRST FULL PAGE OF ARTWORK]

    THIS IS A RENDERING OF AN ELECTRONIC HAIR STYLING DEVICE THAT WOULD UTILIZE THE COMPANY'S LICENSED TECHNOLOGY. THE RENDERING IS A CONCEPTUAL MODEL THAT REFLECTS MANAGEMENT'S CURRENT DEVELOPMENT AND ENGINEERING DESIGN OBJECTIVES. THE COMPANY IS ENGAGED IN EARLY STAGE RESEARCH AND DEVELOPMENT ACTIVITIES RELATING TO THE REACTION OF HAIR SAMPLES TO ITS TECHNOLOGY AND DOES NOT EXPECT TO INTRODUCE ITS FIRST PROTOTYPE BEFORE THE SECOND HALF OF 1998 AT THE EARLIEST. ACTUAL PRODUCTS, IF SUCCESSFULLY DEVELOPED, COULD DIFFER SUBSTANTIALLY FROM THOSE CURRENTLY ENVISIONED BY THE COMPANY AND NO ASSURANCE CAN BE GIVEN THAT APPLICATION OF THE TECHNOLOGY WILL RESULT IN ANY COMMERCIALLY VIABLE PRODUCTS. RISKS ASSOCIATED WITH THE DEVELOPMENT OF THE TECHNOLOGY AND PRODUCTS BASED ON IT ARE DISCUSSED UNDER THE CAPTION "RISK FACTORS -- RISKS ASSOCIATED WITH ELECTRONIC CHEMISTRY-TM- PRODUCT DEVELOPMENT."

    The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent accountants and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    PERMASOFT-REGISTERED TRADEMARK-, SALON STYLE-REGISTERED TRADEMARK-, STYLE-REGISTERED TRADEMARK-, PATIVA-TM-, NUCLEIC A-REGISTERED TRADEMARK-, APPLE PECTIN-REGISTERED TRADEMARK- AND VITA/E-REGISTERED TRADEMARK- ARE REGISTERED TRADEMARKS OF THE COMPANY.

                 [INSIDE LEFT SIDE OF GATEFOLD (REVERSE SIDE OF
   PRIOR PAGE) WITH 2ND PAGE OF ARTWORK; FOUR PICTURES OF MODELS WITH SHAMPOO
                                    BOTTLES]



The Company's brands, well known for quality, are used and sold by salons, and are purchased by consumers from over 60,000 retain outlets in North America.

   [INSIDE RIGHT SIDE OF GATEFOLD (REVERSE SIDE OF PROSPECTUS COVER PAGE AND OPPOSITE PROSPECTUS SUMMARY PAGE) WITH 3RD PAGE OF ARTWORK; FOUR PICTURES OF
                          MODELS WITH SHAMPOO BOTTLES]

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE MERGER, EFFECTIVE ON MARCH 18, 1996, OF ELECTRONIC HAIR STYLING, INC., A WASHINGTON CORPORATION ("OLD EHS"), WITH AND INTO ITS WHOLLY-OWNED SUBSIDIARY, ELECTRONIC HAIR STYLING, INC., A DELAWARE CORPORATION (THE "COMPANY"), AND THE ISSUANCE OF .660 SHARES OF COMMON STOCK OF THE COMPANY IN EXCHANGE FOR EACH ISSUED AND OUTSTANDING SHARE OF COMMON STOCK OF OLD EHS. THE TERM "COMPANY" AS USED IN THIS PROSPECTUS INCLUDES THE COMPANY, ITS PREDECESSORS AND ITS LAMAUR AND EHS LABORATORIES DIVISIONS ("LAMAUR" AND "EHS LABORATORIES," RESPECTIVELY). UNLESS OTHERWISE INDICATED, ALL SHARE, PER SHARE AND FINANCIAL INFORMATION SET FORTH HEREIN ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $9.00 PER SHARE, THE MIDPOINT OF THE RANGE SET FORTH ON THE COVER PAGE OF THIS PROSPECTUS, AND ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    The Company develops, formulates, manufactures and markets personal hair care products, consisting of shampoos, conditioners, hair sprays, permanent wave products and other styling aids, for both the consumer and professional markets. These products are distributed through its recently-acquired Lamaur division to consumer retail outlets, professional salons and specialty shops. The Company's brand names include PERMASOFT-REGISTERED TRADEMARK-, SALON
STYLE-REGISTERED TRADEMARK-, STYLE-REGISTERED TRADEMARK-, PATIVA-TM-, NUCLEIC A-REGISTERED TRADEMARK-, APPLE PECTIN-REGISTERED TRADEMARK- and VITA/E-REGISTERED TRADEMARK-. The Company also contract manufactures a variety of household cleaning and hair care aerosol sprays and liquid products. The Company believes its Lamaur division was among the ten largest manufacturers in the United States in 1995 (based on domestic revenues) in three categories of hair care products -- shampoos, conditioners and styling aids. The Company's EHS Laboratories division is engaged in the early stages of research and development with respect to a new hair styling concept. Based on patented technology licensed by the Company from an affiliate, the product is intended to combine electronics and chemicals to style, color and condition hair quickly, without the damaging side effects often experienced with most chemical-based hair styling products. The Company had pro forma total net sales, substantially all in the United States, from its Lamaur division of approximately $117.8 million in the year ended December 31, 1995.

    The Company's objective is to become a leading worldwide developer and marketer of advanced hair care products through a strategy that combines the stability provided by Lamaur's established hair care products business, which the Company intends to return to profitability, and the growth opportunities available through acquisitions, strategic relationships and the development of EHS Laboratories' technology. To implement this strategy, the Company has installed a new senior management team with significant experience in the personal care products industry. Key features of the Company's turnaround strategy include emphasizing marketing and sales efforts while maintaining the Company's strong production base and research capabilities, in addition to refining the cost-cutting program introduced by prior management. The Company plans to increase its market share by expanding its national marketing program, broadening its base of exclusive distributors for its PATIVA-TM- line of products and increasing sales to Mexico, Canada and other international markets. Since January 1, 1996, the Company has obtained significant contract manufacturing orders from new customers, with deliveries commencing in the second quarter, and intends to continue to increase the level of its contract manufacturing activities by obtaining additional orders from both existing and new customers. In addition, the Company intends to explore opportunities for acquisitions or strategic relationships that may enable it to expand its hair care products line or diversify its business into other segments of the personal care market. The Company believes that these initiatives, all of which will require significant financial resources, will enable the Company to respond effectively to the competitive factors it faces, which presently include primarily the need to introduce and promote (i) high-end products in the professional market, (ii) higher-quality, professional-type products and more natural products in the retail market, and (iii) line extensions of styling aids.

    In November 1995, the Company acquired Lamaur (previously PCD, the Personal Care Division of DowBrands L.P.) for an aggregate acquisition cost of approximately $30.2 million. The assets and operations of Lamaur were purchased from DowBrands Inc. ("Dow"), an affiliate of The Dow Chemical Company, and include a modern, automated 438,000 square foot administrative, manufacturing, warehousing and laboratory facility located on 25 acres in the Minneapolis metropolitan area. As part of the acquisition purchase price, Dow received an equity interest in the Company (17.3% after giving effect to this Offering). Lamaur has been a leading domestic producer and marketer of a broad range of hair care products for over 60 years and was an independent publicly-traded company, listed on the New York Stock Exchange, until its acquisition by Dow in 1987.

    Worldwide retail sales of hair care products (excluding hair care appliances) in 1994 were approximately $25.0 billion, of which approximately $4.5 billion represented sales in North America. It is estimated that by 2000, worldwide retail sales of hair care products will reach approximately $32.8 billion, with approximately $5.6 billion attributable to sales in North America. The Company believes that the absence of any fundamental change in the technology underlying hair care products for several decades, combined with the substantial global market for hair care products, presents an opportunity for new technologically oriented products.

    The Company is engaged in early stage research and development activities related to hair styling applications of its licensed proprietary technology, ELECTRONIC CHEMISTRY-TM-. The technology is based on the belief that structural and cosmetic changes in hair can be achieved by applying an electromagnetic signal, accompanied by the application of chemicals and/or mechanical stress. The Company's objective is to develop products that will apply the technology to electronically style, color and condition hair quickly and without the damaging side effects often experienced with the harsh chemicals and heat treatments associated with most traditional hair care products. Substantial additional steps will need to be taken before the Company can commercially introduce any ELECTRONIC CHEMISTRY-TM- products. It does not expect to introduce any prototype product before the second half of 1998 at the earliest. See "Business--Research and Development--EHS Laboratories' Technology."

    The Company's principal executive offices are located at One Lovell Avenue, Mill Valley, California 94941. The telephone number at that location is (415) 380-8200, and the fax number at that location is (415) 380-8170. The Company is a Delaware corporation and the successor by merger to Old EHS.

                                  THE OFFERING

Common Stock Offered by the Company................  2,600,000 shares
Common Stock to be Outstanding after the
Offering...........................................  5,560,495 shares (1)
Use of Proceeds....................................  To  initially repay  approximately $8.0 million principal  amount of  revolving
                                                     credit    indebtedness    incurred   in
                                                     connection  with   the  November   1995
                                                     acquisition  of Lamaur  and for working
                                                     capital  and  general  corporate   pur-
                                                     poses.
Risk Factors and Dilution..........................  Prospective  investors should carefully consider the  matters set  forth  under
                                                     the   captions   "Risk   Factors"   and
                                                     "Dilution." An investment in the shares
                                                     of Common Stock offered hereby involves
                                                     a high degree of risk and immediate and
                                                     substantial dilution.
Nasdaq National Market Symbol......................  "EHST"

------------------------

(1) Excludes 2,899,085 shares, consisting of (i) 660,000 shares of Common Stock reserved for issuance upon conversion of the Company's Series A Convertible Preferred Stock held by Dow, which must be converted into Common Stock if the market price of the Common Stock equals or exceeds $21.21 for a period of 30 consecutive business days, (ii) 503,910 shares of Common Stock reserved for issuance upon conversion of the Company's Series B Preferred Stock that will be issued upon the conversion of the Dow Convertible Note in connection with the consummation of this Offering, (iii) 1,400,925 shares of Common Stock reserved for future issuance under the Company's stock incentive plans, (iv) 152,250 shares of Common Stock reserved for issuance upon exercise of outstanding warrants, and (v) 182,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to the Representatives of the Underwriters. See "Underwriting."

                               SUMMARY FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Set forth below are (i) selected financial data with respect to the statements of operations of the Company for the period from April 1, 1993 (Inception) to December 31, 1993, for the twelve months ended December 31, 1994, and 1995, and for the three months ended March 31, 1995 and 1996, and the balance sheets of the Company at December 31, 1995, and March 31, 1996, (ii) selected financial data with respect to the unaudited pro forma statement of operations for the Company for the twelve months ended December 31, 1995, presenting the combined results of operations of the Company as if the acquisition of Lamaur was effective as of January 1, 1995, and (iii) selected financial data with respect to the statements of operations for Lamaur (previously PCD, the Personal Care Division of DowBrands L.P., an affiliate of
Dow) for each of the four years ended December 31, 1994, and for the period from January 1, 1995 to November 30, 1995 (the effective date of the acquisition for financial reporting purposes), and the balance sheets of Lamaur at December 31, 1991, 1992, 1993 and 1994.

FINANCIAL DATA OF THE COMPANY

                                                               HISTORICAL                                             THREE
                                               -------------------------------------------                           MONTHS
                                                                     YEAR ENDED DECEMBER                              ENDED
                                                  APRIL 1, 1993              31,                  PRO FORMA         MARCH 31,
                                                 (INCEPTION) TO     ----------------------        YEAR ENDED        ---------
                                                DECEMBER 31, 1993     1994      1995 (1)    DECEMBER 31, 1995 (2)     1995
                                               -------------------  ---------  -----------  ----------------------  ---------
SELECTED STATEMENTS OF OPERATIONS DATA:
  Total net sales............................       $      --       $      --   $   8,070         $  117,766        $      --
  Gross margin...............................              --              --       2,414             46,371               --
  Operating loss.............................          (1,565)           (557)     (1,082)            (9,759)(3)          (93)
  Interest expense...........................             (40)            (59)       (300)            (1,554)             (18)
  Net loss...................................       $  (1,605)      $    (616)  $  (1,382)        $  (11,212)(3)    $    (111)
                                                      -------       ---------  -----------        ----------        ---------
                                                      -------       ---------  -----------        ----------        ---------
  Net loss per share.........................       $    (.43)      $    (.15)  $    (.33)        $    (2.71)       $    (.03)
                                                      -------       ---------  -----------        ----------        ---------
                                                      -------       ---------  -----------        ----------        ---------
  Weighted average shares outstanding........           3,701           4,130       4,130              4,130            4,130
SUPPLEMENTAL PRO FORMA DATA (4):
  Net loss...................................                                                     $  (10,432)
                                                                                                  ----------
                                                                                                  ----------
  Net loss per share.........................                                                     $    (2.05)
                                                                                                  ----------
                                                                                                  ----------
  Weighted average shares outstanding........                                                          5,086

                                                 1996
                                               ---------
SELECTED STATEMENTS OF OPERATIONS DATA:
  Total net sales............................  $  28,480
  Gross margin...............................     10,526
  Operating loss.............................       (317)
  Interest expense...........................       (414)
  Net loss...................................  $    (723)
                                               ---------
                                               ---------
  Net loss per share.........................  $    (.18)
                                               ---------
                                               ---------
  Weighted average shares outstanding........      4,130
SUPPLEMENTAL PRO FORMA DATA (4):
  Net loss...................................
  Net loss per share.........................
  Weighted average shares outstanding........

                                                                                                          AT MARCH 31, 1996
                                                                               AT DECEMBER 31, 1995   --------------------------
                                                                                      ACTUAL           ACTUAL    AS ADJUSTED (5)
                                                                               ---------------------  ---------  ---------------
SELECTED BALANCE SHEET DATA:
  Working capital............................................................        $  10,346        $   9,817     $  22,674
  Total assets...............................................................           42,967           42,806        55,663
  Long-term debt, less current portion.......................................           20,350           20,271         7,271
  Stockholders' equity.......................................................            6,594            6,048        31,905

FINANCIAL DATA OF LAMAUR

                                                                                                              PERIOD FROM
                                                                      YEAR ENDED DECEMBER 31,               JANUARY 1, 1995
                                                             ------------------------------------------         THROUGH
                                                               1991       1992       1993       1994     NOVEMBER 30, 1995 (6)
                                                             ---------  ---------  ---------  ---------  ----------------------
SELECTED STATEMENTS OF OPERATIONS DATA:
  Total net sales..........................................  $ 136,946  $ 124,288  $ 112,031  $ 121,277        $  109,696
  Gross margin.............................................     58,075     46,675     40,970     49,542            42,608
  Operating expenses.......................................     53,912     56,014     53,851     57,830            42,344
  Write-down of assets.....................................         --         --         --    120,100            11,000
  Operating income (loss)..................................      4,163     (9,339)   (12,881)  (128,388)          (10,736)
  Net loss.................................................  $  (3,094) $ (15,722) $ (19,207) $(133,488)       $  (12,238)
                                                             ---------  ---------  ---------  ---------        ----------
                                                             ---------  ---------  ---------  ---------        ----------

                                                                          AT DECEMBER 31,
                                                             ------------------------------------------
                                                               1991       1992       1993       1994
                                                             ---------  ---------  ---------  ---------
SELECTED BALANCE SHEET DATA:
  Working capital..........................................  $  17,079  $  16,517  $  11,457  $  16,787
  Total assets.............................................    197,380    190,605    180,376     58,021
  Net invested capital.....................................    184,265    179,654    169,058     47,493

                                                                                                              PERIOD FROM
                                                                      YEAR ENDED DECEMBER 31,               JANUARY 1, 1995
                                                             ------------------------------------------         THROUGH
                                                               1991       1992       1993       1994     NOVEMBER 30, 1995 (6)
                                                             ---------  ---------  ---------  ---------  ----------------------
OTHER FINANCIAL DATA:
  Earnings (loss) before interest and non-cash charges
    (7)....................................................  $  11,583  $  (2,184) $  (5,174) $     (59)       $    2,375
                                                             ---------  ---------  ---------  ---------        ----------
                                                             ---------  ---------  ---------  ---------        ----------

----------------------------------
(1) Includes the results of operations of Lamaur for the month of December 1995 following its acquisition by the Company.
(2) Pro forma data gives effect to the acquisition of Lamaur as if it had occurred on January 1, 1995 and is based on available information and contains certain assumptions and adjustments. See Notes To Unaudited Pro Forma Combined Statement of Operations on page 15.
(3) Includes an  $11.0  million write-down  of  assets required  to  adjust  the carrying value of Lamaur to its net realizable value in connection with Dow's decision to sell Lamaur. Future significant charges are not expected as all assets and liabilities were recorded at their estimated fair values at the date of the Company's acquisition of Lamaur.
(4) Reflects  the  conversion  of  the  Dow  Convertible  Note  into  Series   B
    Convertible Preferred Stock (which will automatically occur upon the Offering), the issuance of 956,000 shares of Common Stock to fund the repayment of $8.0 million of debt (as described under "Use of Proceeds"), and the related inclusion of dividends and reduction of interest expense.
(5) Adjusted to reflect the receipt and application by the Company of estimated net proceeds from the issuance of 2,600,000 shares and the conversion of the Dow Convertible Note into 763,500 shares of Series B Convertible Preferred Stock. See "Use of Proceeds" and "Capitalization."
(6) Results of operations of Lamaur following its acquisition by the Company in November 1995 are included in the Company's results of operations for the year ended December 31, 1995.
(7) Consists of net loss before interest expense, depreciation and amortization and write-down of assets. It is presented to assist in understanding the Company's operating results and in determining the Company's ability to meet one of its loan covenants (debt service coverage ratio), calculated by dividing net income plus depreciation, amortization and current interest, by current interest plus scheduled repayments of principal of all indebtedness. In addition, the exclusion of the asset write-downs results in data that assists in understanding ongoing operating results because the write-downs were non-recurring charges. However, this data is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. See the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  RISK FACTORS

    An investment in the shares of Common Stock offered hereby involves a high degree of risk and immediate and substantial dilution and should only be made by persons who can afford a loss of their entire investment. In evaluating an investment in the Common Stock being offered hereby, investors should consider carefully, among other matters, the following risk factors, as well as the other information contained in this Prospectus.

LIMITED OPERATING HISTORY; PRIOR LOSSES

    The Company has a limited operating history, having commenced its product research and development activities in 1993 through its EHS Laboratories division, and having had no revenues until it completed the recent acquisition of its Lamaur division in November 1995. The Company incurred a loss of $0.7 million for the three months ended March 31, 1996, compared with a loss of $0.1 million for the three months ended March 31, 1995 and a loss of $1.4 million in the year ended December 31, 1995, compared with a loss of $0.6 million in the year ended December 31, 1994, and a loss of $1.6 million in the period from April 1, 1993 (Inception) to December 31, 1993. As a result of these losses, at December 31, 1995, the Company had an accumulated deficit of $3.6 million, and had deferred tax assets of $1.3 million, consisting primarily of net operating loss carryforwards. Because the Company's Lamaur division experienced cumulative losses over the last nine years, management believes that it is more likely than not that sufficient taxable income will not be generated in future periods to utilize the deferred tax assets. Therefore, at December 31, 1995, a valuation allowance of $1.3 million was established. Giving effect to the Lamaur acquisition on a pro forma basis, the Company would have had a net loss in the year ended December 31, 1995, of approximately $11.2 million, or $2.71 per share ($0.2 million, or $0.05 per share, after excluding the $11.0 million write-down of assets recorded prior to the acquisition to adjust the carrying value of Lamaur to its net realizable value). The Company's immediate goal is to return Lamaur to profitability by the end of 1996. In order to achieve this objective, the Company believes it will need to increase its share of the retail segment of the market, in part through an increase in advertising and promotions, and also increase the number of exclusive distributors for its professional products, while maintaining its existing distribution network. The costs of expanding the Company's retail market share are expected to be substantial, both during the remainder of 1996 and thereafter. There can be no assurance that the Company will ever achieve profitability in the future or maintain profitability, once achieved, on a consistent basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LEVERAGE, SUBSTANTIAL DEBT SERVICE, PREFERRED STOCK DIVIDEND REQUIREMENTS, AND RELATED FINANCIAL AND OPERATING RESTRICTIONS

    Following the Offering, the Company will remain leveraged and will continue to have substantial debt service requirements as well as substantial preferred stock dividend requirements. At March 31, 1996, the Company had outstanding approximately $23.0 million of long-term and short-term debt and other obligations, of which approximately $14.3 million was outstanding under the Company's credit agreement (the "Norwest Credit Agreement"), with Norwest Business Credit, Inc., an affiliate of Norwest Bank Minnesota N.A. ("Norwest"), $5.0 million was outstanding under a convertible subordinated note (the "Dow Convertible Note") issued to Dow as part of the purchase price of the Lamaur acquisition, and $2.6 million represented credits toward future product purchases by Dow. Effective upon the Offering, the Dow Convertible Note will be converted into 763,500 shares of the Company's Series B Convertible Preferred Stock, par value $0.01 per share (the "Series B Convertible Preferred Stock"), which provides for cumulative dividends at the rate of 8.0% per annum, payable quarterly ($400,000 annually). At March 31, 1996, after giving effect to the Offering and the application of the proceeds of the Offering, the Company would have had total indebtedness of approximately $10.0 million, stockholders' equity of approximately $31.9 million and a ratio of total indebtedness to total equity of approximately 0.31 to 1. A substantial portion of the Company's cash flow will be devoted to debt service and preferred stock dividend payments. The ability of the Company to make required payments of principal, interest and preferred stock dividends will be largely dependent upon its future performance. The Company believes, however, that cash flow from operations, together with other available sources of liquidity, will be adequate to make all required payments, permit anticipated capital expenditures and fund working capital and other cash requirements for the next 24 months.

    The Norwest Credit Agreement, together with the terms of the Series B Convertible Preferred Stock, impose operating and financial restrictions on the Company and require the Company to comply with certain financial covenants regarding profitability, minimum net worth, leverage and cash flow. Those restrictions prohibit dividends on common stock and redemption of common or preferred stock and also affect, among other things, the Company's ability to incur additional indebtedness, issue stock of subsidiaries, repay indebtedness prior to its stated maturity, create liens, sell assets or engage in mergers or acquisitions, make certain capital expenditures, change its management, modify its compensation plans, and make investments in subsidiaries. These restrictions may limit the ability of the Company to effect future financing or may otherwise restrict corporate activities. As of March 31, 1996, the Company was in compliance with all financial covenants under the Norwest Credit Agreement, including limitations on losses incurred (the Company having incurred an actual net loss of $0.7 million, compared with a covenant limiting permitted net losses to no more than $1.5 million), minimum net worth (actual, inclusive of subordinated debt, of $11.1 million, compared with a covenant minimum of $8.3 million), and leverage (actual ratio of 3.03 to 1.0, compared with a covenant maximum of 4.39 to 1.0). The Norwest Credit Agreement also provides for a debt service coverage ratio of at least 1.2 to 1.0 for the year ended December 31, 1996. Giving effect to the Lamaur acquisition on a pro forma basis as if it had occurred on January 1, 1995, but excluding the $11.0 million write-down of assets recorded prior to the acquisition, and after giving effect to the Offering and the application of the proceeds therefrom as if the Offering had occurred on May 31, 1995, the Company would have had a debt service coverage ratio of approximately 1.5 to 1.0 for the year ended December 31, 1995. The Company incurred a net loss of approximately $0.7 million in the three months ended March 31, 1996, a level consistent with the Company's operating plan. However, if the Company is unable to achieve management's plans and improve operating results at Lamaur during the remainder of 1996, or obtain additional financing, the Company could be in default at the end of 1996 under the Norwest Credit Agreement. In addition, the Company has pledged substantially all of its assets to the Company's lenders. In the event of a default under the Norwest Credit Agreement, the Company's lenders could foreclose on those assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital Stock -- Convertible Preferred Stock."


RECENT MAJOR ACQUISITION AND POSSIBLE ADVERSE EFFECTS ON FUTURE RESULTS OF OPERATIONS
    In November 1995 the Company acquired the operations and assets of Lamaur from Dow for approximately $30.2 million. The purchase price was allocated to the acquired assets and liabilities based on their estimated fair values. Principally as a result of charges taken by Dow of $120.1 million in 1994 and $11.0 million in 1995 in connection with Dow's decision in early 1994 to sell Lamaur, the operations of Lamaur incurred a net loss of $133.5 million for the year ended December 31, 1994 and a net loss of $12.2 million for the period from January 1, 1995 to November 30, 1995. Dow acquired Lamaur, which was a public company, in 1987 and recorded substantial goodwill which represented the excess of the purchase price over the estimated fair value of the net assets acquired. Due to a decline in the market share of Lamaur's products, the value of Lamaur decreased significantly subsequent to the acquisition by Dow. As a result, the charges recorded by Dow in 1994 and 1995 were required to adjust the carrying value of Lamaur to its net realizable value. Future significant charges are not expected as all assets and liabilities of Lamaur were recorded at their estimated fair values at the date of the Company's acquisition of Lamaur (which, for property, plant and equipment, was based on independent appraisals). See
Note 1 of the Financial Statements of Lamaur included elsewhere in this Prospectus for a description of the acquisition of Lamaur by the Company and the allocation of the purchase price. On a pro forma basis, as if the Lamaur acquisition had been effected on January 1, 1995, and including all adjustments which the Company considers necessary for a fair presentation in accordance with generally accepted accounting principles, the Company would have had a net loss for the year ended December 31, 1995 of approximately $11.2 million ($2.71 per share) ($0.2 million ($0.05 per share) after excluding the $11.0 million write-down of assets described above), as compared with its actual net loss of approximately $1.4 million ($0.33 per share) for the period. Such pro forma financial information is based, in significant part, upon unaudited information with respect to the results of operations of Lamaur that was provided to the Company by Dow and has not been verified by the Company. See "Unaudited Pro Forma Financial Information."

    Future actions by the Company may result in changes to Lamaur's operations. Actual revenues during 1996 may be less than the pro forma revenues for the year ended December 31, 1995, in part as a result of the cost-cutting program initiated earlier in 1995 that Lamaur's new management intends to continue and refine. The effects of any future changes in Lamaur's product manufacturing operations or marketing cannot be determined at this time and are not reflected in the pro forma financial statements included elsewhere in this Prospectus. Although the Company has identified areas in which future reductions in operating expenses may be feasible and anticipates reducing operating expenses in the near future, there can be no assurance that any such reductions can or will be effected. There can be no assurance that the present and future efforts of the Company's new management team to reduce operating expenses of Lamaur will be successful in the near term, or that the Company will be able to reduce those costs and expenses without materially and adversely affecting product sales or impairing its ability to maintain or expand its share of the market. If the Company is unsuccessful in its effort to achieve and maintain profitable operations at Lamaur, the Company's business and results of operations would be materially and adversely affected. Continued losses at Lamaur would have a material adverse effect on the Company's financial condition and on its ability to compete effectively in the markets for its products and on its EHS Laboratories division's ability to continue its planned research and development activities. See "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON MANAGEMENT

    The Company's future success and profitability is substantially dependent upon the performance of its senior executives. Only one of the Company's senior executives has an employment agreement with the Company, although all of the Company's senior executives have been granted options to purchase shares of Common Stock, of which a significant proportion are not vested. The loss of one or more of its senior executives could have a material adverse effect on the Company. Moreover, the Company does not maintain key-man life insurance on any of its executives. In addition, Mr. Don G. Hoff, the Company's founder, chairman and chief executive officer, served as Chairman of the Board and Chief Executive Officer of AT&E Corporation ("AT&E"), a company engaged in telecommunications research and development, from 1974 to 1991. Mr. Hoff resigned from all his managerial positions with AT&E in April 1991. Subsequently, in July 1991, AT&E filed for reorganization under Chapter 11 of the Bankruptcy Code. Another officer of the Company served as an officer of AT&E from December 1984 to April 1991. See "Management."

NEED FOR FUTURE CAPITAL

    Through late 1995, the Company financed all of its working and other capital requirements from equity infusions and borrowings from certain of its stockholders. Future growth will be dependent, in part, upon the capital resources available to the Company from time to time. In connection with the Lamaur acquisition, the Company obtained from Norwest a $20.0 million credit facility. The facility consists of a $6.0 million 36-month term loan and a $14.0 million working line of credit (the "Norwest Credit Line"). The full amount of the term loan and approximately $8.6 million of the revolving credit facility had been drawn upon as of March 31, 1996. Approximately $8.0 million of the amount drawn under the Norwest Credit Line will be repaid with the proceeds of the Offering. The Company's ability to draw upon the Norwest Credit Line will be dependent in part on the quality and size of the Company's trade receivables and inventory. The Company believes that internally generated funds, amounts made available to it under the Norwest Credit Line and cash on hand, together with the net proceeds of this Offering, should satisfy its anticipated capital needs for the next 24 months. However, there can be no assurance that those funds will be sufficient to support the Company's business strategy or that, if additional financing is required, it will be available in amounts and on terms satisfactory to the Company, if at all. Furthermore, the Norwest Credit Agreement bears interest at variable rates and, accordingly, increases in applicable base rates will adversely affect the Company's cost of capital. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The personal hair care products business is highly competitive. The Company competes in its market against several larger multi-national companies, all of which have substantially greater financial and other resources than those of the Company. Principal competitors of the Retail Division include The Procter & Gamble Company, Unilever N.V. (Helene Curtis), Bristol-Myers Squibb Company (Clairol), L'Oreal S.A. (Cosmair) and Alberto-Culver Company, and those of the Salon Division include Bristol-Myers Squibb Company (Clairol and Matrix), Nexxus, and Wella AG (Redken). Competitive conditions in the industry have adversely affected profit margins. In addition, there has been a growing consumer demand for greater convenience and performance. In part as a result of these factors, the industry has been experiencing a consolidation (the Company believes that currently, five companies account for approximately 60% of worldwide sales in the hair care products industry) and a globalization in the activities of its members.

Competitive market conditions could materially and adversely affect the Company's results of operations if it were required to reduce product prices to remain competitive or experienced decreased sales volume. The Company plans to increase retail sales in Mexico and Canada during the remainder of 1996 and in 1997, and is considering expansion into other international markets. Expanding the Company's share of the Mexican, Canadian and other international markets will require the Company to address competitive factors similar to those it faces in the United States as well as comply with any local regulatory requirements. See "Business -- Competition."

DEPENDENCE ON SIGNIFICANT CUSTOMERS

    Certain customers are material to the business and operations of the Company. DowBrands Home Care Division ("DowBrands") and Wal-Mart Stores, Inc. ("Wal-Mart") each accounted for approximately 18% of the Company's pro forma total net sales for 1995. The Company currently maintains more than 1,800 active customer accounts and no customer other than DowBrands and Wal-Mart accounted for more than 10% of Lamaur's sales in any of the last three years. Nonetheless, the loss of sales to DowBrands, Wal-Mart or other significant customers could have a material adverse effect on the business and operations of the Company. The Company has no contractual obligations from any customers (including DowBrands) to make continuing purchases from Lamaur, although DowBrands has agreed to purchase all of its future requirements for certain products from the Company for a two-year period ending in November 1997. As part of this agreement and in connection with the acquisition, Dow agreed to accept $3.0 million of credits to be applied towards purchases of finished products in eight equal quarterly installments of $375,000 commencing February 1996. See "Business -- Marketing and Distribution" and "-- Manufacturing and Supply".

RELIANCE ON MANUFACTURING FACILITIES

    The Company manufactures substantially all of its products at its facility in Fridley, Minnesota. The Company's manufacturing operations use certain custom designed equipment which, if damaged or otherwise rendered inoperable or unavailable, could result in the disruption of the Company's manufacturing operations. The Company seeks to protect against this risk by maintaining substantial spare parts and an internal maintenance shop capable of servicing and rebuilding all in-house manufacturing equipment. The Company also believes that there are several readily available external sources to repair or replace any of this equipment should that be necessary. The Company also maintains multiple compounding areas, filling lines and packaging facilities. Any extended interruption of operations at the Company's manufacturing facility would, however, have a material adverse effect on the business of the Company. See "Business -- Manufacturing and Supply."

DEPENDENCE ON TRADEMARKS FOR CURRENT AND FUTURE MARKETS

    The market for the Company's products is significantly dependent upon the goodwill engendered by its trademarks and trade names. Trademark protection is therefore material to the Company's business. Although a number of the Company's trademarks and trade names are registered in the United States, there can be no assurance that the Company will be successful in asserting trademark or trade name protection for its significant marks and names in the United States or other markets, and the costs to the Company of such efforts may be substantial. See "Business -- Patents and Trademarks."

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT

    The Company's ability to anticipate changes in technologies, markets and industry trends and to successfully develop and introduce new and enhanced products on a timely basis will be a critical factor in its ability to grow and remain competitive. There can be no assurance that new products will be completed or that such products can be marketed successfully. In addition, the anticipated development schedules for new or improved products are inherently difficult to predict and are subject to change as a result of shifting priorities in response to customers' requirements and competitors' new product introductions. Moreover, the Company expects that its EHS Laboratories division will devote substantial resources to research and development efforts, including expenditures aggregating approximately $2.0 million over approximately the next three years. The costs of such efforts are likely to be expensed as they are incurred, notwithstanding that the benefits, if any, from such efforts (in the form of increased revenues or decreased product costs) may not be reflected until subsequent periods. See "Business -- Marketing and Distribution" and "-- Research and Development."

RISKS ASSOCIATED WITH ELECTRONIC CHEMISTRY-TM- PRODUCT DEVELOPMENT

    EMERGING TECHNOLOGY AND MARKET; SUBSTANTIAL RISK OF UNCERTAIN MARKET ACCEPTANCE. The Company is engaged in early research and development of hair styling applications of an electronics-based technology. As with any new technology, there is the substantial risk that products based on the technology will not be successfully developed or that if developed, that the marketplace may not accept the potential benefits of the technology. The Company expects to incur substantial expenses as it continues its research activities and, if they are successful, to develop new products and penetrate new markets. The Company does not expect to introduce any prototype product before the second half of 1998 at the earliest, and any Company electronics-based product introduced to the market will not obtain name recognition until some time after the Company's initial marketing efforts, if at all. Market acceptance of the Company's products will depend, in large part, upon the pricing of the products and the ability of the Company to demonstrate the advantages of its products over competing methodologies and products. There can be no assurance that the Company will be able to market its technology successfully or that any of the Company's future electronics-based products will be accepted in the marketplace.

    NEED FOR THIRD-PARTY ASSISTANCE. Substantial additional steps will need to be taken before the Company can commercially introduce its ELECTRONIC CHEMISTRY-TM- products. The Company anticipates that some of these steps will be undertaken by the Company and some, including continuing hair morphology and other research, will be undertaken pursuant to agreements or arrangments with third parties. In 1994, the Company entered into a technical assistance agreement with Samsung Electronics Co., Ltd. ("Samsung") pursuant to which Samsung will have the opportunity (but not the obligation) to participate with the Company in developing the electronic components and overall design of the Company's hair styling products; however, Samsung has not participated in such development to date or provided any revenues or financing to the Company. There can be no assurance that Samsung will pursue or be successful in any such development efforts, nor can there be any assurance that Samsung will extend the term of its agreement with the Company beyond 1996. Moreover, a similar arrangement may be required by the Company with one or more companies engaged in the chemical products industry to develop certain chemical components of the Company's planned hair styling product, and there can be no assurance that any such arrangement will be entered into or, if entered into, will be successful. The Company's inability, for technological, financial or other reasons, to develop and sell products that are technologically competitive, responsive to customer needs and competitively priced could have a material adverse effect on its business.

    REGULATORY RISKS. The development and initial marketing of the Company's ELECTRONIC CHEMISTRY-TM- products will require adherence to Federal Communications Commission ("FCC") standards regarding electromagnetic signals, and is likely also to require Food and Drug Administration ("FDA") and other FCC review and approval. The process of obtaining and maintaining such regulatory approvals is not expected to commence until after a suitable prototype product is available, may be lengthy, expensive and uncertain, and is likely to require animal trials (as is customary in the personal hair care products business) and, possibly, human trials. Moreover, the Company is unable to predict the nature of, or time that will be required to obtain, regulatory approvals, and there can be no assurance that new standards relating to the sale of electromagnetic signal-emitting devices for use in close proximity to the human body will not be adopted prior to or after the Company introduces its new products, and any such standards might require redesign or even abandonment of the product. A delay in obtaining regulatory approvals, or the unavailability of such approvals, could have an adverse effect on the Company's strategic plans.

    PRODUCT LIABILITY RISKS. Even if regulatory approvals are obtained and product marketing and sales commence, there can be no assurance that the Company will not encounter private party lawsuits alleging defects or harmful effects from the Company's hair styling appliance products. The cost of defending or settling such claims may be high, and insurance against such claims may not be available, or may be prohibitive in cost.

    DEPENDENCE ON LICENSED PATENT. The Company has obtained an exclusive license to use for cosmetic hair care applications one United States patent that it believes provides significant protection for its proprietary technology. However, there can be no assurance that such patent or any other patents that may be granted will be enforceable or provide the Company with meaningful protection from competitors. Moreover, if a competitor were to infringe the Company's licensor's patent, the costs of enforcing the

Company's licensed patent rights may be substantial or even prohibitive. There can also be no assurance that the Company's future products will not infringe the patent rights of others or that it will not be forced to expend substantial funds to defend against infringement claims of, or to obtain licenses from, third parties. See "Business -- Patents and Trademarks."

QUARTERLY FLUCTUATIONS IN OPERATING RESULTS


    The Company's operating results may vary significantly from quarter to quarter, in part because of the costs associated with changes in the Company's mix of product sales and promotions, changes in consumer buying patterns, aggressive competition, and the timing of, and costs related to, any future acquisitions. The Company's operating results for any particular quarter are not necessarily indicative of any future results. The uncertainties associated with new product introduction and market trends may limit management's ability to accurately forecast short-term results of operations. In addition, the Company generally has a relatively low backlog of orders at any one time, and most of any backlog that exists is generally delivered within five to 10 days of receipt of an order. Fluctuations caused by variations in quarterly operating results or the Company's failure to meet analysts' projections or public expectations as to results may adversely affect the market price of the Common Stock.


CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS

    After the Offering, the Company's present stockholders, consisting primarily of senior management, members of its chairman's family, and Dow, will own approximately 61% of the outstanding shares of voting stock (approximately 58% if the Underwriters' over-allotment option is exercised in full). Consequently, the present stockholders will have the ability to elect all of the Company's directors and to control the outcome of all other issues submitted to the Company's stockholders. Certain provisions of Delaware law applicable to the Company may also discourage third-party attempts to acquire control. See "Principal Stockholders" and "Description of Capital Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of the shares of Common Stock offered hereby will incur an immediate dilution in net tangible book value per share of Common Stock of $5.96 per share ($4.26 per share assuming conversion of the Company's preferred stock). See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE


    Future sales of shares of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, could have an adverse effect on the price of the shares of Common Stock. Upon consummation of this Offering, the Company will have outstanding 5,560,495 shares of Common Stock, plus the 1,163,910 shares of Common Stock which may be issued upon conversion of preferred stock. The 2,600,000 shares of Common Stock offered hereby (2,990,000 if the Underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act. The remaining 2,960,495 outstanding shares of Common Stock, and the 1,163,910 shares of Common Stock which may be issued upon conversion of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (collectively, the "Convertible Preferred Stock"), will be "restricted securities," as that term is defined in Rule 144, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from registration thereunder, including exemptions provided by Rule 144. In addition, the Company has contractually granted its existing stockholders certain registration rights. No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. The Company has agreed not to issue, and its principal stockholders, as well as all holders of outstanding securities exchangeable for or convertible into Common Stock, have agreed (i) not to, directly or indirectly, issue, agree or offer to sell, sell, grant an option for the purchase or sale of, assign, transfer, pledge, hypothecate, distribute or otherwise encumber or dispose of, any shares of Common Stock or other equity securities of the Company or other securities convertible into or exercisable for such shares of Common Stock or other equity securities for six months from the date of this Prospectus without the prior written consent of the Company and the Representative of the Underwriters, and (ii) not to register any shares held by them for a period of six months from the date of this Prospectus. See "Shares Eligible for Future Sale."

ABSENCE OF PRIOR PUBLIC MARKET

    Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or continue after the Offering. The initial public offering price per share of Common Stock has been determined by negotiation between the Company and the Representatives of the Underwriters and does not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the price at which the Common Stock will trade after completion of the Offering. There can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. See "Underwriting."

POSSIBLE VOLATILITY OF STOCK PRICE

    Trading volume and prices for the Common Stock could be subject to wide fluctuations in response to quarterly variations in operations, results, announcements with respect to sales and earnings, as well as technological innovations, and new product developments and other events or factors, which cannot be foreseen or predicted by the Company, including the sale or attempted sale of a large amount of securities in the public market, the registration for resale (which is expected to occur approximately six months after the date of this Prospectus) of the shares issuable upon conversion of the Convertible Preferred Stock, and the effect on the Company's earnings of existing or future equity-based compensation awards to management. See "Management -- Executive Compensation."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 2,600,000 shares of Common Stock offered hereby are estimated to be $20.9 million ($24.1 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and expenses of the Offering payable by the Company.

    The Company intends to use approximately $8.0 million of the net proceeds initially to reduce the indebtedness outstanding under its revolving line of credit incurred in connection with the acquisition of Lamaur on November 16, 1995. The indebtedness expected to be repaid currently bears interest at the annual rate of 9.75%, which is 1.25% over Norwest's current base rate. The Company may from time to time increase its borrowings under its revolving line of credit, as needed for its working capital and general corporate requirements. The remaining net proceeds from this Offering (including any proceeds received from the exercise of the over-allotment option) are expected to be utilized for general corporate purposes, including principally expanding Lamaur's marketing efforts by introducing new products (approximately $4.5 million), supporting EHS Laboratories' ongoing research and development activities directed towards the completion of its first protoype advanced hair styling products (approximately $2.0 million), and the restaging of certain existing products (approximately $1.0 million). The balance will be used for working capital.

    The  amounts and  timing of  actual expenditures  will depend  upon numerous factors, including, primarily, the progress of the Company's research and development programs, product marketing strategies and the competitive environment. Additionally, it is the Company's policy regularly to review potential opportunities to acquire, or enter into joint venture or licensing relationships with respect to, products and businesses compatible with its existing business. The Company may, therefore, use a portion of the net proceeds to make such acquisitions or to fund such joint ventures, although the Company does not have any arrangements with respect thereto other than its agreement with Samsung. See "Business -- Research and Development -- EHS Laboratories' Technology."

    The Company believes that the net proceeds of this Offering together with cash flow from operations and existing credit facilities will be sufficient to finance its working and other capital requirements for a period of approximately 24 months from the date of this Prospectus. Pending the aforementioned uses, the net proceeds from this Offering will be invested in interest bearing government securities or short-term, investment grade securities.

                                DIVIDEND POLICY

    Pursuant to the terms of the Series B Convertible Preferred Stock, the holders of Series B Convertible Preferred Stock, in preference to the holders of the Company's Common Stock, are entitled to receive cumulative cash dividends at the rate of 8.0% per annum, payable quarterly ($400,000 annually). Dividends are payable with respect to the Series A Convertible Preferred Stock only to the extent (on an as-converted basis) that dividends are declared payable on the Common Stock.

    The Company does not anticipate paying any dividends on its Common Stock in the foreseeable future. The payment of future dividends will depend on the evaluation by the Company's Board of Directors of such factors as it deems relevant at the time. Currently, the Board of Directors believes that all of the Company's earnings, if any, should be retained for the development of the Company's business. In addition, payment of dividends on the Common Stock is prohibited by the terms of the Norwest Credit Agreement and is restricted by the terms of its Convertible Preferred Stock. See "Management's Discussion and
Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at March 31, 1996, and as adjusted as of that date to reflect the issuance and sale by the Company of the 2,600,000 shares of Common Stock offered hereby at an assumed initial public offering price of $9.00 per share, the application of the estimated net proceeds from this Offering in the manner set forth under the caption "Use of Proceeds," and the conversion of the Dow Convertible Note into 763,500 shares of Series B Convertible Preferred Stock.

                                                                                              AT MARCH 31, 1996
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                            ---------  -----------

                                                                                                (IN THOUSANDS)
Short-term borrowings and credits, including current portion of long-term debt............  $   2,700   $   2,700
                                                                                            ---------  -----------
                                                                                            ---------  -----------
Long-term debt, including related party debt and credits..................................     20,271       7,271
Stockholders' equity:
  Common stock, $.01 par value, 12,000,000 shares authorized; 2,960,495 shares issued and
   outstanding, actual, 5,560,495 shares issued and outstanding, as adjusted (1)..........         30          56
  Convertible Preferred Stock, $.01 par value, 4,000,000 shares authorized; 1,000,000
   shares of Series A issued and outstanding, actual and as adjusted......................      8,500       8,500
   763,500 shares of Series B issued and outstanding, as adjusted (2).....................         --       5,000
  Additional paid-in capital..............................................................      1,894      22,725
  Stock subscriptions receivable..........................................................        (50)        (50)
  Accumulated deficit.....................................................................     (4,326)     (4,326)
                                                                                            ---------  -----------
Total stockholders' equity................................................................      6,048      31,905
                                                                                            ---------  -----------
    Total capitalization..................................................................  $  26,319   $  39,176
                                                                                            ---------  -----------
                                                                                            ---------  -----------

------------------------
(1) Excludes 2,899,085 shares, consisting of (i) 660,000 shares of Common Stock reserved for issuance upon conversion of the Company's Series A Convertible Preferred Stock held by Dow, which must be converted into Common Stock if the market price of the Common Stock equals or exceeds $21.21 for a period of 30 consecutive business days, (ii) 503,910 shares of Common Stock reserved for issuance upon conversion of the Company's Series B Preferred Stock that will be issued upon the conversion of the Dow Convertible Note in connection with the consummation of this Offering, (iii) 1,400,925 shares of Common Stock reserved for future issuance under the Company's stock incentive plans, (iv) 152,250 shares of Common Stock reserved for issuance upon exercise of outstanding warrants, and (v) 182,000 shares of Common Stock reserved for issuance upon exercise of warrants issued to the Representatives of the Underwriters. See "Underwriting."

(2) See "Description of Capital Stock -- Convertible Preferred Stock."

                                    DILUTION

    The net tangible book value (deficiency) of the Company's Common Stock at March 31, 1996, was ($4.0 million), or ($1.33) per share of Common Stock ($6.0 million, or $1.67 per share of Common Stock, if the Series A Convertible Preferred Stock is assumed to have been converted into shares of Common Stock). "Net tangible book value (deficiency)" per share is equal to the total tangible assets of the Company reduced by the Company's total liabilities and by the liquidation preference on outstanding Convertible Preferred Stock, divided by the number of shares of Common Stock outstanding. After giving effect to the estimated net proceeds from sale of the 2,600,000 shares of Common Stock offered hereby (based on the initial public offering price of $9.00 per share), the net tangible book value of the Company at March 31, 1996, would have been $16.9 million, or $3.04 per share ($31.9 million, or $4.74 per share of Common Stock, if the Convertible Preferred Stock is assumed to have been converted into shares of Common Stock) representing an immediate increase in net tangible book value of $4.37 per share to existing stockholders ($3.07 assuming conversion of the Convertible Preferred Stock) and an immediate dilution in net tangible book value of $5.96 per share, or 66.2% ($4.26 per share, or 47.3%, assuming conversion of the Convertible Preferred Stock) to investors purchasing shares at the assumed initial public offering price ("New Investors"). The following table illustrates the per share dilution to New Investors (assuming no conversion of the Convertible Preferred Stock):

Assumed initial public offering price per share..............................             $    9.00
Net tangible deficiency per share before this Offering.......................  $   (1.33)
Increase in net tangible book value per share attributable to New
 Investors...................................................................       4.37
                                                                               ---------
As adjusted, net tangible book value per share as of March 31, 1996, after
 this Offering...............................................................                  3.04
                                                                                          ---------
Dilution in net tangible book value to New Investors.........................             $    5.96
                                                                                          ---------
                                                                                          ---------

    If the Underwriters' over-allotment option is exercised in full, the net tangible book value per share of Common Stock after this Offering would be $3.39 per share ($4.94 per share assuming conversion of the Convertible Preferred Stock), which would result in dilution to new investors in this Offering of $5.61 (or 62.3%) ($4.06, or 45.1%, assuming conversion of the Convertible Preferred Stock) per share of Common Stock.

    The following table summarizes at March 31, 1996, the total consideration paid and the average price paid per share of Common Stock by the existing stockholders (assuming no conversion of the Series A Convertible Preferred Stock) and the New Investors who purchase pursuant to this Offering (before deducting the underwriting discount and the other offering expenses payable by the Company):

                                                                  COMMON STOCK ACQUIRED
                                                                                            TOTAL CONSIDERATION      AVERAGE
                                                                 ------------------------  ----------------------     PRICE
                                                                   NUMBER       PERCENT     AMOUNT      PERCENT     PER SHARE
                                                                 -----------  -----------  ---------  -----------  -----------
                                                                                               (IN THOUSANDS)
Existing stockholders..........................................       2,960         53.2%  $   1,046         4.3%   $     .35(1)
New Investors..................................................       2,600         46.8      23,400        95.7         9.00
                                                                      -----        -----   ---------       -----
  Total........................................................       5,560        100.0%  $  24,446       100.0%
                                                                      -----        -----   ---------       -----
                                                                      -----        -----   ---------       -----

(1) Assuming conversion of the Series A Convertible Preferred Stock, average price per share would be $2.64.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
    The following unaudited pro forma financial information (the "Unaudited Pro Forma Financial Information") is based on the historical financial statements of the Company included elsewhere in this Prospectus and has been prepared to illustrate the effect of the acquisition of Lamaur (previously PCD, the Personal Care Division of Dow Brands L.P., an affiliate of Dow). The Unaudited Pro Forma Financial Information and accompanying notes are based upon and should be read in conjunction with the financial statements and the notes thereto of the Company and Lamaur included elsewhere in this Prospectus.
    The pro forma combined statement of operations for the year ended December 31, 1995 gives effect to the acquisition of Lamaur as if it had occurred on January 1, 1995. The Unaudited Pro Forma Financial Information is not
necessarily indicative of either future results of operations or the results that might have occurred if the foregoing transaction had been consummated on the indicated date.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995

                                                                              PRO FORMA
                                                       LAMAUR HISTORICAL     ADJUSTMENTS
                                           COMPANY          (THROUGH           INCREASE         PRO FORMA
                                          HISTORICAL   NOVEMBER 30, 1995)     (DECREASE)        COMBINED
                                          ----------   ------------------   --------------     -----------
Total net sales.........................   $ 8,070          $109,696        $        --        $117,766
Cost of goods sold......................     5,656            67,088             (1,349)(1)      71,395
                                          ----------        --------        --------------     -----------
Gross margin............................     2,414            42,608              1,349          46,371
Operating expenses......................     3,496            42,344               (710)(2)      45,130
Write-down of assets....................        --            11,000                 --          11,000
                                          ----------        --------        --------------     -----------
Operating loss..........................    (1,082)          (10,736)             2,059          (9,759)
Other
  Interest expense from Dow.............        --            (1,603)             1,603(3)           --
  Interest expense......................      (300)               --             (1,254)(4)      (1,554)
  Other income..........................        --               101                 --             101
                                          ----------        --------        --------------     -----------
Net loss................................   $(1,382)         $(12,238)       $     2,408        $(11,212)(5)
                                          ----------        --------        --------------     -----------
                                          ----------        --------        --------------     -----------
Net loss per share......................   $  (.33)                                            $  (2.71)
                                          ----------                                           -----------
                                          ----------                                           -----------
Weighted average shares outstanding
 (6)....................................     4,130                                                4,130

Supplemental pro forma data (7):
  Net loss..............................                                                       $(10,432)
                                                                                               -----------
                                                                                               -----------
  Net loss per share....................                                                       $  (2.05)
                                                                                               -----------
                                                                                               -----------
  Weighted average shares outstanding
   (6)..................................                                                          5,086

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(1) Includes a reduction in depreciation of $315,000 to reflect the Company's basis in property, plant and equipment, a reduction in employee benefits expenses as a result of the elimination of postretirement benefits and 401(k) matching contributions of $874,000, and a reduction in the Company's vacation benefits of $160,000.

(2) Includes a reduction in depreciation of $35,000 to reflect the Company's basis in property, plant and equipment, a reduction in employee benefits expenses as a result of the elimination of postretirement benefits and 401(k) matching contributions of $570,000, and the reduction in the Company's vacation benefits of $105,000. Lamaur historical depreciation expense reflects the impact of the write-down of assets.

(3) Interest expense from Dow has been eliminated as this represented a charge on Dow's net investment in Lamaur.

(4) Represents interest expense on debt incurred in conjunction with the Company's acquisition of Lamaur and estimated average borrowings during the year. Interest expense was computed at rates ranging from 9.75% to 10.0% (based on a prime rate of 8.5%).

(5) Includes an $11.0 million write-down of assets required to adjust the carrying value of Lamaur to its net realizable value in connection with Dow's decision to sell Lamaur. Future significant charges are not expected as all assets and liabilities were recorded at their estimated fair values at the date of the Company's acquisition of Lamaur.

(6) In accordance with the rules of the Securities and Exchange Commission, all common stock equivalents of the Company issued within one year of this initial public offering have been considered as outstanding since the inception of the Company using the treasury stock method (assuming a market price of $9.00) even though they are anti-dilutive in loss periods. Common stock equivalents issued prior to one year of this initial public offering are excluded in loss periods as they are anti-dilutive.

(7) Reflects the conversion of the Dow Convertible Note into Series B Convertible Preferred Stock (which will automatically occur upon the Offering), the issuance of 956,000 shares of Common Stock to fund the repayment of $8.0 million of debt (as described under "Use of Proceeds"), and the related inclusion of dividends and reduction of interest expense.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    Set forth below is selected financial data with respect to the statements of operations of the Company for the period from April 1, 1993 (Inception) to December 31, 1993, and for the twelve months ended December 31, 1994, and 1995, and the balance sheets of the Company at December 31, 1993, 1994 and 1995. Such data was derived from the Company's audited financial statements, certain of which are included elsewhere in this Prospectus. Also set forth below is selected financial data for the three months ended March 31, 1995 and 1996 and as of March 31, 1996, which is derived from the unaudited financial statements of the Company and includes, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company for such periods. The results of operations for the three months ended March 31, 1995 and 1996 are not necessarily indicative of results for a full fiscal year. In addition, set forth below is selected financial data with respect to the pro forma statement of operations for the Company for the twelve months ended December 31, 1995. Such data presents the combined results of operations of the Company as if the acquisition of Lamaur was effective as of January 1, 1995. Such data was derived from the unaudited pro forma combined financial statements included on page 15 in this Prospectus and are qualified by reference to such pro forma financial statements. The pro forma combined financial data includes all adjustments which the Company considers necessary for a fair presentation, in accordance with generally accepted accounting principles, of its results of operations for that period. The pro forma combined financial data does not purport to represent what the Company's results of operations would actually have been had the acquisition in fact occurred on the indicated date or to project the Company's results of operations for any future date or period.

    In addition, included below is selected financial data with respect to the statements of operations for Lamaur for each of the four years ended December 31, 1994, and for the period from January 1, 1995 to November 30, 1995 (the effective date of the acquisition for financial reporting purposes), and the balance sheets of Lamaur at December 31, 1991, 1992, 1993 and 1994. Such data were derived from the Lamaur financial statements (previously, PCD, the Personal Care Division of DowBrands L.P., an affiliate of Dow), certain of which are included herein.

FINANCIAL DATA OF THE COMPANY

                                                    HISTORICAL
                                      ---------------------------------------
                                                         YEAR ENDED DECEMBER                       THREE MONTHS ENDED
                                        APRIL 1, 1993            31,            PRO FORMA YEAR         MARCH 31,
                                       (INCEPTION) TO    --------------------   ENDED DECEMBER    --------------------
                                      DECEMBER 31, 1993    1994     1995 (1)       31, 1995         1995       1996
                                      -----------------  ---------  ---------  -----------------  ---------  ---------
SELECTED STATEMENTS OF OPERATIONS
 DATA:
  Total net sales...................      $      --      $      --  $   8,070     $   117,766     $      --  $  28,480
  Cost of goods sold................             --             --      5,656          71,395            --     17,954
                                            -------      ---------  ---------        --------     ---------  ---------
  Gross margin......................             --             --      2,414          46,371            --     10,526
  Operating expenses................          1,565            557      3,496          45,130            93     10,843
  Write-down of assets..............             --             --         --          11,000            --         --
                                            -------      ---------  ---------        --------     ---------  ---------
  Operating loss....................         (1,565)          (557)    (1,082)         (9,759)          (93)      (317)
  Interest expense..................            (40)           (59)      (300)         (1,554)          (18)      (414)
  Other income......................             --             --         --             101            --          8
                                            -------      ---------  ---------        --------     ---------  ---------
  Net loss..........................      $  (1,605)     $    (616) $  (1,382)    $   (11,212)(2) $    (111) $    (723)
                                            -------      ---------  ---------        --------     ---------  ---------
                                            -------      ---------  ---------        --------     ---------  ---------
  Net loss per share................      $    (.43)     $    (.15) $    (.33)    $     (2.71)    $    (.03) $    (.18)
                                            -------      ---------  ---------        --------     ---------  ---------
                                            -------      ---------  ---------        --------     ---------  ---------
  Weighted average shares
   outstanding (3)..................          3,701          4,130      4,130           4,130         4,130      4,130

SUPPLEMENTAL PRO FORMA DATA (4):
  Net loss..........................                                              $   (10,432)
                                                                                     --------
                                                                                     --------
  Net loss per share................                                              $     (2.05)
                                                                                     --------
                                                                                     --------
  Weighted average shares
   outstanding (3)..................                                                    5,086

                                                                               AT DECEMBER 31,
                                                                       -------------------------------
                                                                         1993       1994       1995
                                                                       ---------  ---------  ---------  AT MARCH 31,
                                                                                                            1996
                                                                                                        -------------
SELECTED BALANCE SHEET DATA:
  Working capital (deficit)..........................................  $     (27) $    (466) $  10,346    $   9,817
  Total assets.......................................................        134          6     42,967       42,806
  Long-term debt, less current portion...............................      1,000      1,000     20,350       20,271
  Stockholders' equity (deficit).....................................     (1,057)    (1,462)     6,594        6,048

FINANCIAL DATA OF LAMAUR

                                                        YEAR ENDED DECEMBER 31,            PERIOD FROM JANUARY
                                              -------------------------------------------    1, 1995 THROUGH
                                                1991       1992       1993        1994     NOVEMBER 30, 1995(5)
                                              ---------  ---------  ---------  ----------  --------------------
SELECTED STATEMENTS OF OPERATIONS DATA:
  Total net sales...........................  $ 136,946  $ 124,288  $ 112,031  $  121,277       $  109,696
  Cost of goods sold........................     78,871     77,613     71,061      71,735           67,088
                                              ---------  ---------  ---------  ----------         --------
  Gross margin..............................     58,075     46,675     40,970      49,542           42,608
  Operating expenses........................     53,912     56,014     53,851      57,830           42,344
  Write-down of assets......................         --         --         --     120,100           11,000
                                              ---------  ---------  ---------  ----------         --------
  Operating income (loss)...................      4,163     (9,339)   (12,881)   (128,388)         (10,736)
  Interest expense from Dow.................     (7,550)    (6,055)    (6,643)     (5,805)          (1,603)
  Other income (expense), net...............        293       (328)       317         705              101
                                              ---------  ---------  ---------  ----------         --------
  Net loss..................................  $  (3,094) $ (15,722) $ (19,207) $ (133,488)      $  (12,238)
                                              ---------  ---------  ---------  ----------         --------
                                              ---------  ---------  ---------  ----------         --------


                                                            AT DECEMBER 31,
                                              -------------------------------------------
                                                1991       1992       1993        1994
                                              ---------  ---------  ---------  ----------
SELECTED BALANCE SHEET DATA:
  Working capital...........................  $  17,079  $  16,517  $  11,457  $   16,787
  Total assets..............................    197,380    190,605    180,376      58,021
  Net invested capital......................    184,265    179,654    169,058      47,493

                                                        YEAR ENDED DECEMBER 31,            PERIOD FROM JANUARY
                                              -------------------------------------------    1, 1995 THROUGH
                                                1991       1992       1993        1994     NOVEMBER 30, 1995(5)
                                              ---------  ---------  ---------  ----------  --------------------
OTHER FINANCIAL DATA:
  Earnings (loss) before interest and non-
   cash charges (6).........................  $  11,583  $  (2,184) $  (5,174) $      (59)      $    2,375
                                              ---------  ---------  ---------  ----------         --------
                                              ---------  ---------  ---------  ----------         --------

--------------------------
(1) Includes the results of operations of Lamaur for the month of December 1995 following its acquisition by the Company.

(2) Includes an $11.0 million write-down of assets required to adjust the carrying value of Lamaur to its net realizable value in connection with Dow's decision to sell Lamaur. Future significant charges are not expected as assets and liabilities were recorded at their estimated fair values at the date of the Company's acquisition of Lamaur.

(3) In accordance with the rules of the Securities and Exchange Commission, all common stock equivalents of the Company issued within one year of this initial public offering have been considered as outstanding since the inception of the Company using the treasury stock method (assuming a market price of $9.00) even though they are anti-dilutive in loss periods. Common stock equivalents issued prior to one year of this initial public offering are excluded in loss periods as they are anti-dilutive.

(4) Reflects the conversion of the Dow Convertible Note into Series B Convertible Preferred Stock (which will automatically occur upon consummation of the Offering), the issuance of 956,000 shares of Common Stock to fund the repayment of $8.0 million of debt (as described under "Use of Proceeds"), and the related inclusion of dividends and reduction of interest expense.

(5) Results of operations of Lamaur following its acquisition by the Company in November 1995 are included in the results of operations of the Company for the year ended December 31, 1995.

(6) Consists of net loss before interest expense, depreciation and amortization and write-down of assets. It is presented to assist in understanding the Company's operating results and in determining the Company's ability to meet one of its loan covenants (debt service coverage ratio), calculated by dividing net income plus depreciation, amortization and current interest, by current interest plus scheduled repayments of principal of all indebtedness. In addition, the exclusion of the asset write-downs results in data that assists in understanding ongoing operating results because the write-downs were non-recurring charges. However, this data is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. See the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with the Selected Financial Data, the Unaudited Pro Forma Financial Information and the financial statements and related notes thereto appearing elsewhere in this Prospectus.

PRO FORMA AND HISTORICAL RESULTS OF OPERATIONS

    The following table sets forth pro forma statements of operations information in dollars and as a percentage of total net sales for each of the two years ended December 31, 1995, and the three months ended March 31, 1995, and historical statement of operations information in dollars and as a percentage of total net sales for the three months ended March 31, 1996. The pro forma information gives effect to the acquisition of Lamaur as if it had occurred at the beginning of each period presented. The pro forma information is not necessarily indicative of either future results of operations or results that might have occurred if the acquisition had been consummated at the beginning of each of the indicated periods.

                                 YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                           ------------------------------------   -----------------------------------
                               PRO FORMA          PRO FORMA          PRO FORMA          HISTORICAL
                                 1994                1995               1995               1996
                           -----------------   ----------------   ----------------   ----------------
                                                         (IN THOUSANDS)
Total net sales..........  $ 121,277   100.0%  $117,766   100.0%  $ 31,653   100.0%  $ 28,480   100.0%
Cost of goods sold.......     69,764    57.5     71,395    60.6     19,554    61.8     17,954    63.0
                           ---------  ------   --------   -----   --------   -----   --------   -----
Gross margin.............     51,513    42.5     46,371    39.4     12,099    38.2     10,526    37.0
Operating expenses.......     54,600    45.0     45,130    38.3     10,742    33.9     10,843    38.1
Write-down of assets.....    120,100    99.0     11,000     9.4     11,000    34.7         --      --
                           ---------  ------   --------   -----   --------   -----   --------   -----
Operating loss...........   (123,187) (101.5)    (9,759)   (8.3)    (9,643)  (30.4)      (317)   (1.1)
Other income (expense):
    Interest expense.....     (2,374)   (2.0)    (1,554)   (1.3)      (410)   (1.3)      (414)   (1.4)
    Other income.........        705      .6        101      --         39      .1          8      --
                           ---------  ------   --------   -----   --------   -----   --------   -----
Net loss.................  $(124,856) (102.9)% $(11,212)   (9.6)% $(10,014)  (31.6)% $   (723)   (2.5)%
                           ---------  ------   --------   -----   --------   -----   --------   -----
                           ---------  ------   --------   -----   --------   -----   --------   -----

 THREE MONTHS ENDED MARCH 31, 1996 (HISTORICAL) COMPARED TO THREE MONTHS ENDED MARCH 31, 1995 (PRO FORMA)

    Total net sales for the quarter ended March 31, 1996, were $28.5 million, compared with pro forma sales of $31.7 million for the same period in the prior year, a decline of 10.1%. Although the STYLE-Registered Trademark- line experienced an increase in sales during the first quarter of 1996, this increase was more than offset by decreases in PERMASOFT-Registered Trademark- sales and contract manufacturing revenues. The new Lamaur management team believes that the decline in PERMASOFT-REGISTERED TRADEMARK- sales is the result of an unsuccessful 1994 marketing effort in which the PERMASOFT-REGISTERED TRADEMARK-product line was reformulated and repackaged, causing confusion among customers. This confusion, together with the substantial reduction in advertising support for PERMASOFT-REGISTERED TRADEMARK- after the first quarter of 1995 and a change in consumer preferences that resulted in a reduction in perm incidence, was responsible for the decline in PERMASOFT-REGISTERED TRADEMARK- sales in 1995, which has continued into 1996. Lamaur's new management has developed a strategy intended to reverse the decline in PERMASOFT-REGISTERED TRADEMARK- sales that includes increased advertising and an expanded focus on customers with color-treated hair, a growing market segment. The higher contract manufacturing revenues in the 1995 period compared to the 1996 period reflected significant revenues from a one-time manufacturing project the Company performed for DowBrands in 1995 while a new DowBrands plant was coming on-line. In addition, 1995 first quarter results reflected a significant order for a new product launch by a contract customer.

    Gross margin for the quarter ended March 31, 1996, decreased by $1.6 million, or 13.0%, as compared with pro forma gross margin for the same period in 1995. Gross margin as a percentage of net sales was 37.0% for the first quarter of 1996, as compared with pro forma gross margin of 38.2% during the same period in 1995. The decrease in gross margin percentage in 1996 was due to a change in product sales mix to lower margin products as a result of an increase in sales of the lower margin STYLE-Registered Trademark- line and a decrease in consumer retail purchases of the higher margin PERMASOFT-Registered Trademark-product line. The Company believes its gross margin percentage in 1996 will be comparable to the 1995 full year pro forma gross margin percentage as a result
of   its    emphasis    on    higher   margin    products    such    as    SALON
STYLE-Registered Trademark-, the development of the Company's strategy to reverse the decline in sales of PERMASOFT-Registered Trademark-, the Company's highest margin product, and the Company's efforts to reduce raw material and packaging costs.

    Operating expenses of $10.8 million for the quarter ended March 31, 1996, were relatively unchanged from the pro forma operating expenses of $10.7 million for the same period in 1995. Operating expenses for the quarter ended March 31, 1996 reflect $0.5 million in marketing expenses for the aforementioned PERMASOFT-REGISTERED TRADEMARK- advertising campaign as well as an increase of approximately $0.2 million in allowances for doubtful accounts as a result of a bankruptcy filing by a contract manufacturing customer. The Company expects that increased marketing activities will result in substantial additional marketing support expenses in the next two years, while the results of those activities, if they are successful, may not result in proportional revenue increases in those same period.

    The $11.0 million write-down of assets by Dow in the first quarter of 1995 reflected a further adjustment in the carrying value of Lamaur to its net realizable value in connection with Dow's decision to sell Lamaur. Future significant changes are not expected as all assets and liabilities were recorded at their estimated fair values at the date of the Company's acquisition of Lamaur.

    As a result of the foregoing factors, the operating loss for the quarter ended March 31, 1996 was $0.3 million, compared with a pro forma operating loss of $9.6 million in the same period in 1995. Excluding the asset write-down, pro forma operating profit for the quarter ended March 31, 1995 would have been $1.4 million.

    Interest expense was $0.4 million for each of the quarters ended March 31, 1996 and 1995.

    As a result of the foregoing factors, the net loss for the three months ended March 31, 1996 was $0.7 million, compared to a pro forma net loss for the three months ended March 31, 1995 of $10.0 million.

  YEAR ENDED DECEMBER 31, 1995 (PRO FORMA) COMPARED TO YEAR ENDED DECEMBER 31, 1994 (PRO FORMA)

    Total net sales on a pro forma basis of $117.8 million for 1995 declined 2.9% compared to $121.3 million in 1994. Although the SALON STYLE-Registered Trademark- product line and contract manufacturing experienced sales growth, these increases were more than offset by decreases in the PERMASOFT-Registered Trademark- and STYLE-Registered Trademark- product lines. The decrease in PERMASOFT-REGISTERED TRADEMARK- sales in 1995 followed moderate sales increases in 1994 after a heavily funded marketing campaign. As part of that 1994 marketing effort, the PERMASOFT-REGISTERED TRADEMARK- product line was reformulated and repackaged. However, in the view of the new Lamaur management team, the reformulation and repackaging caused confusion among customers, which, together with the substantial reduction in advertising support for PERMASOFT-REGISTERED TRADEMARK- after the first quarter of 1995 and a change in consumer preferences that resulted in a reduction in perm incidence, was responsible for the decline in PERMASOFT-REGISTERED TRADEMARK- sales in 1995. As a result, Lamaur's new management has developed a strategy intended to reverse the decline in PERMASOFT-REGISTERED TRADEMARK- sales that includes increased advertising and expanding its focus to customers with color-treated hair, a growing market segment. Included in contract manufacturing were sales to DowBrands, which increased by $2.2 million, or 11.3%. Sales to DowBrands represented 18.2% of pro forma total net sales for 1995 compared to 15.9% in 1994.

    Pro forma gross margin for 1995 decreased by $5.1 million as compared with 1994, or 10.0%. Gross margin as a percentage of pro forma total net sales was 39.4% in 1995, as compared with 42.5% in 1994. The decrease in gross margin percentage was due to a change in product sales mix to lower-margin products, as a result of a decrease in consumer retail purchases of the higher margin PERMASOFT-Registered Trademark- product line, and increases in lower margin contract manufacturing, as well as a greater emphasis on promotional activities, which resulted in higher product costs. The decrease in gross margins was partially offset by the higher margins provided by SALON
STYLE-Registered Trademark-, as well as a reduction of direct labor employee benefit expenses in 1995 as a result of pro forma adjustments in the amount of $874,000, related to the elimination of postretirement benefits and 401(k) matching contributions, and $160,000, related to the reduction in the Company's vacation benefits. The pro forma adjustments were made to reflect the Company's decision to eliminate or reduce those benefits. Comparable adjustments are not included in the 1994 pro forma gross margin. See note (1) in Notes To Unaudited Pro Forma Combined Statement of Operations on page 15. The Company expects its gross margin percentage in 1996 to be comparable to the 1995 pro forma gross margin percentage as a result of its emphasis on higher margin products such as SALON
STYLE-Registered Trademark-, the development of the Company's strategy to reverse the decline in sales of PERMASOFT-Registered Trademark-, the Company's highest margin product, and the Company's efforts to reduce raw material and packaging costs.

    Operating expenses on a pro forma basis for 1995 decreased to $45.1 million, or 38.3% of pro forma total net sales, as compared to $54.6 million or 45.0% of pro forma total net sales in 1994. The decrease was principally due to a reduction in marketing expenses in 1995 from 1994 levels, which had been increased in 1994 for the PERMASOFT-Registered Trademark- marketing campaign and the introduction of a new product line, SALON STYLE-Registered Trademark-. Operating expenses on a pro forma basis also decreased because of the reduction in 1995 employee benefit expenses as a result of pro forma adjustments made by the Company in the amount of $570,000 related to the elimination of postretirement benefits and 401(k) matching contributions, and $105,000 related to the reduction in the Company's vacation benefits. The pro forma adjustments were made to reflect the Company's decision to eliminate or reduce those benefits. Comparable adjustments are not included in the 1994 pro forma operating expenses. See note (2) in Notes To Unaudited Pro Forma Combined Statement of Operations on page 15.

    The $120.1 million write-down of assets by Dow in 1994 was required to adjust the carrying value of Lamaur to its net realizable value in connection with Dow's decision to sell Lamaur. An additional write-down of $11.0 million was recorded in 1995. Future significant charges are not expected as all assets and liabilities were recorded at their estimated fair values at the date of the Company's acquisition of Lamaur.

    As a result of the foregoing factors, the pro forma operating loss for 1995 was $9.8 million, compared with the 1994 pro forma operating loss of $123.2 million. Excluding the asset write-down, pro forma operating income would have been $1.2 million in 1995 and pro forma operating loss would have been $3.1 million in 1994.

    Pro forma interest expense, which was $1.6 million for 1995, compared with $2.4 million in 1994, represents interest on the indebtedness incurred in connection with the Company's acquisition of Lamaur and expected average borrowings during the periods.

    As a result of the foregoing factors, the pro forma net loss for 1995 was $11.2 million, compared with the 1994 pro forma net loss of $124.9 million.

HISTORICAL RESULTS OF OPERATIONS

  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 AND THREE MONTHS ENDED MARCH 31, 1996 AND 1995 FOR THE COMPANY

    The Company was in a development stage and had no revenues until it completed the acquisition of Lamaur in November 1995. Operating expenses of $10.8 million were incurred in the three months ended March 31, 1996, compared with $0.1 million in the three months ended March 31, 1995, and operating expenses of $3.5 million were incurred in the year ended December 31, 1995, compared with $0.6 million in the year ended December 31, 1994, and $1.6 million in the period from April 1, 1993 (Inception) to December 31, 1993. The higher operating expenses for 1995 and the first quarter of 1996 primarily reflect the inclusion of Lamaur's operating expenses after its acquisition in late 1995. Prior to the Lamaur acquisition, the Company's operating expenses were comprised of marketing, administrative and other operating expenses incurred to support the Company's technology development and research activities. The higher level of expense in 1993 reflected a $1.0 million fee to Intertec Ltd., a limited partnership controlled by the Company's Chairman of the Board, Chief Executive Officer and principal stockholder, in consideration of the grant of an exclusive license to use certain patented technology for cosmetic hair care applications. See "Business -- Research and Development -- EHS Laboratories Technology." As a result of the foregoing factors, the Company incurred a loss of $0.7 million in the first quarter of 1996, compared with a loss of $0.1 million in the first quarter of 1995, and a loss of $1.4 million in the year ended December 31, 1995, compared with a loss of $0.6 million in the year ended December 31, 1994, and a loss of $1.6 million in the period from April 1, 1993 (Inception) to December 31, 1993.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993 FOR
LAMAUR

    Total net sales for 1994 increased to $121.3 million from $112.0 million for 1993, an increase of $9.3 million, or 8.3%. This was attributable to the increase in unit sales of PERMASOFT-Registered Trademark-, the introduction of a new product line, SALON STYLE-Registered Trademark- and the increase in sales volume of contract manufacturing as a result of increased orders from both
DowBrands  and  other  customers.  These  increases  were  partially  offset  by decreases in the net sales of Lamaur's Salon Division and the STYLE-Registered Trademark- product line. The STYLE-Registered Trademark- line experienced a sales decline in 1994 as a result of its competitors introducing new products and increasing promotional activities in the price-value segment of the market. Included in contract manufacturing sales were sales to DowBrands, which increased by $2.7 million, or 16.0%. Sales to DowBrands represented 15.9% of total net sales for 1994, compared to 14.8% in 1993.

    Gross margins for 1994 increased by $8.6 million over 1993, or 20.9%, as a result of increased sales volume. Gross margin as a percentage of total net sales was 40.9% in 1994, as compared with 36.6% in 1993. This improvement reflected an improved product mix toward higher margin products, resulting from the introduction of SALON STYLE-Registered Trademark- and the positive effect of an advertising campaign for PERMASOFT-Registered Trademark-. In addition, Lamaur realized a full year of benefit from its cost reduction program implemented in the latter part of 1993.

    Operating expenses increased to $57.8 million or 47.7% of total net sales in 1994, compared to $53.9 million, or 48.1% in 1993. This was attributable to increased marketing dollars for the advertising campaign to support the
PERMASOFT-REGISTERED TRADEMARK- reformulation and repackaging and the introduction of SALON STYLE-Registered Trademark-. These increases were partially offset by the benefits realized from the cost reduction program described above.

    The $120.1 million write-down of assets by Dow in 1994 was required to adjust the carrying value of Lamaur to its net realizable value in connection with Dow's decision to sell Lamaur. Dow acquired Lamaur, which was a public company, in 1987 and recorded substantial goodwill, which represented the excess of the purchase price over the fair value of the net assets acquired. Due to a decline in market share of Lamaur's products, the value of Lamaur decreased significantly subsequent to the acquisition by Dow, resulting in the charge described above.

    As a result of the foregoing factors, the operating loss for 1994 was $128.4 million compared with the 1993 operating loss of $12.9 million. Excluding the asset write-down, the 1994 operating loss would have been $8.3 million.

    Interest expense was $5.8 million for 1994, compared with $6.6 million in 1993. Lamaur's capital requirements were funded by Dow and Lamaur was charged interest based upon its working capital. In addition, Lamaur was charged interest by Dow for an amount related to the financing of Dow's purchase of Lamaur.


    As a result of the foregoing factors, the net loss for 1994 was $133.5 million, compared with the 1993 net loss of $19.2 million.


LIQUIDITY AND CAPITAL RESOURCES

    Through late 1995, the Company financed all of its working and other capital
requirements   from  equity  infusions  and   borrowings  from  certain  of  its
stockholders.

    As a result of the Lamaur acquisition, the Company is leveraged and has substantial debt service requirements and, following the Offering, will have substantial preferred stock dividend requirements. At March 31, 1996, the Company had approximately $23.0 million outstanding in long-term and short-term debt, including approximately $14.3 million outstanding under the Norwest Credit Agreement, $5.0 million outstanding under the Dow Convertible Note as part of the purchase price of Lamaur, and $2.6 million representing credits accepted by Dow in connection with the acquisition to be credited in quarterly installments toward future product purchases by Dow over a two-year period. A substantial portion of the Company's cash flow will be required for debt service and preferred stock dividend requirements. The Company's principal sources of funds are borrowings under the Norwest Credit Agreement.

    The Norwest Credit Agreement is for three years, commencing November 1995, and provides for a working capital line up to $14.0 million and a term loan of $6.0 million which is amortized over five years with estimated annual principal installments of $1.2 million. The working capital balances and term loan are payable in full in November 1998. The interest rates on these loans are variable and are tied to Norwest Bank's base rate. The working capital line and term loan with Norwest are secured by all of the assets of the Company and impose certain operating and financial restrictions such as minimum income requirements, minimum net worth and debt service and leverage ratios (as defined in the Norwest Credit Agreement). Such restrictions will affect the Company's ability to incur additional indebtedness and will limit the amount of capital expenditures. See "Risk Factors -- Leverage, Substantial Debt Service, Preferred Stock Dividend Requirements and Related Financial and Operating Restrictions."

    Upon the Offering, the Dow Convertible Note will be converted into 763,500 shares of Series B Convertible Preferred Stock, the holders of which are entitled to dividends ($400,000 annually) which will accrue whether or not declared and will be cumulative to the extent not paid.

    The Company has had no significant capital expenditures since its date of inception. Capital expenditures for Lamaur were approximately $1.1 million, $0.9 million and $2.5 million for the years ended December 31, 1995, 1994 and 1993, respectively. The Company's capital expenditures for 1996 are anticipated to be approximately $1.5 million.

    Accounts receivable at March 31, 1996 increased $3.4 million from December 31, 1995, principally due to higher sales in March 1996 compared to December 1995.

    At December 31, 1995, the Company had deferred tax assets of $1.3 million, consisting primarily of net operating loss carryforwards. Because the Company's Lamaur division experienced cumulative losses over the last nine years, management believes that it is more likely than not that sufficient taxable income will not be generated in future periods to utilize the deferred tax assets. Therefore, at December 31, 1995 a valuation allowance of $1.3 million was established.

    The Company intends to use $8.0 million of the net proceeds of this Offering to reduce the indebtedness outstanding under the Norwest Credit Agreement. The indebtedness expected to be repaid currently bears interest at the annual rate of 9.75%, which is 1.25% over Norwest's current base rate. The Company may from time to time increase its borrowings under its revolving line of credit, as needed for its working capital and general corporate requirements. The remaining net proceeds from this Offering (including any proceeds received from the exercise of the over-allotment option) are expected to be utilized for general corporate purposes, including principally expanding Lamaur's marketing efforts by introducing new products (approximately $4.5 million), supporting EHS Laboratories' ongoing research and development activities directed towards the completion of its first prototype advanced hair styling products (approximately $2.0 million), and the restaging of certain existing products (approximately $1.0 million). The balance will be used for working capital.

    Management believes that the Company's cash on hand, anticipated cash flow from operations and the amounts available to the Company under the Norwest
Credit Agreement will be sufficient for its working capital, capital expenditures and debt service and preferred stock requirements for at least the next 24 months. See "Use of Proceeds."

                                    BUSINESS

OVERVIEW

    The Company develops, formulates, manufactures and markets personal hair care products, consisting of shampoos, conditioners, hair sprays, permanent wave products and other styling aids, for both the consumer and professional hair care markets. These products are distributed through its recently-acquired Lamaur division to consumer retail outlets, professional salons and specialty shops. The Company also contract manufactures a variety of aerosol sprays and other products. The Company believes its Lamaur division was among the ten largest manufacturers in the United States in 1995 (based on domestic revenues) in three categories of hair care products -- shampoos, conditioners and styling aids. The Company's EHS Laboratories division is engaged in the early stages of research and development with respect to a new hair styling concept. Based on patented technology licensed by the Company from an affiliate, the product is intended to combine electronics and chemicals to style, color and condition hair quickly, without the damaging side effects often experienced with most chemical-based hair styling products.

    In November 1995, the Company acquired Lamaur for an aggregate acquisition cost of approximately $30.2 million, of which approximately $13.7 million was paid in cash, $8.5 million in Series A Convertible Preferred Stock, $5.0 million in the form of the Dow Convertible Note, and $3.0 million in credits toward future product purchases by Dow. The assets and operations of Lamaur had previously constituted the Personal Care Division of Dow. Through the issuance of the Convertible Preferred Stock, Dow received an equity interest in the Company (17.3% after giving effect to this Offering). Lamaur has been a leading domestic producer and marketer of a broad range of hair care products for over 60 years and was an independent publicly-traded company, listed on the New York Stock Exchange, until its acquisition by Dow in 1987 for approximately $183.0 million. The purchase price paid by Dow in 1987 reflected Lamaur's market valuation at the time and the existence of a competing bid. The Company's management believes that the subsequent decline in Lamaur's value was caused by Dow's decision to shift Lamaur from its traditional marketing-driven operations to one based on Dow's chemical research and development capabilities.

    Lamaur is a leading domestic producer and marketer of a broad range of hair care products. Its product lines are sold through consumer retail outlets by its retail division (the "Retail Division") under the premium-priced PERMASOFT-Registered Trademark-, mid-priced SALON STYLE-Registered Trademark- and value-priced STYLE-Registered Trademark- brand names. Each line contains a wide assortment of shampoos, conditioners and styling products positioned towards distinct consumer segments. In addition, a full line of high quality, premium-priced products including shampoos, conditioners, hair sprays, perms and a variety of styling aids are sold to the professional salon and specialty shops market by its salon division (the "Salon Division") under the NUCLEIC A-Registered Trademark-, APPLE PECTIN-Registered Trademark- and VITA/E-Registered Trademark- brand names and the recently introduced PATIVA-TM-brand name. Sales by the Retail Division, which historically have accounted for between 62% and 70% of Lamaur's total revenues, are made to mass merchandisers, food stores, drug stores and others by a combination of the Company's direct sales force and a network of independent brokers. Sales by the Salon Division to the professional market, including sales to distributors who then sell to professional salons and specialty outlets, are made directly by the in-house sales force, and historically have accounted for between 14% and 17% of Lamaur's total sales. Lamaur also manufactures certain products, principally aerosol sprays, on a contract basis for third parties. Those activities generally have accounted for approximately 16% to 23% of Lamaur's sales and generate lower margins than its other sales.

    The Company is engaged through its EHS Laboratories division in technology development and research activities related to hair styling applications of the Company's licensed proprietary technology. The Company's objective is to develop products that will apply the Company's technology to electronically style, color and condition hair quickly, and without the often damaging side effects experienced with the harsh chemicals and heat treatments associated with most traditional hair care products. The Company has internally conducted preliminary laboratory tests involving the reaction of human hair to electromagnetic signals and has assisted its affiliated licensor in obtaining a United States patent that the Company believes provides broad coverage, and hence significant protection, for its licensed proprietary technology. The Company does not expect to introduce any prototype product before the second half of 1998 at the earliest.

To date, the Company's activities have included market research, such as obtaining and reviewing material and data describing market size and demographics of hair care products markets throughout the world and current and future competitive trends, as well as communicating with various companies engaged in the hair care products industry. The Company's business strategy in part reflects the results of this market research. The Company also introduced its licensed proprietary technology and development strategy to selected companies in the hair care industry to form a foundation for possible future cooperative efforts. Substantial additional steps will need to be taken before the Company can commercially introduce any ELECTRONIC CHEMISTRY-TM- products. The Company anticipates that some of these steps will be taken internally and some will be undertaken pursuant to relationships with third parties.

INDUSTRY OVERVIEW

    Worldwide retail sales of hair care products (excluding hair care appliances) in 1994 were approximately $25.0 billion, of which approximately $4.5 billion represented sales in North America. It is estimated that by 2000, worldwide retail sales of hair care products will reach approximately $32.8 billion, with approximately $5.6 billion attributable to sales in North America.

    There have been changes in consumers' buying patterns toward higher priced shampoos and conditioners and specialty niche products. In addition, the cost of goods sold in the hair care products market has been rising steadily for several years; however, intense competition has prevented manufacturers and distributors from passing those increases on to customers. The result has been an erosion in profit margins among the industry's competitors generally, although this effect has been less pronounced in certain market niches that are characterized by premium pricing and fewer competitors. Consequently, the hair care industry, despite its size and growth, has been experiencing both a consolidation in the number of competitors and a globalization in the marketing efforts of the remaining competitors. The Company believes that, currently, five companies (Unilever N.V., The Procter & Gamble Company, Alberto-Culver Company, The
Gillette Company and Johnson & Johnson) account for approximately 60% of worldwide sales in the hair care products industry.

STRATEGY

    The Company believes the most significant trends currently affecting the hair care industry that will continue to influence its competitive planning for both the retail and professional segments of the market are an increase in the marketing impact of certain types of consumer retail outlets, particularly mass merchandisers and changes in consumers' buying patterns towards higher priced shampoos and conditioners and specialty niche products. Competition in the professional segment of the market is also influenced by a company's ability to maintain a clear separation of brands between those directed at the professional market and those directed at the consumer retail market, and substantial contact with and service to the professional customer. Among the competitive factors the Company faces are the need to introduce and promote (i) high-end products in the professional market, (ii) both higher-quality, professional-type products and more natural products in the retail market, and (iii) line extensions of styling aids.

    The Company's objective is to become a leading worldwide developer and marketer of advanced hair care products through a strategy that combines the stability provided by Lamaur's established hair care products business, which the Company intends to return to profitability, and the growth opportunities available through acquisitions, strategic relationships and the development of EHS Laboratories' technology. To implement this strategy, the Company has installed a new senior management team with significant experience in the personal care products industry. Key features of the Company's strategy include emphasizing marketing and sales efforts while maintaining the Company's strong production base and research capabilities, in addition to refining the cost-cutting program introduced by prior management. The Company plans to increase its market share by expanding its national marketing program, broadening its base of exclusive professional market distributors for its PATIVA-TM- line of products, and increasing sales to Mexico, Canada and other international markets. Since January 1, 1996, the Company has obtained significant contract manufacturing orders from new customers, with deliveries commencing in the second quarter, and intends to continue to increase the level of its contract manufacturing activities by obtaining additional orders from both existing and new customers. In addition, the Company intends to explore opportunities for acquisitions or strategic relationships that may enable it to expand its hair care products line or diversify its business into other segments of the personal care market.

    Lamaur experienced 30 consecutive years of profitable operations immediately prior to its acquisition by Dow in 1987. Although Lamaur experienced net losses in each year since becoming a division of Dow in 1987, it experienced operating earnings (before reflecting interest to Dow, goodwill charges and taxes) in fiscal years 1989, 1990 and 1991. The Company's immediate goal is to return Lamaur to profitability by the end of 1996. In order to achieve this objective, the Company will return the principal focus of Lamaur's operations to sales and marketing. In that regard, the Company believes it will need to increase its share of the retail segment of the market, in part through an increase in advertising and promotions, and also increase the number of exclusive distributors for its professional products, while maintaining its existing network of distributors. The costs of expanding the Company's retail market share are expected to be substantial, both during the remainder of 1996 and thereafter.

PRODUCTS

    The Company formulates and manufactures a broad range of hair care product lines, consisting of approximately 90 products, marketed under several distinct brand names. Product lines sold through consumer retail outlets include
PERMASOFT-Registered Trademark-, SALON STYLE-Registered Trademark-, and STYLE-Registered Trademark- brand names that are widely recognized by retailers and consumers. Each line contains a broad assortment of shampoos, conditioners and styling products and is positioned towards a distinct consumer segment. Product lines used by stylists and sold by salons and beauty supply stores throughout the United States and in Canada include shampoos, conditioners, hair sprays, perms and a variety of styling aids sold under the PATIVA-TM-, NUCLEIC A-Registered Trademark-, APPLE PECTIN-Registered Trademark- and VITA/E-Registered Trademark- brand names. In addition, Lamaur also manufactures products, principally aerosol sprays, under contract for third parties.

    The following table sets forth the Company's principal brands and products sold within each brand:

                                 RETAIL BRANDS

BRAND                                          SHAMPOOS AND CONDITIONERS                   STYLING AIDS AND PERMS
--------------------------------------  ----------------------------------------  ----------------------------------------
PERMASOFT-Registered Trademark-.......  Revitalizing Shampoo, Moisturizing        Hair Sprays (aerosol and nonaerosol),
                                        Shampoo, Extra Body Shampoo, Shampoo      Mousse, Gel, Frizz Control Cream, Shine
                                        Plus Conditioner, Revitalizing            Treatment, Conditioning Foam,
                                        Conditioner, Moisturizing Conditioner,    Revitalizing Spray
                                        Extra Body Conditioner, Deep
                                        Reconditioning Treatment, Moisturizing
                                        Mist Conditioner
SALON STYLE-Registered Trademark-.....  Moisture Potion-Registered Trademark-     Hair Sprays (aerosol and nonaerosol),
                                        Shampoo, Therapy Shampoo, Strengthening   Spray Gel, Vitafixx-TM- Spritz, Body
                                        Shampoo, NutriShine Shampoo, Hydration    Boost-Registered Trademark- Mousse,
                                        Conditioning Shampoo, Botanical           Defrizz 'N Shine-Registered Trademark-
                                        Reconstructing Conditioner, Moisture      Hydrating Cream
                                        Potion-Registered Trademark-
                                        Conditioner, Detangling Conditioner, Pro
                                        Mist Leave-On Conditioner, Hydro
                                        Balanced Hair Masque
STYLE-Registered Trademark-...........  Moisturizing Shampoo, Extra Body          Hair Sprays (aerosol and non-aerosol),
                                        Shampoo, Regular Shampoo, Strawberry      Gel, Mousse, Dry
                                        Shampoo, Nourishing Shampoo, Coconut &    Style-Registered Trademark- Hair Spray
                                        Papaya Shampoo, Moisturizing              for Men (aerosol)
                                        Conditioner, Extra Body Conditioner,
                                        Regular Conditioner, Strawberry
                                        Conditioner, Deep Conditioning
                                        Conditioner, Coconut & Papaya
                                        Conditioner

                                                       SALON BRANDS

BRAND                                          SHAMPOOS AND CONDITIONERS                   STYLING AIDS AND PERMS
--------------------------------------  ----------------------------------------  ----------------------------------------
PATIVA-TM-............................  Curl Cleanse-Moisturizing Shampoo,        Mousse, Spritz, Design Creme,
                                        Revitalizing Volumizing Conditioner       Alternative Wave (Normal), Alternative
                                                                                  Wave (Tinted), Sprae Concentrate Hair
                                                                                  Spray
NUCLEIC A-Registered Trademark-.......  Body Plus-Registered Trademark- Shampoo,  Botanical-TM- Hair Spray, Gel
                                        Proteplex-Registered Trademark- Shampoos
                                        and Conditioner

APPLE PECTIN-Registered Trademark-....  Shampoo and Conditioner, Moisturizing     Moisturizing Hair Spray, Acid Perm,
                                        Shampoo, ScentSates-TM- Shampoos and      Apple Pectin Plus-Registered Trademark-
                                        Conditioners, Apple Pectin                Perm, Ten-Minute Wave, Ultra Hold
                                        Plus-Registered Trademark- Shampoo and    Mousse, Styling Creme
                                        Conditioner in One
VITA/E-Registered Trademark-..........  Shampoo, Conditioners                     Perm, Hair Spray, Ultrahold Hair Spray,
                                                                                  Unscented Hair Spray, Maximum Hold Hair
                                                                                  Spray, Ultra-hold Concentrate Hair Spray
Other Salon Products..................  Natural Man-TM- Conditioning Shampoo,     Natural Man-TM- Styling Creme, Natural
                                        Bone Marrow-Registered Trademark-         Man-TM- Hair Spray, Natural
                                        Conditioners                              Woman-Registered Trademark- Hair Spray,
                                                                                  CO-A-Registered Trademark- Perm, CO-A
                                                                                  Kinetics-Registered Trademark- Perm,
                                                                                  Lamaur Inception-Registered Trademark-
                                                                                  Thio-Free Perm,
                                                                                  Strata-Registered Trademark- Perm, Gamma
                                                                                  pHactor-Registered Trademark- Wave Set
                                                                                  and Concentrate,
                                                                                  Beauti-Lac-Registered Trademark- Hair
                                                                                  Spray, Stylac-Registered Trademark- Hair
                                                                                  Spray, Sprayage-Registered Trademark-
                                                                                  Hair Spray, Body Plus Mousse,
                                                                                  Axiom-Registered Trademark- Perm, Body
                                                                                  for Sure-Registered Trademark- Perm

    PERMASOFT-Registered Trademark-, which is the Company's "high-end" retail product line, was developed to meet the needs of a large segment of consumers who use permanent wave products. As a result of a lower incidence of perm usage (a decline in usage among women from approximately 54% in 1990 to approximately 34% in 1994) and competition from others developing products for this market segment, PERMASOFT-Registered Trademark- sales have declined 46% from 1991 to 1995. The Company has developed a strategy intended to reverse the decline in PERMASOFT-Registered Trademark- sales which includes increased advertising and expanding the product line's focus to customers with color-treated hair, a growing market segment.

    SALON STYLE-Registered Trademark- was launched in 1994 as a line of "mid-priced" shampoos and conditioners positioned as "Salon Quality at a Fraction of the Price." The line was successfully extended in late 1994 with the addition of styling products.

    STYLE-Registered Trademark- is the Company's "value priced" brand, intended for use by the entire family. The brand has shown a significant turnaround the last six months of 1995, with unit sales increasing by 47% compared with the comparable period in 1994, after four years of declining sales.

    PATIVA-TM- is a line of professional salon products anchored by an innovative wave technology that eliminates the neutralizer step. Launched in March 1995, this line provides the Salon Division with a "higher-end" brand.

    The following table sets forth certain information concerning the Company's net sales by division in each of the last five fiscal years:

                                                  NET SALES BY DIVISION FOR YEAR ENDED DECEMBER 31,
                          -------------------------------------------------------------------------------------------------
                                  1991                  1992                  1993                  1994            1995
                          --------------------  --------------------  --------------------  --------------------  ---------
                                                                   (IN THOUSANDS)
Retail..................  $  95,734       69.7% $  85,076       68.4% $  74,215       66.2% $  80,669       66.5% $  73,256
Salon...................     20,183       14.7     18,231       14.7     18,465       16.5     16,928       14.0     16,947
Contract
 Manufacturing (1)......     21,377       15.6     20,981       16.9     19,351       17.3     23,680       19.5     27,563
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Total...............  $ 137,294      100.0% $ 124,288      100.0% $ 112,031      100.0% $ 121,277      100.0% $ 117,766
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                          ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------


Retail..................       62.2%
Salon...................       14.4
Contract
 Manufacturing (1)......       23.4
                          ---------
    Total...............      100.0%
                          ---------
                          ---------

------------------------------
(1) Contract manufacturing sales included sales to DowBrands of $15.3 million, $18.1 million, $16.6 million, $19.3 million, and $21.4 million in each of the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively.

MARKETING AND DISTRIBUTION

    The Company's consumer retail sales are made to mass merchandisers, food stores, drug stores and other retail outlets, as well as to wholesalers who service retail outlets, resulting in the Company's products being sold in more than 60,000 retail outlets in North America. Sales for the Retail Division are carried out through a combination of the Company's own sales force and independent brokers. Salon Division products are distributed to professional salons and specialty shops through a network of independent distributors served by the Company's sales force.

    The Company currently maintains more than 1,800 active customer accounts and no customer other than DowBrands and Wal-Mart accounted for more than 10% of Lamaur's total net sales in any of the last three years. DowBrands accounted for 15%, 16% and 18% of Lamaur's total net sales in each of 1993, 1994 and 1995, respectively, and Wal-Mart accounted for 19%, 18% and 18% of Lamaur's total net sales in each of 1993, 1994 and 1995, respectively. The loss of sales to DowBrands, Wal-Mart or other significant customers could have a material adverse effect on the business and operations of the Company. There are no contractual obligations from any customers (including DowBrands) to make continuing purchases from the Company, although DowBrands has agreed to purchase all of its future requirements for certain products from the Company for a two-year period.

    The Company believes that growth in its business is achieved in part by gaining market share at the expense of competitors. Accordingly, the Company promotes sales of its products utilizing substantial advertising, consumer promotions and merchandising support programs. During the years ended December 31, 1993, 1994 and 1995, Lamaur's marketing support expense was approximately $23.8 million, $31.4 million and $23.8 million, respectively. The Company's strategy contemplates a more aggressive marketing program under the direction of its new management. The Company's marketing activities include direct and cooperative advertising, consumer and trade promotions and, with respect to the Salon Division, training programs, distribution and promotional sales and promotional seminars. Management believes it can broaden its base of exclusive distributors for its PATIVA-TM- line of products, and thereby increase Salon Division revenues and the Company's profitability, without adversely affecting its existing network of distributors.The Company also invests in research and development for new products, in product line extensions of its established brand names and in periodic restaging of established products.

    The Company believes there is substantial customer recognition for its major brand names and that consumer loyalty positively affects sales. Consequently, it seeks to maintain its brand name recognition through (i) national and local television, print and radio advertising, (ii) promotions and coupons, and (iii) continually reviewing and improving its products and packaging. The Company believes the expenditures associated with those activities, which are expensed in the period in which they are incurred, provide long term benefits to the Company to the extent they sustain or extend consumer awareness of its products. Furthermore, the Company believes that increased advertising for one brand name or product often enhances consumer recognition of its other products.

    In view of the intensely competitive nature of the personal hair care products industry, new product introductions require proportionally higher costs relative to sales than expenditures for well-established products during the introductory period. While those expenditures materially impact results of operations in the particular period in which they are incurred, they assist in the Company's growth beyond that period if the new product is ultimately successful.

    The Company anticipates incurring increased expenditures in connection with its marketing activities in the next two years, and expects to utilize a substantial portion of the net proceeds of this Offering to fund those activities. See "Use of Proceeds." These activities include (i) expanding its product mix by introducing new products, (ii) restaging certain other existing products, and (iii) enhancing the Company's marketing efforts, particularly in connection with its commencement of activities outside the United States. The Company plans to increase retail sales in Mexico and Canada during the remainder of 1996 and in 1997, and is considering expansion into other international markets. Expanding the Company's international market share in Mexico, Canada and elsewhere will require the Company to address competitive factors similar to those it faces in the United States, as well as to comply with any local regulatory requirements. See "Business -- Competition."

RESEARCH AND DEVELOPMENT

    The Company continuously engages in the development of new products and improvements to its existing formulations and maintains extensive laboratory facilities for those purposes. Lamaur relies principally on the experience of its staff in connection with formulating new products. In accordance with new management's strategy, the Company's research and technical staff of approximately 28 persons works closely with the Company's sales and marketing groups to discern changes in consumer tastes and new product developments in the industry. The Company believes its research and development efforts are enhanced materially by the availability of its on-site salon, which is fully equipped to permit the testing of new products and improvements in conditions that simulate those actually encountered by consumers. The Company maintains extensive laboratory, quality assurance and quality control facilities. Examples of products recently developed by Lamaur include (i) the SALON STYLE-Registered Trademark- product line, a complete consumer-oriented line of hair care products introduced in 1994 for consumers desiring salon quality at a fraction of the price, and (ii) PATIVA-TM- for the professional salon and specialty market, introduced in 1995.

  EHS LABORATORIES' TECHNOLOGY

    The Company believes that the absence of any fundamental change in the technology underlying hair care products for several decades, combined with the substantial global market for hair care products, presents an opportunity for new technologically oriented products. In the Company's view, electronically controlled and managed hair styling products that use chemicals and provide quick and convenient application can gain widespread consumer acceptance if they are successfully developed and properly marketed. The Company's strategy is to develop a line of advanced hair styling products and, if it is successful in doing so, eventually to compete significantly on that basis. There can be no assurance, however, that the Company will be able to develop such advanced hair styling products or, if it does, that they will be commercially successful. See "Risk Factors -- Risks Associated with ELECTRONIC CHEMISTRY-TM- Product Development."

    The Company's current objective is to develop electronic appliances based on EHS Laboratories' licensed proprietary technology that will permit users to style, color and condition their hair, on a "temporary" or "permanent" basis, without the often damaging side effects experienced with the harsh chemicals and heat treatments associated with most traditional hair care products. The harsh chemicals currently used in such products are in a family of compounds known as mercaptans, which are often damaging to human hair and skin. The Company's proposed ELECTRONIC CHEMISTRY-TM- appliances are expected to use low concentrations of a family of alcohol-based compounds that are generally known not to adversely affect human hair and skin. Although the Company intends to develop applications of its technology that will perform the same basic processes as have been applied for many years to the treatment of hair by traditional methods, the Company believes products utilizing its technology, if successfully developed, will perform these processes more quickly and safely than traditional products. EHS Laboratories' proprietary technology is based upon the fact that (i) the chemical and physical properties of protein chains and certain molecular bonds are instantly altered in the presence of an electromagnetic signal delivered at specific resonance frequencies (the frequencies being determined by the particular type of molecular bond being treated and the substances in which those molecules are located), and (ii) the alterations stop instantly when the electronic signal stops. The applying of an electromagnetic signal is expected to be accompanied by the application of chemicals and/or mechanical stress to effect the desired structural or cosmetic changes in the hair. The Company refers to its technology as "Resonance Frequency Transfer" ("RFT") technology.

    The Company anticipates that, if it is successful in achieving its current development and engineering design objectives, its principal product will be an electronic appliance that will include three basic components. The first component will be a control module that will contain the power source, microprocessor and control software responsible for inducing and managing the electronic signal and chemical delivery systems. The second component will be a delivery system that will contain both a liquid cartridge holder and a liquid dispersion system. The third component is expected to consist of disposable and replaceable cartridges, each of which would contain consumable chemical styling, coloring and conditioning agents. No determination as to the manufacturing source for the appliance has been made, nor is one expected to be selected for some time.

    EHS Laboratories' activities have been primarily directed towards conducting early-stage research with respect to the reaction of hair samples to electromagnetic signals. Substantial additional research and development will be required before any prototype product containing its licensed technology could be delivered, and the Company believes that the earliest any prototype product might be introduced would be the second half of 1998, at the earliest. These steps will include research, development and design of the electronic and chemical components, developing a functional prototype, product engineering, obtaining any required regulatory approvals, field trials, and, if all of the foregoing are successfully completed, manufacturing and distribution.


    The timing of introduction of its first commercial product will depend on the time required to obtain any required regulatory approvals. See "Business -- Government Regulation." The wide range of research, development and design activities that remain to be undertaken include continuing basic research regarding hair morphology (form and structure) and its reaction to electromagnetic signals at various frequencies, research concerning the application of chemicals to hair treated by RFT technology, the development of the control module, the delivery system, the cartridges and their related electronic and mechanical controls, circuitry, software and interfaces, and the overall design of the appliance. The Company expects to conduct certain of those activities directly. Other activities will be conducted by firms with whom the Company will seek joint venture or other strategic alliances or licensing arrangements. The Company has entered into a technical assistance program with Samsung pursuant to which Samsung may elect (but is not obligated) to participate with the Company in joint development of specialized components and production prototypes of the control modules and delivery systems, as well as the initial design of the appliance.



    The agreement with Samsung provides for the Company to share the results of its research and development program with Samsung, for Samsung to evaluate the Company's technical development program on the basis of determining the ability to manufacture components and end user products, and for Samsung to participate in periodic technical reviews. Upon completion and delivery of a functional prototype by the Company which is approved by Samsung's engineers, Samsung may elect to produce five samples for field testing by the Company. During the term of the Agreement, Samsung has the exclusive right to enter into a license agreement for the manufacture of the Company's products. If Samsung requests that a manufacturing license arrangement be developed, the Company and Samsung have agreed to negotiate the terms of the license in good faith. Unless Samsung is then fabricating five samples or the parties are then negotiating the terms of the license arrangement, the agreement and Samsung's exclusive right to enter into a license agreement may be terminated by either party on 30-days' notice, and will terminate in September 1996. The Company anticipates extending the agreement beyond September 1996 on the same terms as presently in effect.


    The Company believes that its agreement with Samsung has and will continue to provide a framework for discussing and guiding the initial design, development and testing of the appliance and its components, and is consistent, at this early stage of development, with its strategy of licensing to third parties certain aspects of product design and development. As the Company is not obligated to continue with Samsung should it not exercise its right of first refusal, the Company believes its current arrangement with Samsung will not discourage other potential parties from dealing with the Company, although there can be no assurance in that regard. The Company believes that it will also seek strategic relationships with up to three established chemical products concerns for the purpose of developing suitable chemical hair treatment liquids that can be utilized in the application of its RFT technology.

    EHS  Laboratories  has  conducted  most  of  its  research  and  development activities to date through internal laboratory testing and independent consultants, principally SRI International. The Company expects that hair morphology research will continue to be conducted by the Company in conjunction with TRI/ Princeton, an industry-funded and sponsored laboratory facility engaged in research projects relating to certain materials and their characteristics. The Company intends to perform additional research and development work in connection with the RFT technology at its Fridley, Minnesota laboratories, although it expects it will continue to utilize outside consulting and laboratory services to conduct research and development activities. The Company anticipates expending an additional $2.0 million on EHS Laboratories research and development activities over approximately the next three years.

MANUFACTURING AND SUPPLY

    LAMAUR  OPERATIONS.    All   the  Company's  manufacturing,  packaging   and
warehousing operations are located in a 438,000 square foot facility in Fridley, Minnesota. See "Business -- Properties."

    The production area comprises 135,000 square feet and includes formula compounding areas, quality control laboratories, multiple fully-automated, high speed aerosol and liquid filling lines and state-of-the-art packaging facilities. The compounding or mixing department utilizes a combination of manual and fully-automated batch processing systems. A portion of the aerosol batching is controlled by an automated computer-driven blending system which has significantly improved efficiencies and product integrity. The high speed fully-automated packaging equipment used for both liquid filling and aerosol lines runs at speeds of up to 300 containers per minute. The Company believes it is an industry leader in fully automating its production facilities. The Company has substantial excess production capacity, which it currently intends to utilize in connection with any expansion of its contract manufacturing activities.

    The Company maintains a strict internal control system to monitor the quality of its products. The quality control laboratory is well equipped and capable of conducting both micro and analytical testing. The Company also maintains product liability insurance at levels it believes to be adequate.

    Raw materials used by the Company are principally alcohol, surfactants, fragrances, propellants and a wide variety of packaging materials and compounds including containers such as aerosol cans, cardboard boxes and plastic containers, container caps, tops, valves and labels, all of which are purchased from outside sources. The Company's principal raw materials and packaging components are available from several domestic suppliers and it is not dependent on the availability of supplies from any single source. While at times the hair care industry has experienced a shortage of raw materials of the types essential to the Company's business, because the Company has long-established supplier relationships and has developed alternative raw material substitutes, it does not anticipate any difficulty in obtaining adequate supplies of raw materials to meet its needs. Similarly, while the industry has from time to time experienced raw material cost increases, the Company believes it has been and remains able to purchase its requirements at competitive prices from sources that are readily available in the vicinity of the Fridley, Minnesota, facility.

    The Company uses tank railcars to transport certain high volume raw materials. Trucks are used to transfer smaller volume raw material requirements as well as packaging components such as aerosol cans, plastic bottles and caps, and cardboard shipping containers. A separate tank farm for above-ground bulk storage of chemicals and aerosol propellants is located adjacent to the plant.

    The Company maintains inventory of raw materials and packaging materials as well as certain finished goods in its on-site warehouse that comprises 265,000 square feet. Finished inventory generally is warehoused for distribution throughout the United States at the Company's plant, but products produced for third parties are immediately released to third party warehouses and do not remain on the Fridley site as inventory. As many as twelve over-the-road truck trailers can be loaded and unloaded in the plant's warehousing and shipping area at one time.


    CONTRACT MANUFACTURING. Contract manufacturing of household cleaning and hair care aerosol sprays and liquid products for others, particularly with respect to the production of aerosol spray products utilizing the Company's automated high speed production lines, has contributed 17% or more to Lamaur's sales in each of the last three years. Since the beginning of 1996, the Company has obtained significant new contract manufacturing orders from new customers, with deliveries commencing in the second quarter of 1996. From January 1, 1996, through May 1, 1996, the Company had received contract manufacturing orders aggregating approximately $14.68 million, of which approximately $500,000 represented orders from two new customers, compared with contract manufacturing orders received aggregating approximately $13.80 million, of which none represented new customer orders, in the comparable period in 1995. The Company recognizes revenues from such orders only upon shipment, and there can be no assurance when or if all of the orders received in early 1996 will result in revenue. In connection with the Lamaur acquisition in November 1995, the Company and DowBrands entered into a two-year agreement (with two additional one-year extensions at Dow's election) pursuant to which the Company will continue to serve as DowBrands' sole supplier of certain household cleaning products, subject to the Company maintaining competitive pricing and delivery schedules. The Company believes the terms of that agreement are no less favorable to the Company than those that could be obtained from unaffiliated third parties.


GOVERNMENT REGULATION

    The Company's manufacturing and packaging operations are subject to a wide range of federal, state and local regulations. These regulations include the applicable cosmetic purity and labeling requirements prescribed by the federal Food, Drug and Cosmetic Act, the applicable labeling provisions of the Fair Packaging and Labeling Act, the discharge, handling and disposal of hazardous wastes regulations contained in applicable environmental laws, and the plant and laboratory safety requirements of various applicable occupational safety and health laws. Existing and future aerosol-based products are also expected to be subject to state and, possibly, federal standards relating to permissible levels of volatile organic compounds. The Company does not expect that compliance with those standards will adversely affect its revenues or costs. The Company is also subject to federal regulations concerning the content of Lamaur's advertising, trade practices and certain other matters.

    A Phase I environmental assessment of the Fridley facility was performed in late 1995. No environmental pollution was identified. The Company is not aware of any environmental pollution or liabilities arising out of any past or present activities of either Lamaur or the Company. Additionally, DowBrands Inc. has agreed, for a period of eight years (but only until May 15, 1996, with respect to asbestos related matters, if any) to indemnify the Company against environmental liabilities in excess of $150,000 arising at the Fridley facility from events that occurred prior to the Company's acquisition of Lamaur.

    The development and initial marketing of the Company's ELECTRONIC CHEMISTRY-TM- products will require careful adherence to Federal Communications Commission ("FCC") standards regarding electromagnetic signals, and is likely also to require Food and Drug Administration ("FDA") and other FCC review and approval. The process of obtaining FDA and FCC approvals is not expected to commence until after a suitable prototype product is available, and the process of obtaining and maintaining such regulatory approvals may be lengthy, expensive and uncertain, and is likely to require at least animal trials. Moreover, the Company is unable to predict the nature of, or time that will be required to obtain, regulatory approvals, and there can be no assurance that new standards relating to the sale of electromagnetic signal-emitting devices for use in close proximity to the human body will not be adopted prior to or after the Company introduces its new products, and any such standards might require redesign or even abandonment of the product. A delay in obtaining regulatory approvals, or the unavailability of such approvals, could have an adverse effect on the Company's strategic plans.

    The Company believes it has complied in all material respects with regard to governmental regulations applicable to it. To date, those regulations have not materially restricted or impeded the Company's operations.

PATENTS AND TRADEMARKS

    LAMAUR. The Company markets its Lamaur products under a number of trademarks and trade names that are registered in the United States and several foreign countries. The Company will seek to register significant marks and names in other foreign countries when it enters them. Principal trademarks of the Retail Division include PERMASOFT-REGISTERED TRADEMARK-, SALON
STYLE-REGISTERED TRADEMARK- and STYLE-REGISTERED TRADEMARK-. The Salon Division trademarks include PATIVA-TM-, NUCLEIC A-Registered Trademark-, APPLE PECTIN-Registered Trademark- and VITA/E-Registered Trademark-. The Company believes its position in the marketplace is significantly dependent upon the goodwill engendered by its trademarks and trade names, and therefore considers trademark protection to be material to its business. Although Lamaur owns certain patents, its business is not materially dependent upon any patent, license, franchise or concession, whether owned by or licensed to the Company.

    EHS LABORATORIES. The Company believes that protection of its proprietary technology (which includes certain technology licensed from an affiliate) and know-how is critical to the development of EHS Laboratories' business. It seeks to protect its interests through a combination of patent protection and confidentiality agreements with all EHS Laboratories employees, as well as by limiting the availability of certain critical information to a small number of key employees. The Company intends to pursue a vigorous patent application program in the United States. To date, it has obtained the rights, pursuant to an exclusive license, to cosmetic hair care applications of the RFT technology reflected in a United States patent (No. 5,395,490, issued to Messrs. Don Hoff and Joseph Stiley in March 1995, and expiring in March 2012), that it believes is important to the protection of the core technology underlying EHS Laboratories' activities. See "Certain Transactions." The Company believes that the patent, which contains claims relating to the method of applying electronic signals at frequencies determined by the natural characteristics of a material in order to alter certain molecular bonds in that material, provides broad coverage, and hence significant protection, for its proprietary technology; however, there can be no assurance that this will be the case. Moreover, the Company currently has no patent protection for its technology outside the United States, and may be unable to obtain even limited protection for its proprietary technology in foreign countries. See "Risk Factors -- Risks Associated with ELECTRONIC CHEMISTRY-TM- Product Development."

    The Company will pay a royalty to its affiliated licensor equal to (i) 1.0% of the Company's proceeds from any direct sales made by the Company of products, instruments or components using, or derived from, the technology, and (ii) 1.0% of the "revenue base" of the Company's sub-licensees. The "revenue base" is the proceeds received by the sub-licensees for their sales of products using the RFT technology. This royalty declines in steps as the revenue base increases, ultimately declining to 0.4% when cumulative sales from all products using the RFT technology reach $10.0 billion. The Company has no sub-licenses as of the date of this Prospectus, and there can be no assurance it will enter into any sub-license on terms favorable to the Company.

    The license may be terminated by the licensor upon certain events of default caused by the Company, including, among others, the Company's (i) failure to make timely payment of the required royalty payment, (ii) invalid sub-licensing of the license, and (iii) failure to continue as a going concern or filing a bankruptcy petition. Upon termination of the license, all licenses and rights granted to the Company cease to exist. Any valid sub-licensees, however, will continue to have their rights recognized after termination of the license. The license agreement summarized above has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement of which this Prospectus is a part, and reference should be made thereto for more complete information with respect thereto.

    The Company believes that its current and anticipated business does not and will not infringe on any patent owned by others.

COMPETITION

    The markets for Lamaur's products are intensely competitive and sensitive to changing consumer needs and preferences. They are characterized by frequent introductions of competitive products, often accompanied by major advertising and promotional activities, which can significantly affect sales and earnings of the sponsor of the product and its competitors. Among the competitive factors the Company faces are the need to introduce and promote (i) high-end products in the professional market, (ii) both higher-quality, professional-type products and more natural products in the retail market, and (iii) line extensions of styling aids.

    The Company competes primarily on the basis of product quality, price, marketing and brand name recognition. As a result of competitive conditions in the industry, which have adversely affected profit margins, and growing consumer demand for greater product convenience and performance, the industry has been experiencing a consolidation (the Company believes that currently, five companies account for approximately 60% of worldwide sales in the hair care products industry) and a globalization in the activities of its members. The hair care products market is dominated by large, multi-national corporations, all of which compete with the Company and have greater financial and other resources than those of the Company. The Company believes its Lamaur division was among the ten largest manufacturers in the United States in 1995 (on the basis of domestic revenues) of three categories of hair care products -- shampoos, conditioners and styling aids. Principal competitors of the Retail Division include The Procter & Gamble Company, Unilever N.V. (Helene Curtis), Bristol-Myers Squibb Company (Clairol), L'Oreal S.A. (Cosmair) and Alberto-Culver Company, and those of the Salon Division include Bristol-Myers Squibb Company (Clairol and Matrix), Nexxus, and Wella AG (Redken).

PERSONNEL

    The Company employed approximately 336 persons at Lamaur as of March 31, 1996, consisting of approximately 33 administrative employees; 28 persons engaged in laboratory and other testing and scientific activities; 140 production employees; 47 sales and marketing employees, including 22 persons located in various regional centers and other locations outside Fridley, Minnesota; 35 warehousing and receiving personnel; and 53 maintenance and clerical workers. The Company also employed six persons as of March 31, 1996 at its Mill Valley, California headquarters consisting of four Company executive officers and two persons engaged in both EHS Laboratories' activities and general Company business. None of the Company's employees is a member of a labor union. The Company considers its relationship with its employees to be good.

PROPERTIES

    The Company owns its facility in Fridley, Minnesota, near Minneapolis. This facility contains administrative, laboratory, production and warehousing areas. The 438,000 square foot, primarily single story, air conditioned plant is located on a 25 acre site, and includes an approximately 38,000 square foot, two story office center that houses the administrative staff, research laboratories, computer services and the test salon. The Company believes the facility, which was constructed in 1969 and improved during the 1980s at a total cost in excess of $60 million, is well maintained and adequate for its contemplated needs. The Company has substantial excess production capacity, which it currently intends to utilize in connection with any expansion of its contract manufacturing activities.

    The Company leases its 4,000 square foot office facility in Mill Valley, California, near San Francisco, from an affiliate. See "Certain Transactions."

RECENT ACQUISITION OF LAMAUR


    Lamaur was acquired by the Company from Dow effective as of November 16, 1995, for an aggregate acquisition cost of approximately $30.2 million, pursuant to an agreement that provided for the payment of aggregate consideration to Dow of $28.8 million, of which $12.3 million was payable in cash, $3.0 million represented credits accepted by Dow in connection with the acquisition to be credited toward future product purchases by Dow over a two-year period, and the balance by the issuance to Dow of 1,000,000 shares of the Company's Series A Convertible Preferred Stock, and the $5.0 million Dow Convertible Note, which note will be converted into 763,500 shares of Series B Convertible Preferred Stock upon the Offering. The Convertible Preferred Stock is convertible into an aggregate of 1,163,910 shares of Common Stock of the Company. As of November 16, 1995, the Company entered into a credit agreement with Norwest pursuant to which the Company borrowed the cash portion of the purchase price payable to Dow. A portion of that borrowing is being repaid with part of the net proceeds of this Offering. See "Use of Proceeds."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth information regarding the Company's directors and officers.

             NAME                    AGE                                      POSITION
-------------------------------      ---      ------------------------------------------------------------------------
Don G. Hoff....................          60   Chairman of the Board of Directors and Chief Executive Officer of the
                                               Company
Dominic J. LaRosa..............          53   President and Chief Executive Officer of the Lamaur Division and a
                                               Director of the Company
John D. Hellmann...............          46   Vice President -- Finance and Chief Financial Officer of the Company
Donald E. Porter...............          56   Vice President -- Corporate Development and Investor Relations of the
                                               Company
Richard T. Loda................          47   Vice President -- Science and Technology, EHS Laboratories
William M. Boswell.............          53   Vice President -- Sales, Retail Division of Lamaur
Michele L. Redmon..............          40   Vice President -- Marketing, Retail Division of Lamaur
Ronald Williams................          52   Vice President -- Operations of Lamaur
John G. Hewson.................          45   Vice President -- Business Development, Planning and Administration of
                                               Lamaur
Patrick T. Parenty.............          37   Vice President -- Sales, Salon Division of Lamaur
Harold M. Copperman............          64   Director
Paul E. Dean...................          58   Director
Gerald A. Eppner...............          57   Director
Perry D. Hoff..................          36   Director
Joseph F. Stiley, III..........          56   Director

    The business experience, principal occupations and employment, as well as the periods of service, of each of the directors and executive officers of the Company during at least the last five years are set forth below.

    DON G. HOFF is the founder of the Company and has served as its Chairman of the Board and Chief Executive Officer since its formation in 1993. Mr. Hoff has also served as Chairman and Chief Executive Officer of Intertec Ltd., a private investment company specializing in technology, since 1975. From 1974 to 1991 he served as Chairman of the Board and Chief Executive Officer of AT&E Corporation ("AT&E"), a company engaged in telecommunications research and development. See "Risk Factors -- Dependence on Management." Mr. Hoff serves as a Director for a number of mutual funds with major financial institutions. He is currently Chairman of Baring's Asia Pacific Fund and has been a Director of the fund since 1991. He also serves as a Director of Prudential Global Fund (since 1984); Trustee of Prudential U.S. Government Fund (since 1986); Director of Prudential Short-Term Global Income Fund (since 1990); Director of Prudential Pacific
Growth Fund (since  1992); and  Director of  Barings Greater  China Fund  (since
1992). Mr. Hoff spends the majority of his time on the business of the Company.

    DOMINIC J. LAROSA joined the Company as a director in September 1995, has been President and Chief Executive Officer of the Lamaur Division since November 1995, and is a member of the Audit Committee. From 1993 to 1995, Mr. LaRosa was the founding President and Chief Executive Officer of J.B. Williams Company, Inc., a personal care products company. From 1982 to 1992, he held senior management positions at Colgate Palmolive/The Mennen Company, including
President and CEO of the Aromatic Industries Division (1989-1992), General Manager of the Personal Care Division (1987-1989) and Vice President -- Marketing (1982-1987). Mr. LaRosa served as Marketing Director of Bristol-Myers Company, Drackett Products Division from 1979-1982, and held marketing director and product manager positions at Sterling Drug Company, Lehn & Fink Division from 1971 to 1979. Mr. LaRosa serves on the Board of Directors of Marietta Corporation.

    JOHN D. HELLMANN joined the Company as Vice President -- Finance and Chief Financial Officer in September 1995. Prior to that, for more than nine years, he served in various capacities, including as General Manager with Liberty Electronics, a manufacturer of computer equipment. From 1976 to September 1985, Mr. Hellmann served as Chief Financial Officer of Inmar Corporation (d/b/a ACA Joe, Topps and Trowsers). Mr. Hellmann is a certified public accountant.

    DONALD E. PORTER joined the Company as Vice President in April 1993. Prior to that, he had been a Vice President of Intertec Ltd. since April 1991. From December 1984 to April 1991, Mr. Porter served at AT&E in various executive capacities, including strategic planning and global licensing for AT&E, and as General Manager and Vice President, Sales and Marketing of AT&E Systems, a division of AT&E. See "Risk Factors--Dependence on Management." Prior to December 1984, Mr. Porter was a Founder and Vice President of Sales and Marketing for Genesis Electronics Corporation, a pioneering firm in the voice mail industry. Mr. Porter has also held senior executive positions with Harris Corporation and ITT Corporation.

    RICHARD T. LODA rejoined the Company in March 1996 as Vice President -- Science and Technology, having held the position from February 1994 to July 1994. From 1990 until joining the Company, Dr. Loda was a scientific Program Manager for the Advanced Research Projects Agency, managing research and development programs related to electrochemical power sources, environmental sciences and materials chemistry. He was a Research Staff Scientist at the Institute for Defense Analyses from 1987 to 1990 and an Associate Scientist at Applied Research Corporation from 1985 to 1987. Dr. Loda holds a Ph.D in Physical Chemistry from Wesleyan University and was a National Institutes of Health Postdoctoral Fellow at the University of Oregon.

    WILLIAM M. BOSWELL joined the Company as Vice President -- Sales, Retail Division of Lamaur in November 1995. From 1994 until the time he joined the Company, Mr. Boswell was Senior Vice President -- Sales of Revlon, Inc., where he managed a 150-person sales force, including brokers, for its Beauty Care Division. From 1983 to 1993, he held various senior management sales positions at Colgate Palmolive/The Mennen Company, including Vice President -- Sales (Colgate Palmolive Canada), managing sales of $280 million, and Vice President -- Sales (Mennen), responsible for all sales functions within Mennen USA. From 1967 to 1982, Mr. Boswell performed various sales functions at Bristol-Myers Company, Drackett Products Division, including Vice President -- Sales, Broker Division (1979-1982) and Vice President -- Sales, Non-Food Division (1982).

    MICHELE L. REDMON joined the Company as Vice President -- Marketing, Retail Division of Lamaur in November 1995. Prior to joining the Company, she served as Group Product Manager at Alberto-Culver Company, and was responsible for several hair care and other product lines which generated over $100 million in revenue. She successfully launched Alberto VO5 Naturals and provided the strategic plans to profitably build sales through new product and restaging activities. Prior to that, Ms. Redmon held various marketing manager positions at Colgate Palmolive/The Mennen Company, where she improved total revenue and margins in several personal care product lines. Ms. Redmon worked at the Regina Company from 1987 to 1988 as Product Manager, where she managed the launch of a new vacuum cleaner appliance. From 1978 to 1986, Ms. Redmon held various sales and product manager positions at the Safety Razor Division of The Gillette Company.

    RONALD WILLIAMS joined the Company as Vice President -- Operations of Lamaur in November 1995. From 1994 until the time he joined the Company, Mr. Williams was Executive Vice President of Snowblade Corporation, a recreational equipment manufacturer. From 1993 to 1994 he served as Vice President -- USA Operations of the J.B. Williams Company, Inc. during its start-up phase. From 1972 to 1992, he held various operations and manufacturing management positions at Colgate Palmolive/The Mennen Company, including: Vice President International Operations (1989-1992) overseeing operations of Mennen's subsidiaries in Canada, Mexico, and certain other countries, and of its licensees worldwide; Director of International Operations (1986-1989); and Director of Engineering, International (1982-1986).

    JOHN G. HEWSON joined the Company as Vice President -- Business Development, Planning and Administration of Lamaur in November 1995. From 1991 to 1995, he was Director of Materials Management for DowBrands Personal Care Division. He was named Vice President -- Manufacturing Services,

DowBrands Personal Care Division in April of 1995. Prior to that, he was Director of Purchasing and Packaging Engineering at DowBrands from 1987 to 1991. Before joining DowBrands, Mr. Hewson held various positions, including Corporate Director of Purchasing, Carter Hawley, Hale Inc. (1987), Assistant Director of Materials Management (1983-1986) and International Purchasing Manager (1982-1983) for Richardson-Vicks, Inc., Purchasing Manager for Alberto-Culver Company (1980-1982) and Buyer for The Procter & Gamble Company (1975-1980).

    PATRICK T. PARENTY joined the Company as Vice President -- Sales, Salon Division of Lamaur in November 1995. Prior to joining the Company, Mr. Parenty was, since 1993, Vice President, Salon Division of Lamaur Inc. Mr. Parenty joined Lamaur Inc. in April 1983 as a territory manager for the Nucleic A Division. He has held a variety of other positions with Lamaur/DowBrands
Personal Care  Division,  including  Vice President  --  Sales,  Salon  Division
(1990), National Sales Director for Nucleic A Division (1988) and Regional Manager for Lamaur Division (1985).

    HAROLD M. COPPERMAN has been a Director of the Company since September 1995 and is Chairman of the Compensation Committee. Mr. Copperman is Vice Chairman of Impulse Telecommunications Corporation, a position he has held since 1990. Prior to 1990, he held chief executive and senior management positions in strategic relations, business development, marketing and operations with multinational organizations as well as start-up entrepreneurial ventures. These include
Electronic  Data  System  Corporation  (1987  -  1990)  and  Advanced   Business
Communications, Inc. (1983 - 1987). Mr. Copperman's experience in high technology global business environments also includes senior executive positions with Northern Telecom Ltd., Stromberg Carlson Corporation and ITT Corporation.

    PAUL E. DEAN has been a Director of the Company since September 1995 and is a member of the Audit Committee. Prior to his retirement in August 1993, Mr. Dean was associated with The Dow Chemical Company for over 30 years. Immediately prior to retiring and since 1991, Mr. Dean was the Director of Corporate New Ventures at Dow, responsible for managing new technology and related business development programs. From 1987 to 1991, he was Michigan Director of Research and Development, and prior to that, he held various management positions in technical service and development and in research and manufacturing, with a focus on commercialization of new products.

    GERALD A. EPPNER has been a Director of the Company since April 1993 and is Chairman of the Audit Committee and a member of the Compensation Committee. He has been a partner in the New York law firm of Battle Fowler LLP, legal counsel to the Company since February 1993, specializing in domestic and international corporate and securities law matters. Prior to February 1993, Mr. Eppner was a partner in the New York law firm of Reid & Priest.

    PERRY D. HOFF has been a Director of the Company since April 1993. He has been a Director and Vice President of Operations of Innovative Capital Management, Inc., a private investment company, affiliated with Intertec Holdings, L.P., since 1980, and has also been the President and a Director of Intertec Holdings, Inc. since 1990. From 1978 to 1981 he was the Director of Research for Aquanautics, Inc. Perry D. Hoff is the son of Don G. Hoff.

    JOSEPH F. STILEY, III joined the Board in March of 1994 and is a member of the Compensation Committee. Prior to that date and from April of 1993, Mr.
Stiley was Vice President of the Company, responsible for research and development. From December 1987 to 1993, Mr. Stiley was a consultant to high technology companies, including Intertec Ltd. From 1984 to 1987, Mr. Stiley served as Executive Vice President of AT&E. From 1977 to 1983, he held key executive positions with several publicly owned companies, including a strategic business unit of General Telephone and Electronics and Digital Broadcasting Corporation. Mr. Stiley has consulted to the governments of Canada and France, other European and domestic corporations, and has participated in the development of international standards for communications.

    All Directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.

ADVISORY BOARD

    The Chairman of the Board, with the Board's approval, has established an advisory board to provide expertise and advice to the Company in several areas. Currently, this advisory board consists of:

    NICHOLAS J. CAPUTO is an independent financial services consultant. From 1993 to 1994, he was Senior Vice President of Global Strategies Group, Inc., an institutional financial services and securities trading company. From 1984 to 1993, Mr. Caputo was President of NVS, a company which specialized in advising on securities trading clearance. Prior to 1984, Mr. Caputo was an executive with Bank of America, most recently as President of the BankAmerica Trust Company of New York.

    WALLACE R. JOHNSON, recently retired, had been a senior executive of the Personal Care Division of DowBrands since 1988, serving since 1993 as Vice President and General Manager. Mr. Johnson originally joined Lamaur in 1964 when it was independently owned as Lamaur, Inc. From 1979 to 1987 he was a member of the Board of Directors of Lamaur and held various management positions, including Senior Vice President of Finance.

    DAVID A. ROSEN is an independent management consultant, specializing in financial, administrative and operational management. Mr. Rosen provided financial consulting services to the Company in connection with its acquisition of Lamaur. From 1992 to 1994, Mr. Rosen was Chief Financial Officer of RESNA Industries, Inc., an environmental services company with $30 million in annual sales. Prior thereto he held financial and administrative management positions in a number of companies, including Johnson Controls, Inc. (1990-1992), Cannon Constructors, Inc. (1988-1990), and the Beckett Group (1981-1988).

COMMITTEES OF THE BOARD OF DIRECTORS

    The Audit Committee, established in April 1993, currently consists of Messrs. Eppner (Chairman), Dean and LaRosa. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, review the scope of their annual audit and other services they are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company and review management's procedures and policies with respect to the Company's internal accounting controls.

    The Compensation Committee, also established in April 1993, currently consists of Messrs. Copperman (Chairman), Eppner and Stiley. The functions of the Compensation Committee are to review and approve salaries, benefits and bonuses for all executive officers of the Company, and to review and recommend to the Board of Directors matters relating to employee compensation and employee benefit plans. The Compensation Committee also administers the Company's stock option plans. See "Management -- Equity Compensation Plans."

EXECUTIVE COMPENSATION

    The table below summarizes the compensation received by the Company's Chief Executive Officer and the four most highly compensated executive officers (collectively, the "named executive officers") for each of the Company's last three completed fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION           NUMBER OF
                                           -----------------------------------   SECURITIES
                                                                  OTHER ANNUAL   UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR  SALARY (1)     BONUS   COMPENSATION    OPTIONS       COMPENSATION (2)
-----------------------------------  ----  -----------   -------  ------------   ----------     -----------------
Don G. Hoff .......................  1995    $31,730     $    --    $    --         234,300(3)      $110,000
 Chairman and Chief Executive        1994         --          --         --              --          140,000
 Officer                             1993         --          --         --              --          105,000
Dominic J. LaRosa .................  1995     15,384          --      4,371         132,000(4)        52,750
 President and CEO, Lamaur           1994         --          --         --              --               --
                                     1993         --          --         --              --               --
William M. Boswell ................  1995     11,538          --      4,371          39,600(4)        19,750
 Vice President--Sales, Retail       1994         --          --         --              --               --
 Division of Lamaur                  1993         --          --         --              --               --
Michele L. Redmon .................  1995      9,230          --      7,840          19,800(4)        13,875
 Vice President--Marketing, Retail   1994         --          --         --              --               --
 Division of Lamaur                  1993         --          --         --              --               --
Donald E. Porter ..................  1995     57,692      10,000     15,000              --           22,500
 Vice President--Corporate           1994     48,000          --         --          13,200(3)        24,000
 Development and Investor Relations  1993     36,000          --         --          23,100(3)        24,000

------------------------
(1) Commencing November 16, 1995, Messrs. Hoff, LaRosa, Boswell and Porter and Ms. Redmon will receive annual compensation of $250,000, $200,000, $150,000, $100,000 and $120,000, respectively.

(2) Amounts listed represent non-cash credits granted in lieu of annual salary. These amounts can be used toward 80% of the exercise price of vested options. In addition, Messrs. LaRosa, Boswell, Porter and Ms. Redmon will accrue during the next 12 months non-cash credits of $50,000, $30,000, $20,000 and $15,000, respectively, that also can be used toward 80% of the exercise price of vested options.

(3) All fully vested.

(4) 25% are vested; the remainder vest ratably over three years.

    The following table sets forth the individual grants of stock options made during the fiscal year ended December 31, 1995 to each of the named executive officers.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1995

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                      ANNUAL
                                                      PERCENT OF                               RATES OF STOCK PRICE
                                        NUMBER OF    TOTAL OPTIONS                               APPRECIATION FOR
                                        SECURITIES    GRANTED TO     EXERCISE                    OPTION TERM (3)
                                        UNDERLYING   EMPLOYEES IN    PRICE PER   EXPIRATION   ----------------------
                NAME                     OPTIONS      FISCAL YEAR      SHARE        DATE          5%         10%
-------------------------------------  ------------  -------------  -----------  -----------  ----------  ----------
Don G. Hoff..........................     217,932(1)        38.6%    $    1.52     12/31/02   $  134,855  $  314,269
                                           16,368(1)         2.9          3.03     12/31/02       20,190      47,052
Dominic J. LaRosa....................     132,000(2)        23.4          3.03     12/31/02      162,824     379,449
William M. Boswell...................      39,600(2)         7.0          6.06     12/31/02       97,694     227,669
Michele L. Redmon....................      19,800(2)         3.5          6.06     12/31/02       48,847     113,835
Donald E. Porter.....................            --           --            --           --           --          --

------------------------
(1) All fully vested.

(2) 25% vested; the remainder vest ratably over three years.

(3) The potential realizable value through the expiration date of the options has been determined on the basis of the fair market value of the shares at the time the options were granted, compounded annually over the seven year term of the option, net of exercise price. These values have been determined based upon assumed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the price or value of the Company's Common Stock.

    The following table sets forth the number of exercisable or vested and unexercisable or unvested options during the fiscal year ended December 31, 1995 held by each of the named executive officers and the year-end value of such unexercised options.

 AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                   VALUES (1)

                                               NUMBER OF SECURITIES UNDERLYING      VALUE OF UNEXERCISED IN-THE-
                                                UNEXERCISED OPTIONS AT FISCAL          MONEY OPTIONS AT FISCAL
                                                           YEAR-END                           YEAR-END
                   NAME                           EXERCISABLE/UNEXERCISABLE         EXERCISABLE/UNEXERCISABLE ($)
-------------------------------------------  ------------------------------------  -------------------------------
Don G. Hoff................................               234,300/0                          1,039,000/0
Dominic J. LaRosa..........................             33,000/99,000                      99,990/300,024
William M. Boswell.........................              9,900/29,700                            0/0
Michele L. Redmon..........................              4,950/14,850                            0/0
Donald E. Porter...........................                36,300/0                           164,802/0

------------------------
(1) No options were exercised during the fiscal year ended December 31, 1995.

    From the inception of the Company through November 16, 1995, Don G. Hoff, the Company's Chairman and Chief Executive Officer, did not receive any cash compensation. In recognition of Mr. Hoff's agreement to forego receiving any salary since the Company's inception, the Company's Board of Directors in November 1995 approved the grant to Mr. Hoff of $355,000 in non-cash credits, representing his accrued salary from the Company's inception through October 1995, that can be used toward 80% of the exercise price of granted options.

EMPLOYMENT AGREEMENT WITH DON G. HOFF

    In November 1995 the disinterested members of the Board of Directors approved an Employment Agreement with Don G. Hoff, Chairman and Chief Executive Officer, originally entered into as of June 1, 1994, and modified as of November 6, 1995, and which took effect immediately following the closing of the Lamaur acquisition on November 16, 1995. The Employment Agreement provides for Mr. Hoff's continued employment as Chief Executive Officer of the Company for a term ending on December 31, 1998 (the "term of employment"), reporting to the Company's Board of Directors, and devoting so much of his business time to the affairs of the Company as the Board requires. The Employment Agreement provides that Mr. Hoff's salary as Chief Executive Officer (which is $250,000 annually, commencing on November 16, 1995) may not be decreased without his consent. In the event Mr. Hoff is unable to perform his duties as Chief Executive Officer because of a disability, he shall be entitled to his full base salary for a period of twelve months from the date of disability and 50% of such base salary for twelve additional months. In addition, the Employment Agreement provides that Mr. Hoff will continue to be nominated for election as a director of the Company at each annual meeting of stockholders and be appointed as Chairman of the Board for so long as he serves as the Company's Chief Executive Officer.

    Under the Employment Agreement, Mr. Hoff shall be required during the term of employment and for one year thereafter not to engage in any activity competitive with the Company or any of its subsidiaries or affiliates (except that he may own up to 5% of the voting stock of any publicly held corporation). Mr. Hoff is also required to assign to the Company all inventions, discoveries, know-how or other proprietary technology relating to hair care which he hereafter conceives, reduces to practice or otherwise creates during the term of employment.

    If, prior to the expiration of the term of employment, Mr. Hoff is discharged by the Company without Cause (which is defined to mean a discharge of Mr. Hoff for any reason other than conviction of Mr. Hoff of a felony or a disability or a discharge as the result of a material breach of any other provision of the Employment Agreement by the Company which Mr. Hoff elects to treat as a discharge without Cause, including but not limited to certain events which would constitute a "change in control" of the Company, as defined in the Employment Agreement, without Mr. Hoff's written consent), Mr. Hoff will be entitled to all benefits under the Employment Agreement as if he had continued to be employed during the full term of employment. In addition, if there is a discharge without Cause (i) in lieu of further salary payments under the Employment Agreement, Mr. Hoff will be entitled to receive within three days after the date of discharge, an amount equal to the sum of the discounted present value of the base salary to which he would have been entitled under the Employment Agreement from the date of discharge through December 31, 1998 (assuming a 5% yearly increase in his base salary for each remaining calendar year during the term of employment), and (ii) all options previously granted to Mr. Hoff, to the extent not then vested or exercisable, shall become immediately vested and exercisable in full.

THE 1996 STOCK INCENTIVE PLAN


    The 1996 Stock Incentive Plan was adopted by the Board of Directors on March 14, 1996, and approved by stockholders on May 15, 1996. The 1996 Stock Incentive Plan provides for the granting of options, stock appreciation rights and restricted stock (collectively, "Awards") to employees and directors of the Company and its subsidiaries and to consultants and advisors who are compensated by the Company or its subsidiaries (collectively, "Participants"). Directors who are not employees and members of Advisory Boards established by the Company are not permitted to participate in the 1996 Stock Incentive Plan. The class of Participants currently is approximately 350 persons.


    The principal provisions of the 1996 Stock Incentive Plan are summarized below. The following summary of the material provisions of the 1996 Stock Incentive Plan does not purport to be complete and is qualified in its entirety by the terms of the 1996 Stock Incentive Plan, a complete copy of which is attached as an exhibit to the Registration Statement of which this Prospectus is a part.

    The 1996 Stock Incentive Plan will be administered by a "Committee" (currently the Compensation Committee) which is composed of at least two directors of the Company, each of whom is a "disinterested person" within the meaning of Rule 16b-3 promulgated under Section 16(b) ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"). Pursuant to the 1996 Stock Incentive Plan, the Committee will select Participants to whom Awards will be granted and determine the type, size, terms and conditions of Awards, including the per share purchase price and vesting provisions of options and the restrictions relating to Restricted Stock. The Committee will also administer, construe and interpret the 1996 Stock Incentive Plan.

    An aggregate of 1,250,000 shares of Common Stock of the Company may be issued or transferred pursuant to the 1996 Stock Incentive Plan; however, not more than 50% of the allotted number of shares of Common Stock in the aggregate may be made the subject of restricted stock Awards and no Participant may receive more than 500,000 shares during the term of the Plan in respect of Awards.

    The Committee may grant to Participants options to purchase shares. Subject to the provisions of the Code, options may either be incentive stock options (within the meaning of Section 422 of the Code) or nonqualified stock options. The per share purchase price (i.e., the "exercise price") under each option shall be established by the Committee at the time the option is granted. The per share exercise price of an option shall not be less than 100% in the case of incentive stock options and 85% in the case of nonqualified stock options, of the fair market value of a share on the date the option is granted (110% in the case of an incentive stock option granted to a ten-percent stockholder). Options will be exercisable at such times and in such installments as determined by the Committee; provided, however, options generally shall not be exercisable more than 90 days following termination of employment (12 months in the event of a termination due a death or disability). The Committee may accelerate the exercisability of any option at any time. Each option granted pursuant to the 1996 Stock Incentive Plan shall be for such term as determined by the Committee, provided, however, that no option shall be exercisable after the expiration of ten years from its grant date (five years in the case of an incentive stock option granted to a ten-percent stockholder). The agreement evidencing the option grant shall set forth the terms and conditions applicable to such option upon a termination or change in the employment status of the Participant as determined by the Committee.

    OPTIONS. Options are not transferable by the Participant other than by will or the laws of descent and distribution and may be exercised during the Participant's lifetime only by the Participant or the Participant's guardian or legal representative. The purchase price for shares acquired pursuant to the exercise of an option must be paid (i) in cash, (ii) by utilizing non-cash credits (for up to 80% of the purchase price), (iii) by transferring shares to the Company, or (iv) a combination of the foregoing, upon such terms and conditions as determined by the Committee. Notwithstanding the foregoing, the Committee may establish cashless exercise procedures which provide for the simultaneous exercise of an option and sale of the underlying share of Common Stock. Upon a change in control of the Company (as defined in the 1996 Stock Incentive Plan), all options outstanding under the 1996 Stock Incentive Plan will become immediately and fully exercisable and the Participant may, to the extent set forth in the option agreement, during the sixty-day period following the change in control surrender for cancellation any option (or portion thereof) for a cash payment or an amount of stock of the Company (or its successor) in respect of each share covered by the option, or portion thereof surrendered, with a value equal to the excess, if any, of (i) the fair market value, on the date preceding the date of surrender, of the shares subject to the option (or any portion thereof) surrendered over (ii) the aggregate purchase price for such shares under the option or portion thereof surrendered. In the case of an option granted within six months prior to a change in control to any Participant who may be subject to liability under Section 16(b) of the Exchange Act, such Participant shall be entitled to surrender for cancellation his or her option during the sixty-day period commencing upon the expiration of six months after the date of grant of such option.

    STOCK APPRECIATION RIGHTS. The 1996 Stock Incentive Plan permits the granting of stock appreciation rights to Participants in connection with an option or as a freestanding right. A stock appreciation right permits the Participant to receive, upon exercise, cash and/or shares, at the discretion of the Committee, equal in value to an amount determined by multiplying (i) the excess, if any, of (x) for those granted in connection with an option, the per share fair market value on the date preceding the exercise date over the per share purchase price under the related option, or (y) for those not granted in connection with an option, the per share fair market value on the date preceding the exercise date over the per share fair market value on the grant date of the stock appreciation right by (ii) the number of shares as to which such stock appreciation right is being exercised.

    Stock appreciation rights granted in connection with an option cover the same shares as those covered by such option and are generally subject to the same terms. Freestanding stock appreciation rights shall be granted on such terms and conditions as shall be determined by the Committee, but shall not have a term of greater than ten years. No stock appreciation right is exercisable prior to the date six months after it is granted. Upon a change in control, all stock appreciation rights become immediately and fully exercisable.

    RESTRICTED STOCK. The terms of a restricted stock Award, including the restrictions placed on such shares and the time or times at which such restrictions will lapse, shall be determined by the Committee at the time the Award is made. The Committee may determine at the time an Award of restricted stock is granted that dividends paid on such restricted stock may be paid to the Participant or deferred and, if deferred, whether such dividends will be reinvested in shares of Common Stock. Deferred dividends (together with any interest accrued thereon) will be paid upon the lapsing of restrictions on shares of restricted stock or forfeited upon the forfeiture of shares of restricted stock. The agreements evidencing Awards of restricted stock shall set forth the terms and conditions of such Awards upon a Participant's termination of employment. The extent, if any, to which the restrictions on shares of restricted stock shall lapse upon a change in control will be determined by the Committee at the time of the grant of the Award of restricted stock and set forth in the Agreement evidencing the Award.

    OTHER TERMS OF THE PLAN. The 1996 Stock Incentive Plan provides (subject to certain restrictions in the case of Participants who may be subject to liability under Section 16(b) of the Exchange Act) that in satisfaction of the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to an option or Award, the Participant may make a written election, which may be accepted or rejected in the discretion of the Committee, to have withheld a portion of the shares issuable to him or her having an aggregate fair market value equal to the Withholding Taxes.

    The Committee shall have the authority at the time a grant of options or an Award is made to award designated Participants tax bonuses that shall be paid on the exercise of such options or payment of such Awards. The Committee shall have full authority to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment thereof.

    The 1996 Stock Incentive Plan will terminate on the day preceding the tenth anniversary of its effective date. The Board may terminate or amend the 1996 Stock Incentive Plan at any time, except that (i) no such amendment or termination may adversely affect outstanding Awards, and (ii) to the extent necessary to maintain the 1996 Stock Incentive Plan's status under Rule 16b-3, no amendment will be effective unless approved by stockholders.

    PRIOR STOCK PLANS. The Company's predecessor, Old EHS, had maintained the 1993 Long-Term Incentive Plan, the Senior Management Incentive Plan and the 1995 Incentive Plan (collectively, the "Prior Stock Plans") which provided for one or more of the following awards: options, incentive stock rights, stock appreciation rights, limited stock appreciation rights and restricted stock purchases. As of February 29, 1996, options to purchase a total of 788,700 shares had been issued under the Prior Stock Plans ("Prior Plan Options"). No other awards were granted under the Prior Stock Plans.

    In connection with the merger of Old EHS with and into the Company, the Prior Plan Options were assumed by the Company and issued under the 1996 Stock Incentive Plan, and the Prior Stock Plans were terminated. The Prior Plan Options, as issued under the 1996 Stock Incentive Plan (with no change in vesting, expiration date or other principal terms and conditions of the outstanding option agreements, other than price per share and the number of shares, which changed as a result of the exchange ratio associated with the merger of Old EHS and the Company), are subject to and governed by the terms and conditions of the 1996 Stock Incentive Plan.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO OPTION

    In general, a Participant will not recognize taxable income upon grant or exercise of an incentive stock option and the Company will not be entitled to any business expense deduction with respect to the grant or exercise of an incentive stock option. (However, upon the exercise of an incentive stock option, the excess of the fair market value on the date of the exercise of the shares received over the exercise price of shares will be treated as an adjustment to alternative minimum taxable income). In order for the exercise of an incentive stock option to qualify for the foregoing tax treatment, the Participant generally must be an employee of the Company or a subsidiary from the date the incentive stock option is granted through the date three months before the date of exercise, except in the case of death or disability, where special rules apply.

    If the Participant has held the shares acquired upon exercise of an incentive stock option for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the shares by the Participant, the difference, if any, between the sale price of the shares and the exercise price of the option will be treated as long-term capital gain or loss. If the Participant does not satisfy these holding period requirements, the Participant will recognize ordinary income at the time of the disposition of the shares, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. The balance of gain realized, if any, will be long-term or short-term capital gain, depending on whether or not the shares were sold more than one year after the option was exercised. If the Participant sells the shares prior to the satisfaction of the holding period requirements but at a price below the fair market value of the shares at the time the option was exercised, the amount of ordinary income will be limited to the excess of the amount realized on the sale over the exercise price of the option. Subject to the discussion below with respect to Section 162(m) of the Code, the Company will be allowed a business expense deduction to the extent the Participant recognizes ordinary income.

    In general, a Participant to whom a nonqualified stock option is granted will recognize no income at the time of the grant of the option. Upon exercise of a nonqualified stock option, a Participant will recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the option (special rules may apply in the case of a Participant who is subject to Section 16(b) of the Exchange Act). Subject to the discussion below with respect to Section 162(m) of the Code, the Company will be entitled to a business expense deduction in the same amount and at the same time as the Participant recognizes ordinary income.

    Section 162(m) of the Code and the regulations proposed thereunder generally would disallow the Company a federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers to the extent such compensation paid to any of such individuals exceeds one million dollars in any year. Section 162(m) generally does not disallow a deduction for payments of qualified "performance-based compensation" the material terms of which have been approved by stockholders. In addition, Section 162(m) does not apply for a specified period to certain plans maintained by a corporation before the initial public offering of its securities if the material terms of the plans are disclosed in the prospectus. The Company intends that compensation attributable to options and stock appreciation rights granted under the 1996 Stock Incentive Plan will be qualified "performance-based compensation" or exempt from Section 162(m).

STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS AND ADVISORY BOARD MEMBERS


    The Stock Option Plan for Non-Employee Directors and Advisory Board Members (the "Director Plan") was adopted by the Board of Directors and approved by the shareholders on April 29, 1993, and amended on May 4, 1994. In connection with the merger of Old EHS with and into the Company, the Director Plan and the options outstanding under the Director Plan were assumed by the Company. The Director Plan was further amended on March 14, 1996 and, as so amended, was approved by the Company's stockholders on May 15, 1996.


    The principal provisions of the Director Plan are summarized below. The following summary of the material provisions of the Director Plan does not purport to be complete and is qualified in its entirety by the terms of the Director Plan, a complete copy of which is attached as an exhibit to the Registration Statement of which this Prospectus is a part.

    The Director Plan, as amended, provides for the grant of options for the purchase of up to 150,000 shares of Common Stock of the Company to non-employee directors of the Company and members of Advisory Boards established by the Company. Currently, approximately 10 persons are eligible for grants of options under the Director Plan. No director may be granted options with respect to more than 75,000 shares during the term of this Plan. The Director Plan will be administered by a "Committee" (currently the Compensation Committee) which is composed of at least two directors of the Company, each of whom is a "disinterested person" within the meaning of Rule 16b-3.

    Under the terms of the Plan, each non-employee director, on commencement of office will receive an option to purchase 6,600 shares of Common Stock upon the date of election. In addition, on the date of the Company's annual meeting of shareholders, each non-employee director continuing in office will receive an option to purchase 3,300 shares of Common Stock. The exercise price per share for all options granted under the Director Plan will be equal to the market price of the Common Stock as of the date of grant and may be paid (i) in cash,
(ii) by transferring shares to the Company, or (iii) a combination of the foregoing. Options may not be assigned or transferred except by will or by the laws of descent and distribution. Options become exercisable in full beginning one year after their date of grant and are exercisable only while the director is serving as a director of the Company or within 180 days after the Participant ceases to serve as a director of the Company (except that if a director dies or becomes disabled while he or she is serving as a director of the Company, the option is exercisable for a period of 12 months from the date of death or disability). However, upon a change in control of the Company, options become immediately and fully exercisable. Options expire, to the extent not exercised, 10 years from the date of grant.

    The Director Plan also authorizes the issuance of options to individuals serving on Advisory Boards established by the Company. The provisions of the plan for Advisory Board members are substantially the same as those applicable to directors.

    No options will be granted under the Director Plan after the tenth anniversary of its effective date. The Board may terminate or amend the Director Plan at any time, except that (i) no such amendment or termination may adversely affect outstanding options, and (ii) to the extent necessary to maintain the Director Plan's status under Rule 16b-3, no amendment will be effective unless approved by stockholders.

    As of March 31, 1996, a total of 85,800 stock options were outstanding under the Director Plan.

    FEDERAL INCOME TAX CONSEQUENCES RELATING TO OPTIONS. In general, a director to whom an option is granted under the Director Plan will recognize no income at the time of the grant of the option. Upon exercise of the option, a director will recognize ordinary income in an amount equal to the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price of the option (special rules may apply in the case of an option exercised at a time when the sale of the acquired shares could subject the director to suit under Section 16(b) of the Exchange Act). The Company will be entitled to a business expense deduction in the same amount and at the same time as the director recognizes ordinary income.

EMPLOYEE STOCK PLAN

    The Company's employee stock plan (the "Employee Stock Plan") was adopted by the Board of Directors on November 30, 1995 for the purpose of issuing to each former Dow employee who became and remained a Company employee, 50 shares of Common Stock at no cost to that employee. An aggregate of 16,500 shares of Common Stock of the Company may be issued pursuant to the Employee Stock Plan.

COMPENSATION OF DIRECTORS

    Members of the Board of Directors presently receive no additional remuneration for acting in that capacity. The Company anticipates that its non-employee Directors will be paid $500 (plus reasonable out-of-pocket expenses) for each Board meeting or Committee meeting they attend. In addition, non-employee Directors are entitled to receive options to purchase shares of Common Stock under the Company's Outside Director and Advisory Board Plan.

    Battle Fowler LLP, in which Gerald A. Eppner, Esq., a Director of the Company is a partner, has represented the Company as general legal counsel since 1993. Since then the Company has paid or accrued fees to Battle Fowler LLP aggregating $400,000, of which $150,000 was paid in 1995, $50,000 has been paid to date in 1996 and $200,000 has been accrued for payment in 1996. The Company also expects to pay Battle Fowler LLP an additional amount of approximately $250,000 for services in connection with this Offering.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of March 31, 1996, certain information regarding beneficial ownership of the Common Stock by (i) each stockholder known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each director and named executive officer of the Company, and (iii) all executive officers and directors as a group, before and after the Offering. Unless otherwise indicated, each of the stockholders has sole voting investment power with respect to the shares beneficially owned.

                                                                                             PERCENTAGE OWNED
                                                              AMOUNT AND NATURE OF  ----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNERS                         BENEFICIAL OWNERSHIP   BEFORE OFFERING   AFTER OFFERING
------------------------------------------------------------  --------------------  -----------------  ---------------
Don G. Hoff(1)(2)...........................................         1,910,617               59.8%             33.0%

Perry D. Hoff(3)(4).........................................         1,699,417               57.2%             30.5%

Intertec Holdings, L.P.(3)(5)...............................         1,676,317               56.6%             30.1%

DowBrands Inc.(6)(7)........................................         1,163,910               28.2%             17.3%

Futurtec, L.P.(8)(9)........................................           419,843               14.2%              7.6%

Claude Ganz(10)(11).........................................           214,500                7.2%              3.9%

Dominic J. LaRosa(12)(13)...................................            99,000                3.3%              1.8%

Donald E. Porter(1)(14).....................................            95,700                3.2%              1.7%

Gerald A. Eppner(15)(16)....................................            82,500                2.8%              1.5%

Joseph F. Stiley, III(17)(18)...............................            72,600                2.4%              1.3%

William M. Boswell(12)(19)..................................             9,900                  *                 *

Michele L. Redmon(12)(20)...................................             4,950                  *                 *

Harold M. Copperman(1)......................................                 0                  *                 *

Paul E. Dean(1).............................................                 0                  *                 *

All officers and directors of the Company as a group (15
 persons)(21)...............................................         2,384,415               69.6%             39.6%

------------------------

 *   Represents less than one percent.

 (1) The address of Messrs. Don G. Hoff, Porter, Copperman and Dean is c/o Electronic Hair Styling, Inc., One Lovell Avenue, Mill Valley, CA 94941.

 (2) Includes (i) 1,676,317 shares held by Intertec Holdings, L.P., an investment partnership (whose general partner is Intertec Holdings, Inc., a corporation of which Mr. Don Hoff is a director and his son is president and a director) and whose sole limited partner is Intertec Ltd., a limited partnership in which Mr. Don Hoff holds a 12% limited partner interest, and whose general partner is a corporation of which Mr. Don Hoff is a director and his son is an officer and director), and (ii) 234,300 shares which may be acquired by Mr. Hoff upon the exercise of options currently exercisable or exercisable within the next 60 days. Excludes 93,060 shares held directly by other members of Mr. Hoff's family and 128,589 shares which Intertec Holdings, L.P. is required to purchase pursuant to a stock purchase agreement with the Company. See "Certain Transactions." Mr. Don Hoff disclaims beneficial ownership of all but 433,447 shares.

 (3) The address of Mr. Perry D. Hoff and Intertec Holdings, L.P. is East 5058 Grapeview Loop, Allyn, WA 98524.

 (4) Includes (i) 1,676,317 shares held by Intertec Holdings, L.P., an investment partnership (whose general partner is Intertec Holdings, Inc., a corporation of which Mr. Perry Hoff is president and a director) and whose sole limited partner is Intertec Ltd., a limited partnership in which Mr. Perry Hoff holds a 25% limited partner interest, and whose general partner is a corporation of which Mr. Perry Hoff is an officer and director), (ii) 13,200 shares held directly by Mr. Perry Hoff, and (iii) 9,900 shares which may be acquired by Mr. Perry Hoff upon the exercise of options currently exercisable or exercisable within the next 60 days. Does not include 79,860 shares held directly by other members of Mr. Perry Hoff's family and 128,589 shares which Intertec Holdings, L.P. is required to purchase pursuant to a stock purchase agreement with the Company. See "Certain Transactions." Mr. Perry Hoff disclaims beneficial ownership of all but 437,989 shares.

 (5) The sole limited partner of Intertec Holdings, L.P. is Intertec Ltd., a limited partnership in which Mr. Don Hoff and members of his immediate family hold 100% of the limited partner interest, and whose general partner is a corporation, all of whose officers and directors are members of Mr. Hoff's family. Does not include 128,589 shares which Intertec Holdings, L.P. is required to purchase pursuant to a stock purchase agreement with the Company. See "Certain Transactions."

 (6) The address of DowBrands Inc. is 9550 Zionsville Road, P.O. Box 68511, Indianapolis, IN 46268.

 (7) Includes 1,163,910 shares which may be acquired upon the conversion of Series A and Series B Convertible Preferred Stock.

 (8) The address of Futurtec, L.P. is 111 Great Neck Road, Suite 301, Great Neck, NY 11021.


 (9) Futurtec Capital Corp., the general partner of Futurtec, L.P., exercises sole voting and investment power over the shares held by Futurtec, L.P. Mr. Ido Klear is the sole stockholder of Futurtec Capital Corp.


(10) The address of Mr. Ganz is P.O. Box 1074, Glen Ellen, CA 95442.

(11) Includes 9,900 shares which may be acquired upon the exercise of options currently exercisable or exercisable within the next 60 days.

(12) The address of Messrs. LaRosa and Boswell and Ms. Redmon is 5601 East River Road, Fridley, MN 55432.

(13) Includes 33,000 shares which may be acquired upon the exercise of options currently exercisable or exercisable within the next 60 days. Does not include warrants to purchase 16,500 shares of Common Stock, exercisable commencing May 1996.

(14) Includes 36,300 shares which may be acquired upon the exercise of options currently exercisable or exercisable within the next 60 days.

(15) The address of Mr. Eppner is 75 East 55th Street, New York, NY 10022.

(16) Consists of 9,900 shares which may be acquired upon the exercise of options currently exercisable or exercisable within the next 60 days.

(17) The address of Mr. Stiley is West 528 Center Street, Spokane, WA 99203.

(18) Includes 29,700 shares which may be acquired upon the exercise of options currently exercisable or exercisable within the next 60 days.

(19) Includes 9,900 shares which may be acquired upon the exercise of options currently exercisable or exercisable within the next 60 days. Does not include warrants to purchase 16,500 shares of Common Stock, exercisable commencing May 1996.

(20) Consists of 4,950 shares which may be acquired upon the exercise of options currently exercisable or exercisable within the next 60 days. Does not include warrants to purchase 8,250 shares of Common Stock exercisable commencing May 1996.

(21) Includes 466,950 shares which may be acquired upon the exercise of options currently exercisable or exercisable within the next 60 days.

                              CERTAIN TRANSACTIONS

    LICENSE AGREEMENT. In May 1993, the Company acquired from Intertec Ltd., a Delaware limited partnership ("Intertec Ltd."), for a 30-year period, the exclusive worldwide rights to use all RFT technology owned by Intertec Ltd. relating to cosmetic hair care applications. The 30-year exclusive license agreement (the "License") gives the Company the right to develop, manufacture and sell products for cosmetic hair care applications based on RFT technology. Intertec Ltd., which is entirely owned by Mr. Don G. Hoff and members of his immediate family, is the sole limited partner in Intertec Holdings, L.P., the Company's principal shareholder. The License is non-assignable, but the Company may sublicense the rights granted to it provided the sublicense includes certain protective provisions. The Company issued, as consideration for the grant of the license, a promissory note in the principal amount of $1.0 million, and agreed to pay a royalty as described below. The Company's promissory note, as amended effective as of May, 1993 (the "Intertec Note"), is payable to Intertec Holdings, L.P., as agent for Intertec Ltd., in four equal annual installments of $250,000, commencing on the first to occur of (i) the first anniversary of the closing of this Offering, or (ii) May 31, 1998. The Intertec Note accrues interest in arrears at 5.5% per annum, payable with each installment of principal. The Company has also agreed to pay certain legal expenses, which have been incurred by Intertec Ltd. in connection with preparing and prosecuting the patent application for the patent covering the RFT technology. Such expenses were approximately $60,000 as of February 29, 1996.

    The Company will pay a royalty to Intertec Ltd. equal to (i) 1.0% of the Company's proceeds from any direct sales made by the Company of products, instruments or components using, or derived from, the technology, and (ii) 1.0% of the "revenue base" of the Company's sub-licensees. The "revenue base" is the proceeds received by the sub-licensees for their sales of products using the RFT technology. This royalty declines in steps as the revenue base increases, ultimately declining to 0.4% when cumulative sales from all products using the RFT technology reach $10.0 billion. The Company has no sub-licenses as of the date of this Prospectus, and there can be no assurance it will enter into any sub-license on terms favorable to the Company. Upon expiration in 2012 of the patent held by Intertec Ltd., the Company will be unable to deny competitors access to RFT technology.

    Neither the $1.0 million license fee, the terms of the Intertec Note nor the
terms  of  the  royalty  were  established  by  arm's  length  negotiations   or
independent appraisal.

    COMMON STOCK PURCHASE AGREEMENT. In March 1996, the Company and Intertec Holdings, L.P. entered into a stock purchase agreement pursuant to which Intertec Holdings, L.P. agreed to purchase from the Company, and the Company agreed to sell to Intertec Holdings, L.P., shares of Common Stock at the initial public offering price per share. The aggregate number of shares of Common Stock which Intertec Holdings, L.P. is required to purchase is equal to (x) the outstanding principal of, and all accrued and unpaid interest on the Intertec Note as of the closing of the Company's initial public offering, divided by (y) the initial public offering price per share. Intertec Holdings, L.P. is obligated, subject to there being no event of default under the Company's loan agreements and certain other customary conditions, to purchase and pay for the shares in four equal installments commencing on the first anniversary of the closing of the Offering. The deferred purchase price under the stock purchase agreement accrues interest from and after the closing of the Company's initial public offering at 5.5% per annum, payable with each installment. Intertec Holdings, L.P. may elect to accelerate one or more purchases under the stock purchase agreement on 30 days prior notice to the Company. The Company may, at any time or from time to time, terminate Intertec Holdings, L.P.'s purchase rights with respect to one or more of the installments, on 10 days prior notice to Intertec Holdings, L.P. The terms of the stock purchase agreement were not established by arm's length negotiations or independent appraisal.

    FACILITIES AND EQUIPMENT. Pursuant to a lease dated June 30, 1993, the Company leases from Innovative Capital Management, Inc. ("ICM"), an affiliate of Mr. Don G. Hoff and Mr. Perry D. Hoff, Directors of the Company, for a 36-month term expiring in June, 1996, office space in Mill Valley, CA, together with all of the furniture and office equipment at that location, for a total of $7,513 per month. The space consists of approximately 4,000 square feet used for corporate offices with furniture and equipment, including computers, telephones, office machines, desks, conference tables and related items. The terms of the lease were not established by arms' length negotiations or independent appraisal. The Company's Board of Directors will review the terms of a proposed lease renewal prior to the scheduled expiration of the lease and, if the terms are comparable to those which might be obtained in an arm's-length transaction, is expected to approve the renewal.

    RELEASE OF PLEDGED ASSETS. On November 22, 1995, the Company repaid in full its indebtedness to WestAmerica Bank in the amount of $300,000, from the proceeds of the Norwest Credit Line, thereby releasing WestAmerica Bank's security interest in certain assets of ICM, pledged as security for such indebtedness. In connection with the release of its pledged assets, ICM released its security interest in all the assets of the Company which had been granted to ICM as security for its pledge.


    MANUFACTURING AGREEMENT WITH DOWBRANDS. See "Business -- Manufacturing -- Contract Manufacturing" for information concerning the Company's agreement with DowBrands, pursuant to which DowBrands agreed to accept $3.0 million of credits to be applied towards purchases of finished products in eight equal quarterly installments of $375,000 commencing February 1996.



    LEGAL FEES. Battle Fowler LLP, in which Gerald A. Eppner, Esq., a Director of the Company is a partner, has represented the Company as general legal counsel since 1993. Since then the Company has accrued fees to Battle Fowler LLP aggregating $400,000, of which $150,000 was paid in 1995, $50,000 has been paid to date in 1996 and $200,000 has been accrued for payment in 1996. The Company expects to pay Battle Fowler LLP an additional amount of approximately $250,000 for services in connection with this Offering.


                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 12,000,000 shares of Common Stock, $0.01 par value, and 4,000,000 shares of preferred stock. As of March 31, 1996 there were 2,960,495 shares of Common Stock outstanding held by 354 stockholders, and 1,000,000 shares of preferred stock held by one stockholder.

COMMON STOCK

    The shares of Common Stock currently outstanding are, and the shares of Common Stock that will be outstanding upon the consummation of this Offering will be, validly issued, fully paid and non-assessable. Each holder of Common Stock is entitled to one vote for each share owned of record on all matters voted upon by the stockholders, and a majority vote is required for action to be taken by the stockholders. In the event of liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding preferred stock. The holders of the Common Stock have no preemptive rights or cumulative voting rights and there are no redemption, sinking fund or conversion provisions applicable to the Common Stock.

    Holders of Common Stock are entitled to receive dividends if, as and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may be issued. Payment of dividends are restricted by the terms of the Company's existing loan agreement and the terms of the Company's Series A and Series B Convertible Preferred Stock.

PREFERRED STOCK

    The Company's Certificate of Incorporation provides that the Company may, by vote of its Board of Directors, issue the preferred stock in one or more series having the rights, preferences, privileges and restrictions thereon, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

CONVERTIBLE PREFERRED STOCK

    Upon the consummation of this Offering, the 1,000,000 shares of Series A Convertible Preferred Stock issued to Dow as part of the purchase price of the Lamaur acquisition will remain outstanding, and the Dow Convertible Note issued as part of the purchase price of the Lamaur acquisition will automatically be converted into 763,500 shares of the Company's Series B Convertible Preferred Stock. The Series A Convertible Preferred Stock provides for a liquidation preference of $10.00 per share, or $10.0 million in the aggregate, plus any declared and unpaid dividends. Dividends are payable with respect to the Series A Convertible Preferred Stock only to the extent (on an as-converted basis) that dividends are declared payable on the Common Stock. The Series B Convertible Preferred Stock provides for (i) cumulative cash dividends at the rate of 8.0% per annum, payable quarterly, and (ii) a liquidation preference of $6.55 per share, or $5.0 million in the aggregate plus all accrued and unpaid dividends. The Series A Preferred is not redeemable. The Series B Convertible Preferred Stock may be redeemed by the Company at any time or from time to time, on 30 days' prior written notice, at a redemption price per share equal to $6.55, plus all accrued and unpaid dividends. Each Series of Convertible Preferred Stock is entitled to vote on a share-for-share basis with the Common Stock, and has certain rights to vote as a class. The Convertible Preferred Stock is convertible at any time at the option of the holder into shares of Common Stock, initially at the rate of 0.660 shares of Common Stock for each share of Convertible Preferred Stock, subject to adjustments for stock dividends, stock splits, reclassifications or subdivisions, and may be converted into Common Stock at the option of the Company if the last reported sales price of the Common Stock exceeds $21.21 for a 30-day trading period, and the Common Stock is then registered pursuant to Section 12(b) or 12(g) of the Exchange Act and listed on a securities exchange or quoted on the Nasdaq National Market.

LIMITATIONS UPON TRANSACTIONS WITH "INTERESTED STOCKHOLDERS"

    Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own), 15% or more of the corporation's voting stock. The restrictions of Section 203 do not apply, among other things, if a corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or by-laws must be approved by the affirmative vote of a majority of the shares entitled to vote. Moreover, an amendment so adopted is not effective until twelve months after its adoption and does not apply to any business combination between the corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. The Company's Certificate of Incorporation and By-laws do not currently contain any provisions electing not to be governed by Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may have a depressive effect on the market price of the Common Stock because they could impede any merger, consolidating takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of shares by current stockholders could adversely affect the price of the Company's Common Stock. Upon completion of this Offering, the Company will have 5,560,495 shares of Common Stock outstanding, of which 2,960,495 shares of Common Stock (53.2% of the shares to be outstanding) were issued by the Company in private transactions. Some of these shares are treated as "restricted securities" pursuant to Rules 144 and 701 under the Securities Act.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be "affiliates" of the Company (as that term is defined under the Act), who has beneficially owned his or her shares for at least two years is entitled to sell within any three-month period that number of restricted securities that does not exceed the greater of one percent of the then outstanding shares of Common Stock (55,605 shares based on the number of shares to be outstanding after the Offering), or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding such sale, notice and the availability of current public information about the Company. After three years have elapsed from the later of the issuance of restricted securities by the Company or their acquisition from an affiliate, such shares may be sold without limitations by persons who have not been affiliates of the Company for at least three months.


    REGISTRATION RIGHTS. Certain of the Company's existing holders of Common Stock, including Intertec Holdings, L.P., the Company's principal stockholder, and the Company are parties to agreements providing each such holder with certain registration rights, including one demand registration right exercisable at any time after six months from the date of this Prospectus for registration of "restricted securities" having an aggregate market value of at least
$500,000. The registration rights of Intertec Holdings, L.P. extend to the shares of Common Stock purchasable under its stock purchase agreement, dated as of March 19, 1996, with the Company.


    The Company and Dow are parties to an agreement providing for certain registration rights with respect to the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock, including one demand registration exercisable at any time after the date of this Prospectus. The Company has also agreed to register for resale on Securities Act Form S-3 all of the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock as soon as it is eligible for the use of such form (anticipated to be one year from the date of this Prospectus). Dow has also been granted "piggyback" registration rights with respect to the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock until such time as they cease to be "restricted securities."


    Each of the Company's existing holders of Common Stock was granted "piggyback" registration rights for a two-year period following their respective purchases of Common Stock.


    The Company has agreed to pay all registration expenses (other than underwriting or sales commissions) incurred in complying with the registration rights described above.


    Notwithstanding the foregoing, all existing stockholders of the Company with registration rights have agreed (i) to waive their registration rights with respect to the Offering, and (ii) without the prior written consent of the Company and the representative of the Underwriters, not to register any shares held by them for a period of six months from the date of this Prospectus.


    Prior to this Offering there has been no public market for the Common Stock. The Company cannot predict the number of shares which may be sold in the future pursuant to Rule 144 since such sales will depend upon the market price and trading volume of Common Stock, the circumstances of individual holders thereof and other factors. In addition, the Company can make no predictions as to the effect, if any, that sales of shares of Common Stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

    The Company intends to file a registration statement under the Securities Act to register the shares of Common Stock issued and reserved for issuance in compensatory arrangements and under its employee and director stock plans. Registration would permit the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. The number of shares reserved for issuance under the Company's equity compensation plans and the number of shares with respect to which awards are outstanding are as follows:
1,250,000 shares under the 1996 Stock Incentive Plan (of which 788,700 were outstanding as of March 31, 1996), 150,000 shares under the Director Plan (of which 85,800 were outstanding as of March 31, 1996), and 16,500 under the Employee Stock Plan (of which 15,575 were outstanding as of March 31, 1996).

                                  UNDERWRITING

    The underwriters below, for whom Rodman & Renshaw, Inc. ("Rodman") and Sands Brothers & Co., Ltd. ("Sands") are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names.

                                     UNDERWRITER                                       NUMBER OF SHARES
-------------------------------------------------------------------------------------  -----------------
Rodman & Renshaw, Inc................................................................
Sands Brothers & Co., Ltd............................................................

                                                                                       -----------------
    Total............................................................................       2,600,000
                                                                                       -----------------
                                                                                       -----------------

    The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other considerations. The nature of the Underwriters' obligations is such that the Underwriters are committed to purchase and pay for all of the above shares of Common Stock if any are purchased.

    The Underwriters, through the Representatives, have advised the Company that they propose to offer the Common Stock initially at the public offering price set forth on the cover page of this Prospectus, that the Underwriters may allow to selected dealers a concession of $ per share, and that such dealers may reallow a concession of $ per share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriters. Application has been made for the Common Stock to be included for quotation on the Nasdaq National Market. The Representatives have advised the Company that they do not anticipate sales to discretionary accounts by the Underwriters to exceed 5% of the total number of shares of Common Stock offered hereby.

    The Company has granted to the Underwriters a 30-day over-allotment option to purchase up to an aggregate of 390,000 additional shares of Common Stock, exercisable at the public offering price less the underwriting discount. If the Underwriters exercise such over-allotment option, then each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it, as shown in the above table, bears to the 2,600,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby.

    In addition to the underwriting discounts and commissions shown on the cover page of this Prospectus, the Company has agreed to pay to Sands additional compensation in the amount of $100,000 for investment banking services performed in connection with the acquisition of Lamaur from Dow, and to reimburse the Representatives for certain out-of-pocket expenses, in the amount of $75,000 (of which $25,000 has been advanced).

    In connection with this Offering, the Company has agreed to sell to the Representatives, for nominal consideration, warrants to purchase a number of shares of Common Stock equal to 7% of the shares of Common Stock sold in the Offering including over-allotments, if any (the "Representatives' Warrants"). The Representatives' Warrants are initially exercisable at a price of $ per share of Common Stock (120% of the initial public offering price) for a period of four years, commencing one year from the effective date of the Offering and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the effective date of the Offering, except to officers, partners or successors of the Representatives. The exercise price of the Representatives' Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment under certain circumstances. The Representatives' Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Representatives' Warrants. The Representatives' Warrants are redeemable by the Company, on prior notice, if the price of the Common Stock two years after the closing of the Offering, exceeds
$        (250% of the initial public offering price) for a 60-day period.


    In addition, Rodman has a one-time right of first refusal to perform services for the Company with respect to certain future transactions for a period of three years after the effective date of the Offering.


    The officers, directors and certain shareholders of the Company have agreed that they will not sell or dispose of any shares of Common Stock of the Company for a period of 180 days after the later of the date on which the Registration Statement is declared effective by the Commission or the first date on which the shares are bona fide offered to the public, without the prior written consent of the Representatives.

    The Company has agreed to indemnify the Underwriters against certain liabilities, losses and expenses, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    Rodman was retained by the Company in March 1996 for a 10-month period to provide certain financial advisory services related to general strategic financial advice, valuation and potential mergers and acquisitions. The Company has agreed to pay Rodman (i) $265,000, of which $15,000 has been paid to date and the balance will be payable in equal monthly installments commencing the month following the closing of the Offering and ending in December 1996, and
(ii) a transaction fee with respect to consummated mergers or acquisitions in such amount as may be mutually agreed upon in connection with each separate transaction. As further consideration for such services, the Company has agreed to sell to Rodman, for nominal consideration, warrants to purchase a number of shares of Common Stock equal to 1.5% of the number of shares of Common Stock sold in the Offering (the "Financial Advisor's Warrants"). The Financial Advisor's Warrants are initially exercisable at a price of $ per share of Common Stock (120% of the initial public offering price) for a period of four years, commencing one year from the effective date of the Offering and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the effective date of the Offering, except to officers, partners or successors of Rodman. The exercise price of the Financial Advisor's Warrants and the number of shares of Common Stock issuable upon exercise thereof are subject to adjustment under certain circumstances. The Financial Advisor's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise of the Financial Advisor's Warrants. The Financial Advisor's Warrants are redeemable by the Company, on prior notice, if the price of the Common Stock two years after the closing of the Offering exceeds
$        (250% of the initial public offering price) for a 60-day period.

    Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price has been determined through negotiations between the Company and the Representatives and is not necessarily related to the Company's asset value, net worth or other established criteria of value. Among the factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, the Company's capital structure and certain other factors as were deemed relevant.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Battle Fowler LLP, New York, New York. Gerald A. Eppner, Esq., a member of Battle Fowler LLP, legal counsel to the Company, is a director of the Company and owns 72,600 shares of the Company's Common Stock. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Squadron, Ellenoff, Plesent & Sheinfeld, LLP, New York, New York.

                                    EXPERTS

    The financial statements of Electronic Hair Styling, Inc. as of December 31, 1994 and 1995, for the period from April 1, 1993 (Inception) to December 31, 1993, and for the years ended December 31, 1994 and 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of PCD, The Personal Care Division of DowBrands L.P., for the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 through November 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph referring to PCD's basis of presentation) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The   Company  has  filed  with  the  Securities  and  Exchange  Commission,
Washington, D.C., a Registration Statement on Form S-1 with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits, financial statements and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                         ELECTRONIC HAIR STYLING, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE
                                                                                                          ---------

ELECTRONIC HAIR STYLING, INC.
  Independent Auditors' Report..........................................................................        F-2
  Balance Sheets as of December 31, 1994 and 1995 and as of March 31, 1996 (Unaudited)..................        F-3
  Statements  of Operations for the Period from April 1,  1993 (Inception) to December 31, 1993, for the
   Years Ended December  31, 1994  and 1995  and for  the Three  Months Ended  March 31,  1995 and  1996
   (Unaudited)..........................................................................................        F-4
  Statements  of Changes in Stockholders' Equity (Deficit) for the Period from April 1, 1993 (Inception)
   to December 31, 1993, for the Years Ended December  31, 1994 and 1995 and for the Three Months  Ended
   March 31, 1996 (Unaudited)...........................................................................        F-5
  Statements  of Cash Flows for the Period from April  1, 1993 (Inception) to December 31, 1993, for the
   Years Ended December  31, 1994  and 1995  and for  the Three  Months Ended  March 31,  1995 and  1996
   (Unaudited)..........................................................................................        F-6
  Notes  to Financial Statements for the Period from April 1, 1993 (Inception) to December 31, 1993, for the Years Ended December 31,  1994 and 1995 and  for the Three Months Ended  March 31, 1995 and  1996
   (Unaudited)..........................................................................................        F-7

PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.
  Independent Auditors' Report..........................................................................       F-15
  Statements  of Operations  for the  Years Ended  December 31, 1993  and 1994  and for  the Period from
   January 1, 1995 to November 30, 1995.................................................................       F-16
  Statements of Net Invested Capital for the Years Ended  December 31, 1993 and 1994 and for the  Period
   from January 1, 1995 to November 30, 1995............................................................       F-17
  Statements  of Cash  Flows for  the Years Ended  December 31,  1993 and 1994  and for  the Period from
   January 1, 1995 to November 30, 1995.................................................................       F-18
  Notes to Financial Statements for the Years Ended December  31, 1993 and 1994 and for the Period  from
   January 1, 1995 to November 30, 1995.................................................................       F-19

                          INDEPENDENT AUDITORS' REPORT

Electronic Hair Styling, Inc.:

    We have audited the accompanying balance sheets of Electronic Hair Styling, Inc. (the "Company"), as of December 31, 1994, and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from April 1, 1993 (Inception) to December 31, 1993 and for each of the years ended December 31, 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from April 1, 1993 (Inception) to December 31, 1993 and for the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Francisco, California
March 21, 1996

                         ELECTRONIC HAIR STYLING, INC.
                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1994       1995
                                                                                 ---------  ---------   MARCH 31,
                                                                                                          1996
                                                                                                       -----------
                                                                                                       (UNAUDITED)
ASSETS

Current Assets:
  Cash.........................................................................  $       2  $   2,338   $     456
  Receivables from Dow.........................................................         --      2,374       2,073
  Accounts receivable, net.....................................................         --     10,307      13,298
  Inventories (Note 3).........................................................         --     11,140      10,268
  Prepaid expenses and other current assets....................................         --        210         209
                                                                                 ---------  ---------  -----------
    Total current assets.......................................................          2     26,369      26,304
Property, Plant and Equipment, Net (Note 4)....................................          4     16,283      16,034
Other Assets...................................................................         --        315         468
                                                                                 ---------  ---------  -----------
    Total......................................................................  $       6  $  42,967   $  42,806
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable.............................................................  $     144  $   6,469   $   6,990
  Accrued expenses.............................................................         91      4,024       4,856
  Accrued salaries, wages and employee related expenses........................         --      2,605       1,941
  Current portion of long-term debt (Note 5)...................................        185      1,200       1,200
  Payables to related parties (Note 8).........................................         48      1,725       1,500
                                                                                 ---------  ---------  -----------
    Total current liabilities..................................................        468     16,023      16,487
                                                                                 ---------  ---------  -----------
Long-Term Debt (Note 5)........................................................         --     12,850      13,146
Related Party Obligations (Note 8).............................................      1,000      7,500       7,125
Commitments and Contingencies (Note 9).........................................
Stockholders' Equity (Deficit) (Note 6):
  Preferred stock, $0.01 par value, 4,000,000 shares authorized, 1,000,000 shares of Series A issued and outstanding at December 31, 1995 and March 31,
   1996 ($10,000,000 liquidation preference)...................................         --      8,500       8,500
  Common stock, $0.01 par value, 12,000,000 shares authorized; 2,498,100,
   2,944,920 and 2,960,495 shares, issued and outstanding at December 31, 1994
   and 1995 and March 31, 1996, respectively...................................         25         29          30
  Additional paid-in capital...................................................        734      1,718       1,894
  Stock subscriptions receivable...............................................         --        (50)        (50)
  Accumulated deficit..........................................................     (2,221)    (3,603)     (4,326)
                                                                                 ---------  ---------  -----------
    Total stockholders' equity (deficit).......................................     (1,462)     6,594       6,048
                                                                                 ---------  ---------  -----------
Total Liabilities and Stockholders' Equity.....................................  $       6  $  42,967   $  42,806
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------

                       See notes to financial statements.

                         ELECTRONIC HAIR STYLING, INC.
                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                  THREE MONTHS ENDED
                                                                                YEAR ENDED
                                                          APRIL 1, 1993        DECEMBER 31,           MARCH 31,
                                                         (INCEPTION) TO    --------------------  --------------------
                                                        DECEMBER 31, 1993    1994       1995       1995       1996
                                                        -----------------  ---------  ---------  ---------  ---------
                                                                                                     (UNAUDITED)
Net Sales to Dow......................................      $      --      $      --  $   1,644  $      --  $   6,864
Net Sales to Others...................................             --             --      6,426         --     21,616
                                                              -------      ---------  ---------  ---------  ---------
Total Net Sales.......................................             --             --      8,070         --     28,480
Cost of Goods Sold....................................             --             --      5,656         --     17,954
                                                              -------      ---------  ---------  ---------  ---------
Gross Margin..........................................             --             --      2,414         --     10,526
Operating Expenses:
  Selling, general and administrative expenses........            565            557      3,496         93     10,843
  Technology acquired from a related party (Note 8)...          1,000             --         --         --         --
                                                              -------      ---------  ---------  ---------  ---------
    Total operating expenses..........................          1,565            557      3,496         93     10,843
                                                              -------      ---------  ---------  ---------  ---------
Operating Loss........................................         (1,565)          (557)    (1,082)       (93)      (317)
Interest Expense......................................            (40)           (59)      (300)       (18)      (414)
Other Income..........................................             --             --         --         --          8
                                                              -------      ---------  ---------  ---------  ---------
Net Loss..............................................      $  (1,605)     $    (616) $  (1,382) $    (111) $    (723)
                                                              -------      ---------  ---------  ---------  ---------
                                                              -------      ---------  ---------  ---------  ---------
Net Loss per Share....................................      $    (.43)     $    (.15) $    (.33) $    (.03) $    (.18)
                                                               -------     ---------  ---------  ---------  ---------
                                                               -------     ---------  ---------  ---------  ---------
Weighted Average Common and Common Equivalent Shares
 Outstanding..........................................           3,701         4,130      4,130      4,130      4,130
                                                               -------     ---------  ---------  ---------  ---------
                                                               -------     ---------  ---------  ---------  ---------

                       See notes to financial statements.

                         ELECTRONIC HAIR STYLING, INC.
            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
          PERIOD FROM APRIL 1, 1993 (INCEPTION) TO DECEMBER 31, 1993,
THE YEARS ENDED DECEMBER 31, 1994 AND 1995, AND THE THREE MONTHS ENDED MARCH 31,
                                      1996

                              PREFERRED STOCK            COMMON STOCK        ADDITIONAL        STOCK
                           ----------------------  ------------------------    PAID-IN     SUBSCRIPTIONS   ACCUMULATED
                            SHARES      AMOUNT       SHARES       AMOUNT       CAPITAL      RECEIVABLE       DEFICIT       TOTAL
                           ---------  -----------  -----------  -----------  -----------  ---------------  ------------  ---------
                                                                       (IN THOUSANDS)
Initial capitalization --
 for cash................         --   $      --        2,244    $      22    $      12      $      --      $       --   $      34
Issuance of common stock
 for cash................         --          --          254            3          382             --              --         385
Grants of non-cash stock
 option credits..........         --          --           --           --          129             --              --         129
Net loss.................         --          --           --           --           --             --          (1,605)     (1,605)
                           ---------  -----------       -----          ---   -----------        ------     ------------  ---------
  Balance, December 31,
   1993..................         --          --        2,498           25          523             --          (1,605)     (1,057)
Grants of non-cash stock
 option credits..........         --          --           --           --          211             --              --         211
Net loss.................         --          --           --           --           --             --            (616)       (616)
                           ---------  -----------       -----          ---   -----------        ------     ------------  ---------
  Balance, December 31,
   1994..................         --          --        2,498           25          734             --          (2,221)     (1,462)
Issuance of Series A
 preferred stock.........      1,000       8,500           --           --           --             --              --       8,500
Issuance of common stock
 for cash................         --          --          135            1          214             --              --         215
Issuance of common stock
 for services............         --          --          156            1          236             --              --         237
Issuance of common stock
 for stock
 subscriptions...........         --          --           73            1           99           (100)             --          --
Grants of non-cash stock
 option credits..........         --          --           --           --          311             --              --         311
Conversion of notes
 payable to common
 stock...................         --          --           83            1          124             --              --         125
Reduction of stock
 subscriptions
 receivable..............         --          --           --           --           --             50              --          50
Net loss.................         --          --           --           --           --             --          (1,382)     (1,382)
                           ---------  -----------       -----          ---   -----------        ------     ------------  ---------
  Balance, December 31,
   1995..................      1,000       8,500        2,945           29        1,718            (50)         (3,603)      6,594
Grants of non-cash stock
 option credits
 (unaudited).............         --          --           --           --           83             --              --          83
Stock grants to employees
 (unaudited).............         --          --           15            1           93             --              --          94
Net loss (unaudited).....         --          --           --           --           --             --            (723)       (723)
                           ---------  -----------       -----          ---   -----------        ------     ------------  ---------
  Balance, March 31,
   1996 (unaudited)......      1,000   $   8,500        2,960    $      30    $   1,894      $     (50)     $   (4,326)  $   6,048
                           ---------  -----------       -----          ---   -----------        ------     ------------  ---------
                           ---------  -----------       -----          ---   -----------        ------     ------------  ---------

                       See notes to financial statements.

                         ELECTRONIC HAIR STYLING, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                        THREE MONTHS
                                                                              YEAR ENDED DECEMBER          ENDED
                                                             APRIL 1, 1993            31,                MARCH 31,
                                                            (INCEPTION) TO    --------------------  --------------------
                                                           DECEMBER 31, 1993    1994       1995       1995       1996
                                                           -----------------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
Cash Flows From Operating Activities:
  Net loss...............................................      $  (1,605)     $    (616) $  (1,382) $    (111) $    (723)
  Adjustments to reconcile net loss to net cash provided
   by (used in) operating activities:
    License fee not currently payable....................          1,000             --         --         --         --
    Noncash credits for services.........................            129            211        213         43         83
    Issuance of common stock for services................             --             --         52         --         94
    Depreciation and amortization........................              1              2        144         --        321
    Effect of changes in:
      Receivables........................................             --             --      3,777         --     (3,355)
      Inventories........................................             --             --        528         --        872
      Other assets.......................................             --             --        (92)        --          1
      Payables...........................................            154             38     (1,699)         5        296
      Accrued expenses...................................             36             55        329         14        168
                                                                 -------      ---------  ---------  ---------  ---------
        Net cash provided by (used in) operating
         activities......................................           (285)          (310)     1,870        (49)    (2,243)
                                                                 -------      ---------  ---------  ---------  ---------
Cash Flows From Investing Activities:
  Additions to furniture and equipment...................             (5)            (2)      (128)        --        (72)
  Acquisition of PCD.....................................             --             --    (13,689)        --        665
                                                                 -------      ---------  ---------  ---------  ---------
        Net cash provided by (used in) investing
         activities......................................             (5)            (2)   (13,817)        --        593
                                                                 -------      ---------  ---------  ---------  ---------
Cash Flows From Financing Activities:
  Borrowings.............................................             --            185     14,515         60        596
  Repayments of debt.....................................             --             --       (300)        --       (675)
  Costs paid for public offering.........................             --             --       (147)        --       (153)
  Proceeds from sales of stock...........................            419             --        215         --         --
                                                                 -------      ---------  ---------  ---------  ---------
        Net cash provided by (used in) financing
         activities......................................            419            185     14,283         60       (232)
                                                                 -------      ---------  ---------  ---------  ---------
Net Increase (Decrease) in Cash..........................            129           (127)     2,336         11     (1,882)
Cash at Beginning of Period..............................             --            129          2          2      2,338
                                                                 -------      ---------  ---------  ---------  ---------
Cash at End of Period....................................      $     129      $       2  $   2,338  $      13  $     456
                                                                 -------      ---------  ---------  ---------  ---------
                                                                 -------      ---------  ---------  ---------  ---------
Supplemental Disclosures of Cash Flow Information:
  Cash paid during period for interest...................      $       3      $       5  $      --
  Noncash financing activities:
    License fee acquired with debt.......................          1,000             --         --
    Common stock issued for subscriptions receivable.....             --             --        100
    Conversion of notes payable to common stock..........             --             --        125
  Acquisition of PCD (see Note 1):
    Issuance of preferred stock..........................             --             --      8,500
    Issuance of convertible subordinated note............             --             --      5,000
    Issuance of credits to Dow...........................             --             --      3,000
    Common stock issued for acquisition related
     services............................................             --             --        185
    Reduction of subscription receivable through services
     performed...........................................             --             --         50

                       See notes to financial statements.

                         ELECTRONIC HAIR STYLING, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND OPERATIONS
    Electronic Hair Styling, Inc. (the "Company"), a Delaware corporation, is the successor to Electronic Hair Styling, Inc., which was incorporated in the State of Washington on April 1, 1993 (the "Predecessor"). Effective March 18, 1996, Predecessor merged with and into its wholly-owned subsidiary, the Company. In connection with the merger, the Company issued .660 shares of common stock in exchange for each issued and outstanding share of Predecessor common stock. The accompanying Company financial statements, which are substantially identical to Predecessor's financial statements for periods prior to the merger, give retroactive effect to the merger.

    The Company is engaged in the early stages of research on, and development of, hair styling appliances and products applying an electronics-based technology. The Company licensed the technology from Intertec Ltd., which is the sole limited partner of Intertec Holdings, L.P., the principal stockholder of the Company (see Note 8). From inception though November 15, 1995, the Company had no revenues. Prior to the acquisition discussed below, the Company was a development stage company.

    Effective November 15, 1995, the Company acquired certain assets and liabilities of PCD, the Personal Care Division of DowBrands L.P. ("PCD"). DowBrands L.P. is a limited partnership whose managing partner is DowBrands, Inc., a wholly owned subsidiary of The Dow Chemical Company (collectively "Dow"). PCD, which was renamed Lamaur after the acquisition, develops, manufactures and markets hair care products. The acquisition has been accounted for as a purchase and did not result in any goodwill. The total purchase price, including related acquisition costs, was $30.2 million consisting of $13.7 million in cash (funded with revolving and term credit facilities, see Note 5), $8.5 million (one million shares) of the Company's Series A convertible preferred stock (see Note 6), a $5.0 million convertible subordinated note (the "Dow Convertible Note", see Note 8) and $3.0 million of credits to be issued to Dow for future purchases. The acquisition was accounted for as if it occurred on November 30, 1995 and the Company's financial statements include the results of PCD effective December 1, 1995.

    The purchase price was allocated to acquired assets and liabilities based on their estimated fair values as follows (in thousands):

Accounts receivable................................................  $  16,458
Inventories........................................................     11,668
Property, plant and equipment......................................     16,805
Other assets.......................................................         35
Accounts payable and accrued expenses..............................    (14,268)
                                                                     ---------
Estimated fair value of assets and liabilities.....................     30,698
Total purchase price...............................................    (30,187)
                                                                     ---------
Excess of estimated fair value of assets and liabilities over the
 purchase price....................................................  $     511
                                                                     ---------
                                                                     ---------

    The excess of the estimated fair value of assets and liabilities over the purchase price was recorded as a reduction of property, plant and equipment. Accounts payable and accrued expenses at December 31, 1995 included a reserve for severance costs of $675,000 for an overall reduction in the workforce and the replacement of a key employee. Such terminations are expected to be completed by December 31, 1996. Through March 31, 1996, approximately $300,000 had been charged against the reserve.

                         ELECTRONIC HAIR STYLING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

1.  ORGANIZATION AND OPERATIONS (CONTINUED)
    The following unaudited pro forma summary results of operations for each of the years ended December 31, 1994 and 1995 gives effect to the acquisition of PCD as if it had occurred at the beginning of each period presented. The pro forma results have been prepared for comparative purposes only and do not purport to reflect the results of operations which would have actually occurred had the combination been effective on the dates indicated or which may occur in the future.

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                             1994         1995
                                                          -----------  ----------
                                                           (IN THOUSANDS, EXCEPT
                                                            PER SHARE AMOUNTS)
Total net sales.........................................  $   121,277  $  117,766
Net loss................................................  $  (124,856) $  (11,212)
Net loss per share......................................  $    (30.23) $    (2.71)

2.  SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

    CASH balances are held in a collateral account with the Company's lender (see Note 5). After residing in the account for two days, such balances are applied against the Company's debt obligations.

    ACCOUNTS RECEIVABLE, NET includes an allowance for doubtful accounts, which is not material.

    RECEIVABLES FROM DOW represent amounts due under a contract manufacturing agreement with Dow (see Note 8) and at December 31, 1995 included a $665,000 refund resulting from an adjustment to the initial purchase price paid to Dow, which was received in the first quarter of 1996.

    INVENTORIES are stated at the lower of weighted average cost or market.

    PROPERTY, PLANT, AND EQUIPMENT is recorded at cost and is being depreciated using the straight-line method over the estimated useful lives of the related assets which range from 20 to 50 years for buildings and improvements and 3 to 10 years for machinery and equipment.

    OTHER ASSETS primarily represent costs incurred in connection with an initial public offering anticipated to occur in 1996 and will be netted against the proceeds from the offering.

    INCOME TAXES -- Under Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, the Company provides taxes equal to the net change in the deferred tax assets and liabilities during the year. Deferred income taxes represent loss carryforwards and future tax effects resulting from temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

    NET LOSS PER SHARE was computed by dividing net loss by the weighted average number of shares of common stock and common stock equivalents, which consist of Series A convertible preferred stock, warrants and options issued within one year of the Company's anticipated initial public offering. In accordance with the rules of the Securities and Exchange Commission, these common stock equivalents have been considered as outstanding since the inception of the Company and have been included in the calculation of weighted average common and common equivalent shares outstanding for all periods presented using the treasury stock method at an assumed market price of $9.00, even though they are anti-dilutive in loss periods. Primary and fully diluted earnings per share are equivalent in 1995 because the assumed conversion of the Dow Convertible Note is anti-dilutive.

                         ELECTRONIC HAIR STYLING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2.  SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CONCENTRATION OF CREDIT RISK -- The Company sells the majority of its products to large U.S. retailers. Excluding sales to Dow, sales to the Company's two largest customers were $1.6 million and $0.9 million, respectively, in 1995. No other customer accounted for more than 10% of total net sales in 1995. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses, which have been insignificant.

    FAIR VALUE OF FINANCIAL INSTRUMENTS -- Generally accepted accounting principles require the disclosure of the fair value of certain financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. The Company estimated the fair values presented below using appropriate valuation methodologies and market information available as of year-end. Considerable judgment is required to develop estimates of fair value, and the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair values. Additionally, these fair values were estimated at year-end, and current estimates of fair value may differ significantly from the amounts presented.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE AND SHORT-TERM BORROWINGS -- The carrying amount of these items approximates fair value.

        DEBT -- To estimate the fair value of debt the Company uses those interest rates that are currently available to it for issuance of debt with similar terms and remaining maturities. At December 31, 1995, the carrying value of debt approximated fair value.

    UNAUDITED INTERIM INFORMATION -- The financial information with respect to the quarters ended March 31, 1995 and 1996 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the quarter ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

    NEW ACCOUNTING STANDARDS -- In 1996, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 establishes recognition of impairment losses when a company no longer expects to recover the carrying value of a long-lived asset. The effect of adopting SFAS No. 121 was not material.

    In 1995, the Financial Accounting Standards Board issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which requires adoption of its disclosure provisions in 1996. The new standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. The new standard encourages, but does not require, adoption of the fair value method of accounting for employee stock-based transactions. SFAS No. 123 permits companies to continue to account for such transactions under Accounting Principles Board Opinion ("APBO") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, but requires a disclosure of pro forma net income and earnings per share as if the Company had applied the new method of accounting. The Company has elected to continue to account for stock-based compensation under APBO No. 25 and will include the disclosure requirements of SFAS No. 123 in its financial statements for the year ending December 31, 1996.

                         ELECTRONIC HAIR STYLING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

3.  INVENTORIES
    Inventories include the following:

                                                                                             MARCH 31,
                                                                                               1996
                                                                           DECEMBER 31.    -------------
                                                                               1995
                                                                         ----------------   (UNAUDITED)

Finished goods.........................................................   $    6,393,000   $   5,526,000
Work in process........................................................          480,000         662,000
Raw materials..........................................................        4,267,000       4,080,000
                                                                         ----------------  -------------
Total..................................................................   $   11,140,000   $  10,268,000
                                                                         ----------------  -------------
                                                                         ----------------  -------------

4.  PROPERTY, PLANT AND EQUIPMENT
    Property, plant and equipment consists of the following:

                                                                                   DECEMBER 31,
                                                                             ------------------------
                                                                               1994         1995
                                                                             ---------  -------------
Land and land improvements.................................................  $      --  $   1,662,000
Buildings and improvements.................................................         --      4,981,000
Machinery and equipment....................................................      7,000      9,599,000
Construction in progress...................................................         --        185,000
                                                                             ---------  -------------
  Total....................................................................      7,000     16,427,000
Less accumulated depreciation..............................................     (3,000)      (144,000)
                                                                             ---------  -------------
Total......................................................................  $   4,000  $  16,283,000
                                                                             ---------  -------------
                                                                             ---------  -------------

5.  LONG-TERM DEBT
    Long-term debt at December 31, 1995 includes the following:

Revolving loan..............................................   $  8,050,000
Term loan...................................................      6,000,000
                                                               ------------
  Total.....................................................     14,050,000
Less current portion........................................     (1,200,000)
                                                               ------------
Long-term portion...........................................   $ 12,850,000
                                                               ------------
                                                               ------------

    In November 1995, the Company obtained revolving and term loans to finance the acquisition of PCD. Under the terms of the revolving facility, the Company can borrow up to $14.0 million or a lesser amount as determined by the borrowing base (as defined in the loan agreement, comprising a percentage of eligible receivables and inventory). The term loan provides for a single advance of $6.0 million and is payable in monthly installments beginning January 1, 1996 of $100,000, plus interest. Interest is payable monthly at prime plus 1.25% for the revolving facility (9.75% at December 31, 1995) and at prime plus 1.50% for the term loan (10.0% at December 31, 1995). Both credit facilities mature on November 15, 1998. The credit facilities are secured by virtually all assets of the Company. Additionally, the credit facilities prohibit the payment of dividends, restrict the Company's ability to incur additional indebtedness and require the Company to comply with certain financial covenants regarding profitability, minimum net worth, leverage and cash flow. The Company was in compliance with these covenants as of December 31, 1995 and March 31, 1996.

    Current   portion  of  long-term  debt  at  December  31,  1994  represented short-term borrowings which were secured by a certificate of deposit maintained by the Company's Chief Executive Officer and were repaid in 1995.

                         ELECTRONIC HAIR STYLING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  STOCKHOLDERS' EQUITY (DEFICIT)
    PREFERRED STOCK -- The Company has authorized 4,000,000 shares of $.01 par value preferred stock, the terms of which are established at the time of issuance by the Board of Directors. In connection with the acquisition described in Note 1, the Company issued one million shares of Series A convertible preferred stock ("Series A Preferred"). The Series A Preferred has a liquidation preference of $10.00 per share or $10.0 million in the aggregate and has dividend and voting rights equal to common stock on an as-converted basis. Each share of Series A Preferred is convertible into .660 shares of common stock at the option of the holder, however, if the trading price of the common equals or exceeds $21.21 per share for a 30-day trading period, the Company may force conversion.

    Also in connection with the acquisition, the Company's Board of Directors authorized 763,500 shares of Series B convertible preferred stock ("Series B Preferred") to be issued in the event of conversion of the $5.0 million Dow Convertible Note (see Note 8). Series B Preferred bears an 8% cumulative dividend, payable quarterly, has a liquidation preference of $6.55 per share or $5.0 million in the aggregate, has dividend and voting rights equal to common stock on an as-converted basis and is redeemable at face value at the option of the Company in $1.0 million increments at any time. Each share of Series B Preferred is convertible into .660 shares of common stock at the option of the holder, however, if the trading price of the common equals or exceeds $21.21 per share for a 30-day trading period, the Company may force conversion.

    STOCK OPTION PLANS -- the Company maintains various stock option plans for employees and directors. Under all plans, the option price per share has not been less than the fair market value on the date of grant. Options granted to directors and certain employees fully vest one year after the grant date and options granted to other employees typically vest 25% on the grant date with the remaining 75% vesting over three years. At December 31, 1995, 291,720 shares were available for grants under these plans. A summary of changes in common stock options during 1993, 1994 and 1995 is as follows:

                                                                             NUMBER       PRICE PER
                                                                            OF SHARES    SHARE RANGE
                                                                           -----------  --------------
April 1, 1993 (Inception)
Granted..................................................................      79,200       $1.52
                                                                           -----------
Outstanding at December 31, 1993.........................................      79,200        1.52
Granted..................................................................      42,900        1.52
                                                                           -----------
Outstanding at December 31, 1994.........................................     122,100        1.52
Granted..................................................................     623,700    1.52 - 6.06
Canceled.................................................................      (9,900)       1.52
                                                                           -----------
Outstanding at December 31, 1995.........................................     735,900    1.52 - 6.06
                                                                           -----------
                                                                           -----------

    Options exercisable at December 31, 1994 and 1995 were 79,200 and 122,100 respectively.

    These stock option plans also provide for the issuance of incentive stock rights, stock appreciation rights and restricted stock, none of which had been granted as of December 31, 1995.

    Subsequent to December 31, 1995, 163,600 options were granted at exercise prices of $6.06 and $7.50 per share. In connection with Predecessor's merger with the Company (discussed in Note 1), all of Predecessor's outstanding stock options were assumed by the Company under the 1996 Stock Incentive Plan or The Stock Option Plan for Outside Directors and Advisory Board Members. Total shares authorized under these two plans are 1,250,000 and 150,000, respectively. Total shares available for grant under these plans were 461,300 and 70,800, respectively, at December 31, 1995.

    EMPLOYEE STOCK PLAN -- In November 1995 the Company adopted the Employee Stock Plan for the purpose of issuing up to an aggregate of 16,500 shares to former Dow employees at no cost to the employee. In January 1996, 15,575 shares were issued pursuant to this plan.

                         ELECTRONIC HAIR STYLING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

6.  STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    NON-CASH CREDITS -- Certain of the Company's employees and consultants have received a portion of their salary or fees, respectively, in the form of non-cash credits which may be applied to 80% of the exercise price of options granted to them. Such credits, $651,000 at December, 31, 1995, have been recorded as expense or cost of acquisition and additional paid-in capital as the related salary or consulting fees were earned.

    STOCK SUBSCRIPTION RECEIVABLE -- In 1995, the Company issued 66,000 shares of common stock for two 6% notes receivable of $50,000 each, due August 1996 and July 2001, respectively, or 30 days after the sale of such common stock, whichever is earlier.

    WARRANTS -- In consideration for short-term borrowings of $225,000 in November 1995 (see Note 8), the Company issued warrants to purchase 74,250 shares of common stock at $3.03 per share. The warrants become exercisable in May 1996 and expire in November 1998.

7.  INCOME TAXES
    Deferred taxes are summarized as follows:

                                                                                  DECEMBER 31,
                                                                           --------------------------
                                                                              1994          1995
                                                                           -----------  -------------
License fee..............................................................  $   401,000  $     401,000
Net operating loss carryforwards.........................................      293,000        670,000
Noncash credits..........................................................      136,000        261,000
                                                                           -----------  -------------
Gross deferred tax assets................................................      830,000      1,332,000
Deferred tax asset valuation allowance...................................     (830,000)    (1,332,000)
                                                                           -----------  -------------
Net deferred tax asset...................................................  $        --  $          --
                                                                           -----------  -------------
                                                                           -----------  -------------

    As it is more likely than not that sufficient taxable income will not be generated in future periods to utilize the deferred tax assets, a valuation allowance has been recorded.

    At December 31, 1995, the Company had net operating loss carryforwards for tax purposes of approximately $1.8 million which expire in 2008-2010.

8.  RELATED PARTY TRANSACTIONS
    Related party obligations includes the following:

                                                                                 DECEMBER 31,
                                                                          ---------------------------
                                                                              1994          1995
                                                                          ------------  -------------
Promissory note for license rights......................................  $  1,000,000  $   1,000,000
Dow Convertible Note....................................................            --      5,000,000
Dow purchase credits....................................................            --      3,000,000
Short-term borrowings...................................................            --        225,000
                                                                          ------------  -------------
Total...................................................................     1,000,000      9,225,000
Less current portion....................................................            --     (1,725,000)
                                                                          ------------  -------------
Long-term portion.......................................................  $  1,000,000  $   7,500,000
                                                                          ------------  -------------
                                                                          ------------  -------------

    In May 1993, the Company licensed proprietary technology from Intertec Ltd., a limited partnership controlled by the Company's Chairman of the Board, Chief Executive Officer and principal shareholder, pursuant to an exclusive 30-year, nonassignable, license agreement (the "License Agreement"). According to the terms of the License Agreement, the Company is required to pay a $1.0 million license fee, plus royalties, to Intertec Holdings, L.P. ("Intertec Holdings") as agent for Intertec Ltd. Due to uncertainty

                         ELECTRONIC HAIR STYLING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  RELATED PARTY TRANSACTIONS (CONTINUED)
regarding recoverability from future operations, the license fee was expensed in 1993. A note for the license fee ("Intertec Note") is payable in four equal annual installments of $250,000 commencing on the earlier of (i) one year after the closing of an initial public offering, or (ii) May 31, 1998. Interest, at 5.5%, is payable in arrears on the date each installment of principal is due. The Company will pay a royalty to Intertec Ltd. equal to (i) 1.0% of the Company's proceeds from any direct sales made by the Company of products, instruments or components using, or derived from, the technology, and (ii) 1.0% of the "revenue base" of the Company's sub-licensees. The "revenue base" is the proceeds received by the sub-licensees for their sales of products using the technology. This royalty declines in steps as the revenue base increases, ultimately declining to 0.4% when cumulative sales from all products using the Company's technology reach $10.0 billion. No royalty fees have been paid to date.

    In March 1996, the Company and Intertec Holdings entered into a stock purchase agreement pursuant to which Intertec Holdings agreed to purchase from the Company, and the Company agreed to sell to Intertec Holdings, shares of common stock at the initial public offering price per share. The aggregate number of shares of common stock which Intertec Holdings is required to purchase is equal to (x) the outstanding principal of, and all accrued and unpaid interest on the Intertec Note as of the closing of the Company's initial public offering, divided by (y) the initial public offering price per share. Intertec Holdings is obligated, subject to there being no event of default under the Company's loan agreements and certain other conditions, to purchase and pay for the shares in four equal installments commencing on the first anniversary of the closing of the Company's initial public offering. The deferred purchase price under the stock purchase agreement accrues interest from and after the closing of the Company's initial public offering at 5.5% per annum, payable with each installment. Intertec Holdings may elect to accelerate one or more purchases under the stock purchase agreement on 30 days' prior notice to the Company. The Company may, at any time or from time to time, terminate Intertec Holdings's purchase rights with respect to one or more of the installments, on 10 days' prior notice to Intertec Holdings.

    The $5.0 million Dow Convertible Note bears interest at 8.0%, due quarterly, is subordinated to any bank borrowings and is convertible, at the option of the holder, into Series B Preferred (see Note 6) at a conversion ratio of one share for each $6.55 principal amount of the Dow Convertible Note. Additionally, in the event of an initial public offering, the Dow Convertible Note automatically converts into Series B Preferred at the same conversion rate discussed above, but only to the extent that the conversion does not cause the holder of the Dow Convertible Note to be the owner of 20% or more of the voting equity of the Company. The Dow Convertible Note is due in quarterly installments of $250,000 each beginning on December 31, 2000.

    In connection with the acquisition described in Note 1, Dow has agreed to purchase 100% of its requirements for certain Dow products from the Company for a period of two years beginning November 16, 1995. In connection with this requirements agreement, Dow agreed to accept as part of the purchase price $3 million of credits to be applied against its future purchases. These credits will be issued to Dow through credit memos each quarter in the amount of $375,000 until the credits are fully used. At December 31, 1995, $1.5 million of such credits were classified as a current liability. Revenues from this arrangement totaled $1.6 million in 1995. Services are priced based on direct material and labor costs incurred plus an agreed upon profit margin.

    In November 1995, the Company borrowed $225,000 from employees and stockholders. The borrowings were repaid in February 1996 with interest at 12%. The lenders received warrants to purchase 74,250 shares of common stock (see
Note 6).

    The Company leases its offices in Mill Valley, California from a related party under a noncancellable lease expiring in June 1996 with monthly rentals of $6,000. The Company also leases office equipment from a

                         ELECTRONIC HAIR STYLING, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

8.  RELATED PARTY TRANSACTIONS (CONTINUED)
related party on a month-to-month basis with monthly rentals of $1,513. Both of those related parties are controlled by the Company's Chairman of the Board, Chief Executive Officer and principal shareholder. Rental expense for all leases was $53,887, $89,428, and $90,156 for 1993, 1994 and 1995, respectively.

9.  COMMITMENTS AND CONTINGENCIES
    The Company has various purchase and sales commitments and obligations entered into in the ordinary course of business which management does not believe will have a material adverse effect on its financial position or results of operations.

                          INDEPENDENT AUDITORS' REPORT

The Dow Chemical Company:

    We have audited the accompanying statements of operations of PCD, the Personal Care Division of DowBrands L.P., ("PCD"), a limited partnership whose managing partner is DowBrands Inc., a wholly owned subsidiary of The Dow Chemical Company, for the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to November 30, 1995, and the related statements of net invested capital and cash flows for the periods then ended. These financial statements are the responsibility of PCD's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the results of operations of PCD for the years ended December 31, 1993 and 1994, and for the period from January 1, 1995 to November 30, 1995, and the changes in its net invested capital, and its cash flows for the periods then ended, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared from the separate records maintained by PCD and may not be indicative of the conditions that would have existed or the results of operations if PCD had been operated as an unaffiliated company. As discussed in Note 1, Statement of Financial Accounting Standards No. 109 requires that the consolidated amount of current and deferred tax expenses for a group that files a consolidated tax return be allocated among members of the group when those members issue separate financial statements. On the basis that PCD is a division and not a separate subsidiary, current and deferred income taxes have not been provided for in the accompanying financial statements.

DELOITTE & TOUCHE LLP
San Francisco, California
January 26, 1996

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.
                            STATEMENTS OF OPERATIONS
             YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE PERIOD
                   FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

                                                                                                   PERIOD FROM
                                                                      YEAR ENDED DECEMBER 31,    JANUARY 1, 1995
                                                                      ------------------------   TO NOVEMBER 30,
                                                                         1993         1994            1995
                                                                      -----------  -----------  -----------------
                                                                                    (IN THOUSANDS)
Net Sales to Dow....................................................  $    16,592  $    19,253     $    19,783
Net Sales to Others.................................................       95,439      102,024          89,913
                                                                      -----------  -----------  -----------------
Total Net Sales.....................................................      112,031      121,277         109,696
Cost of Goods Sold..................................................       71,061       71,735          67,088
                                                                      -----------  -----------  -----------------
Gross Margin........................................................       40,970       49,542          42,608
Operating Expenses..................................................       53,851       57,830          42,344
Write-down of Assets................................................           --      120,100          11,000
                                                                      -----------  -----------  -----------------
Operating Loss......................................................      (12,881)    (128,388)        (10,736)
Other:
  Interest expense from Dow.........................................       (6,643)      (5,805)         (1,603)
  Other income, net.................................................          317          705             101
                                                                      -----------  -----------  -----------------
    Total other.....................................................       (6,326)      (5,100)         (1,502)
                                                                      -----------  -----------  -----------------
Net Loss............................................................  $   (19,207) $  (133,488)    $   (12,238)
                                                                      -----------  -----------  -----------------
                                                                      -----------  -----------  -----------------

                       See notes to financial statements.

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.
                       STATEMENTS OF NET INVESTED CAPITAL
             YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE PERIOD
                   FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

                                                                           YEAR ENDED
                                                                          DECEMBER 31,            PERIOD FROM
                                                                     -----------------------    JANUARY 1, 1995
                                                                        1993        1994      TO NOVEMBER 30, 1995
                                                                     ----------  -----------  --------------------
                                                                                    (IN THOUSANDS)
Net invested capital, beginning of period..........................  $  179,654  $   169,058      $     47,493
Net loss for the period............................................     (19,207)    (133,488)          (12,238)
Net capital invested by (returned to) Dow..........................       8,611       11,923            (3,489)
                                                                     ----------  -----------          --------
Net invested capital, end of period................................  $  169,058  $    47,493      $     31,766
                                                                     ----------  -----------          --------
                                                                     ----------  -----------          --------

                       See notes to financial statements.

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.
                            STATEMENTS OF CASH FLOWS
             YEARS ENDED DECEMBER 31, 1993 AND 1994 AND THE PERIOD
                   FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

                                                                    YEAR ENDED DECEMBER 31,      PERIOD FROM
                                                                    -----------------------   JANUARY 1, 1995 TO
                                                                       1993        1994       NOVEMBER 30, 1995
                                                                    ----------  -----------  --------------------
                                                                                   (IN THOUSANDS)
Cash Flows From Operating Activities:
Net loss..........................................................  $  (19,207) $  (133,488)     $    (12,238)
Adjustments to reconcile net loss to net cash provided by (used
 in) by operating activities:
  Write-down of assets............................................          --      120,100            11,000
  Depreciation....................................................       3,822        3,956             2,010
  Goodwill amortization...........................................       3,568        3,568                --
  Changes in:
    Accounts receivable...........................................       1,581       (3,299)            2,009
    Inventories...................................................       3,479       (1,342)              792
    Prepaid expenses and other....................................          62          101               215
    Accounts payable and accrued expenses.........................         285         (790)              268
                                                                    ----------  -----------          --------
      Net cash provided by (used in) operating activities.........      (6,410)     (11,194)            4,056
                                                                    ----------  -----------          --------
Cash Flows Used In Investing Activities:
  Additions to property, plant, and equipment.....................      (2,542)        (902)           (1,011)
  Other...........................................................         341          173               444
                                                                    ----------  -----------          --------
      Net cash used in investing activities.......................      (2,201)        (729)             (567)
                                                                    ----------  -----------          --------
Cash Flows From Financing Activities:
  Net capital invested by (returned to) Dow.......................       8,611       11,923            (3,489)
                                                                    ----------  -----------          --------
Net Change in Cash................................................          --           --                --
Cash at Beginning of Period.......................................           1            1                 1
                                                                    ----------  -----------          --------
Cash at End of Period.............................................  $        1  $         1      $          1
                                                                    ----------  -----------          --------
                                                                    ----------  -----------          --------

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.
                         NOTES TO FINANCIAL STATEMENTS
               YEARS ENDED DECEMBER 31, 1993 AND 1994 AND PERIOD
                   FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS -- PCD, the Personal Care Division of DowBrands L.P., ("PCD") a limited partnership whose managing partner is DowBrands Inc., a wholly owned subsidiary of The Dow Chemical Company (collectively "Dow"), develops, manufactures and markets hair care products.

    Effective November 15, 1995, pursuant to an Asset Purchase Agreement, Dow sold substantially all of the assets and liabilities of PCD to Electronic Hair Styling, Inc. (the "Company") for $28.8 million comprised of $12.3 million in cash, a $5.0 million 8.0% subordinated note (convertible into Series B preferred stock), $8.5 million in Series A convertible preferred stock and $3.0 million in credits to be issued to Dow for future purchases. Through its Series A convertible preferred stock holdings, Dow will maintain an approximate 18% ownership interest in the voting equity of the Company. The sale was accounted for as if it occurred on November 30, 1995.

    BASIS OF PRESENTATION -- The accompanying financial statements present operations, net invested capital and cash flows of PCD on a historical basis. In 1987, DowBrands L.P. acquired PCD's predecessor for approximately $183 million. As a result of this acquisition, Dow's new accounting basis, determined in accordance with the purchase method of accounting, was "pushed-down" to PCD and, accordingly, the assets and liabilities of PCD were adjusted to reflect their fair values. The excess of Dow's cost of PCD over the estimated fair value of net assets acquired was recorded as goodwill and was being amortized over 40 years. During 1994, in contemplation of Dow's sale of PCD, Dow wrote down its investment in PCD by approximately $120 million. This write-down was applied to PCD's unamortized goodwill of $117 million and to property, plant and equipment of $3 million. In 1995 the proposed buyer withdrew its offer. During 1995, Dow further wrote down its investment in PCD by an additional $11 million, which was recorded as a reduction of property, plant and equipment.

    RELATIONSHIP WITH DOW -- PCD uses certain resources and administrative staff of Dow, including accounting, legal, tax, treasury, data processing, risk management, human resources and corporate relations. PCD is charged a fee for these services at an amount that Dow estimates to be based on actual time or costs incurred. These charges were $2,237,000 and $1,465,000 in 1993 and 1994, respectively and $733,500 for the period from January 1, 1995 to November 30, 1995 and are included in operating expenses.

    In addition, PCD is charged interest by Dow on an imputed amount of debt required to fund Dow's total capital investment in PCD. Such interest charges were $6,643,000 and $5,805,000 in 1993 and 1994, respectively, and $1,603,000 for the period from January 1, 1995 to November 30, 1995.

    INCOME TAXES -- Statement of Financial Accounting Standards No. 109 requires that the consolidated amount of current and deferred tax expense for a group that files a consolidated tax return be allocated among the members of the group when those members issue separate financial statements. However, management of PCD believes that such requirement applies only to separate financial statements of subsidiaries and since PCD is a division of Dow and not a separate subsidiary, current and deferred income taxes have not been provided for in the accompanying financial statements.

    CONCENTRATION OF CREDIT RISK -- PCD sells the majority of its products to large U.S. retailers. Excluding sales to Dow, sales to PCD's largest customer were $21.6 million and $22.3 million in 1993 and 1994, respectively, and $19.7 million for the period from January 1, 1995 to November 30, 1995. No other customer accounted for more than 10% of net sales in any period. PCD performs ongoing credit evaluations of its customers and generally does not require collateral. PCD maintains reserves for potential credit losses, which have been insignificant.

               PCD, THE PERSONAL CARE DIVISION OF DOWBRANDS L.P.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
               YEARS ENDED DECEMBER 31, 1993 AND 1994 AND PERIOD
                   FROM JANUARY 1, 1995 TO NOVEMBER 30, 1995

2.  RELATED PARTY TRANSACTIONS
    PCD provides contract packaging and manufacturing services for Dow. Revenues from this arrangement totaled $16,592,000 and $19,253,000 in 1993 and 1994, respectively and $19,783,000 for the period from January 1, 1995 to November 30, 1995. Services are priced based on direct material and labor costs incurred plus an agreed upon profit margin.

3.  EMPLOYEE BENEFIT PLANS
    Through November 15, 1995, PCD's employees were eligible to participate in Dow's retirement, 401(k) and postretirement health and welfare benefit plans. Contributions to the plans by PCD on behalf of PCD's employees were approximately $1,789,000, and $1,657,000 in 1993 and 1994, respectively and $1,432,000 for the period from January 1, 1995 to November 30, 1995.

4.  COMMITMENTS AND CONTINGENCIES
    PCD has various purchase and sales commitments and obligations entered into in the ordinary course of business which management does not believe will have a material adverse effect on PCD's financial statements.

           3 Pictures of Company Manufacturing Facility




       (Testing Laboratory                   (Bottling Plant)





                           (Aerial View)


                        2 Pictures of Models
                       5 Laboratory Pictures
                          1 Salon Picture

Lamaur created Pativa to help its salon partners grow their business by offering the innovative products, progressive education and effective promotions necessary to achieve financial and personal success.


                             3 MODELS

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    NO  DEALER, SALESPERSON OR ANY OTHER PERSON  HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL           , 1996 ALL DEALERS EFFECTING TRANSACTIONS IN THE  REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ----------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                     ---
Prospectus Summary..............................          3
Risk Factors....................................          6
Use of Proceeds.................................         12
Dividend Policy.................................         12
Capitalization..................................         13
Dilution........................................         14
Unaudited Pro Forma Financial Information.......         15
Selected Financial Data.........................         16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.....................................         18
Business........................................         23
Management......................................         34
Principal Stockholders..........................         46
Certain Transactions............................         48
Description of Capital Stock....................         49
Shares Eligible for Future Sale.................         51
Underwriting....................................         52
Legal Matters...................................         54
Experts.........................................         54
Additional Information..........................         54
Index to Financial Statements...................        F-1


                                     [LOGO]

                         ELECTRONIC HAIR STYLING, INC.

                                2,600,000 SHARES

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------

                             RODMAN & RENSHAW, INC.

                           SANDS BROTHERS & CO., LTD.

                                         , 1996

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